Exhibit 10.15

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2.

EXECUTION COPY

COLLABORATION AGREEMENT

made by and between

ENVIVO PHARMACEUTICALS, INC.

and

METHYLGENE INC.

Dated as of February 7, 2005

i

(continued)

(continued)

(continued)

Page

17.10	Entire Agreement	88
17.11	Headings	88
17.12	Independent Contractors	88
17.13	Agreement Not to Solicit Employees	88
17.14	Waiver	89
17.15	Counterparts	89
17.16	Benefit	89
17.17	Compliance	89

SCHEDULE 1-A	EVP HDAC PATENT RIGHTS	1-A-1
SCHEDULE 1-B	EVP SCREENING PLATFORM	1-B-1
SCHEDULE 1-C	LICENSED METHYLGENE PATENT RIGHTS	1-C-1
SCHEDULE 1-D	MANUFACTURING DATA	1-D-1
SCHEDULE 1-E	METHYLGENE PROGRAM COMPOUNDS	1-E-1
SCHEDULE 1-F	OTHER NEURODEGENERATIVE DISEASES	1-F-1
SCHEDULE 1-G	PRECLINICAL AND CLINICAL DATA	1-G-1
SCHEDULE 1-H	QUALIFIED HIT COMPOUNDS	1-H-1
SCHEDULE 1-I	RESEARCH DATA	1-I-1
SCHEDULE 1-J	TAIHO HIT COMPOUNDS	1-J-1
SCHEDULE 5.6.2	TAIHO PROGRAM COMPOUNDS	5.6.2-1
SCHEDULE 13.3.1	LIENS (METHYLGENE); EXCEPTIONS TO REPRESENTATIONS	13.3.1-1
SCHEDULE 13.3.2	LIENS (ENVIVO); EXCEPTIONS TO REPRESENTATIONS	13.3.2-1
APPENDIX A	TERMS AND CONDITIONS OF LICENSE GRANT FOR UNILATERAL PRODUCTS	A-1
APPENDIX B	AD R&D PLAN, HD R&D PLAN AND PD R&D PLAN	B-1
APPENDIX C	TAIHO AGREEMENT AND FIRST AMENDMENT TO TAIHO AGREEMENT	C-1
APPENDIX D	WARRANT	D-1

COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT dated as of February 7, 2005 (this “Agreement”) is made by and between EnVivo Pharmaceuticals, Inc. (“EVP”) and MethylGene Inc. (“MethylGene”).  EVP and MethylGene are each sometimes referred to herein as a “Party,” and collectively as the “Parties.”

WHEREAS, EVP has in vivo biological models suitable for the assessment of efficacy and safety of potential therapeutics including HDAC inhibitors for the treatment of neurodegenerative diseases, including Huntington’s disease, and can generate data relating to phenotypic models in the Field (as defined below); and

WHEREAS, MethylGene has developed and owns and/or controls patents and patent applications claiming pan and isotypic selective small molecule inhibitors directly, specifically and solely targeting HDAC enzymatic activity, an enzyme family regulating gene expression, has the biological tools for research into HDAC expression in diseases, and has medicinal, combinatorial, analytical and computational expertise to design and synthesize HDAC inhibitors as well as other possible therapeutics in the Field; and

WHEREAS, the Parties entered into that certain Proof of Concept and Option Agreement dated as of March 31, 2004, as amended (the “POC Agreement”) for the screening of certain Compounds (as defined below) by EVP in […***…] models of Huntington’s Disease and other specific activities in furtherance thereof; and

WHEREAS, EVP completed the POC Research Activities contemplated by the POC Agreement to the satisfaction of the Parties, and duly exercised its Collaboration Option to enter into the Collaboration Agreement pursuant to the POC Agreement on July 12, 2004; and

WHEREAS, subject to the terms and conditions hereof, the Parties desire to commence the Collaboration as set forth herein;

NOW THEREFORE, in consideration of the promises and undertakings set forth herein, and for other good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the terms defined in this Article shall have the meanings specified below.  The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined.

“Actions” has the meaning set forth in Section 12.4.

“Additional Compound(s)” has the meaning set forth in Section 6.2.2(b).

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“AD Product” means any product which contains a Compound as an active ingredient and is researched, developed and commercialized for the treatment or prevention of Alzheimer’s Disease.

“AD R&D Program” means a program for the research, pre-clinical and clinical development of Collaboration Product(s) for the treatment or prevention of Alzheimer’s disease and any of the Other Neurodegenerative Diseases, including the research, discovery, characterization, optimization, in vitro testing and/or in vivo evaluation of Compounds for such purposes, conducted by or on behalf of the Parties hereunder, as more specifically described in Section 6.1.

“Adverse Reaction Information” has the meaning set forth in Section 6.3.9.

“Affiliate” means, in the case of a subject entity, another entity which controls, is controlled by or is under common control with the subject entity.  For purposes of this definition, and the definition of subsidiary only, “control” shall mean beneficial ownership (direct or indirect) of at least fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, in the election of the corresponding managing authority).  Notwithstanding the foregoing, for purposes of the rights granted by EVP to MethylGene and its Affiliates in Articles IV and VI, no entity that is beneficially owned, directly or indirectly, by a Non-ND Partner shall be deemed an Affiliate of MethylGene hereunder, unless such Non-ND Partner does not control such entity, is purely a financial investor in such entity, and does not have any right, contractually or otherwise, to participate in the management of its business or affairs, or the development or commercialization of any of its intellectual property, products or services.

“ALS” means amyotrophic lateral sclerosis.

“Applicable Field” means the Field, but only as to the disease indications within the Research and Development Program that is the subject of a Back-Out (i.e., the AD R&D Program, the HD R&D Program or the PD R&D Program), in each case including any of the Other Neurodegenerative Diseases.

“Assigned Territory” means those countries for which a Party is designated by the JSC as the Marketing Party with respect to a Collaboration Product.

“Back-Out” has the meaning set forth below in Section 9.1.1.

“Back-Out Notice” has the meaning set forth in Section 9.1.1.

“Back-Out Party” has the meaning set forth in Section 9.1.1.

“Bona Fide Internal Research and Development Program(s)” has the meaning set forth in Section 6.2.3(f)(ii).

“Business Day” means any day other than Saturday, Sunday, any day banks are authorized or required to be closed in Quebec or Massachusetts, or any other day on which a Party’s principal place of business is closed in connection with any holiday.

“Cancer Assay” means the […***…] also known as […***…].

“Cancer Hit Criteria” means inhibition at an […***…] using the Cancer Assay.

“Collaboration” means the research, development, manufacturing and commercialization collaboration between the Parties pursuant to this Agreement.

“Collaboration Costs” means all Research and Development Costs and Commercialization Costs, in each case as such costs are incurred on or after the Effective Date.

“Collaboration Patent Rights” means any Patent Rights that Cover Collaboration Technology.

“Collaboration Products” means all products which contain a Compound or an EVP HDAC Inhibitor as an active ingredient.

“Collaboration Technology” means any Technology that is (1) related to or useful for the development, manufacture, sale or use of a Compound or a Collaboration Product and (2) made, conceived, devised, invented, created, developed, written, or otherwise reduced to practice or tangible medium by or on behalf of a Party or its Affiliates as a result of its performance of its activities under the Collaboration, but excluding any Technology related to the EVP Screening Platform.

“Commercialization Costs” with respect to a Collaboration Product means the variable costs and fixed costs properly incurred by each Party with respect to work performed by the Parties and their subcontractors in connection with the conduct of the applicable Commercialization Plan for such Collaboration Product, including (a) the Fully Absorbed Cost of Goods for batches of such Collaboration Product manufactured and supplied, (b) the pro rata share of ordinary marketing, distribution and sales expenses, including, costs related to performing market research, post-marketing studies, advertising, producing Product Promotional Materials, sponsoring seminars and symposia, sales training meetings and seminars, originating sales, providing reimbursement and other patient support services, distribution costs, transportation expenses including insurance (but only to the extent not charged to customers), duties and taxes, and costs associated with cash discounts and allowances and other marketing concessions to customers, inventory losses (except to the extent caused by the gross negligence or willful misconduct of a Party), allocated based upon the proportion of such expenses directly attributable to such Collaboration Product or the activities of the Parties in connection with the conduct of the Commercialization Program, and (c) subject to Sections 5.6.2 or 5.6.3, and to the extent not included in the Fully Absorbed Cost of Goods of a Collaboration Product, a pro rata share of license fees, milestone payments and other amounts required to be paid to Third Parties as a result of performance of the applicable Commercialization Plan as agreed to pursuant to this Agreement, allocated based on the proportion of such costs directly attributable to such Collaboration Product.  For purposes of this paragraph, “variable costs” shall be deemed to be the cost of labor, raw materials, supplies and other resources directly consumed in the execution of the applicable Commercialization Plan and the manufacture of the Collaboration Product for

***Confidential Treatment Requested

sale or distribution.  For purposes of this paragraph, “fixed costs” shall be deemed to be the cost of facilities, utilities, insurance, facility and equipment depreciation and other fixed costs directly related to the execution of the applicable Commercialization Plan and the manufacture of the Collaboration Product for sale or distribution, allocated based upon the proportion of such costs directly attributable to support of the applicable Commercialization Plan and the manufacture of the Collaboration Product for sale or distribution or by such other method of cost allocation as may be approved by the Steering Committee.  All cost determinations made hereunder shall be made in accordance with GAAP.  Commercialization Costs shall exclude all costs otherwise reimbursed pursuant to this Agreement.

“Commercialization Plan” means, with respect to a Collaboration Product, the comprehensive plan and budget for such Collaboration Product, as more fully described in Section 7.1 and approved by the Joint Steering Committee in accordance Section 3.1.4.

“Commercialization Program” means, with respect to a Collaboration Product, the program for the commercialization of such Collaboration Product, as more fully described in Article VII and the applicable Commercialization Plan.

“Commercially Reasonable and Diligent Efforts” means the carrying out of obligations in a diligent and sustained manner using efforts reasonably necessary or appropriate to actively develop and commercialize a product in an expeditious manner taking into consideration the country or countries in question and, as to a particular Compound or Collaboration Product, the market application(s) therefor.  Without limiting the foregoing, Commercially Reasonable and Diligent Efforts requires that the applicable Party: (a) promptly assign responsibility for such obligations to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis, (b) set and consistently seek to achieve specific meaningful objectives for carrying out such obligations, and (c) consistently make and implement decisions and allocate the full complement of resources necessary or appropriate to advance progress with respect to such objectives in accordance with the foregoing, in each case in a manner similar to other high priority drug development programs.

“Compounds” means compounds that (1) were or are identified, synthesized, discovered, designed or acquired by or on behalf of (A) MethylGene or its Affiliates either prior to the date hereof or during the Term, (B) EVP or its Affiliates during the term of the Research and Development Program, or (C) a Non-ND Partner or its Affiliates either prior to the date hereof or during the Term, but only if during the term of a Non-ND Research Program, (2) either (a) are HDAC Inhibitors or (b) are developed pursuant to the Collaboration (subject to the last sentence of this defined term “Compound”); (3) possess certain basic drug characteristics and range of chemotypes with pan and sub-type selective HDAC inhibition characteristics, as mutually agreed to by the Parties from time to time, and (4) are used or useful in the Field.  With respect to each Compound, such Compound shall include all salts, esters, hydrates, solvates, polymorphs, free base, isomers, prodrugs, metabolites, conjugated forms and/or liposomal or other formulations thereof, and other compositions consisting of such Compound non-covalently bounded with other moieties.  Any compounds that otherwise meet the aforementioned criteria shall be considered “Compounds useful in the Field” until the JSC determines otherwise as a result of a Research and Development Program. The foregoing notwithstanding, the term “Compound”

excludes EVP HDAC Inhibitors.  For clarity, no Third Party shall have access to Compounds developed pursuant to the Collaboration if such Compounds are not also HDAC Inhibitors.

“Compound Disclosure Date” means the date which is (i) ninety (90) days after the Effective Date with respect to the Taiho Hit Compounds, and (ii) ninety (90) days after the Compound Registration Date with respect to any Compound other than a Taiho Hit Compound.

“Compound Registration Date” means (i) with respect to the Taiho Hit Compounds, the Effective Date, and (ii) with respect to all Compounds other than the Taiho Hit Compounds, the date such Compound is Registered in the MethylGene Compound Registry which shall be no later than thirty (30) days after the date such Compound is first synthesized or acquired by or on behalf of MethylGene or its Affiliates, a Non-ND Partner or its Affiliates or EVP or its Affiliates, as the case may be.

“Control”, “Controlled” or “Controlling” means, with respect to any (a) material, item of information, method, data or other know-how, or (b) intellectual property right, the possession (whether by ownership or license) by a Party or its Affiliates of the ability to grant to the other Party access and/or a license or sublicense as provided herein under such item or right without violating the terms of any agreement or other arrangement with any Third Party.

“Controlling Party” has the meaning set forth in Section 12.4.

“Co-Promote” or “Co-Promoting” or “Co-Promotion” means to promote jointly a Collaboration Product in a particular country through EVP and MethylGene and their respective sales forces under both Parties’ trade names (in accordance with Section 7.4), unless otherwise agreed.

“Cover”, “Covered” or “Covering” means, with respect to a Patent Right and the subject matter at issue, that, but for a license granted to a Party under an issued Valid Claim included in such Patent Right, the manufacture, use, sale or importation by such Party of the subject matter at issue would infringe such Valid Claim or, in the case of a Patent Right that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent.

“Data” means collectively, Research Data, Preclinical and Clinical Data and Manufacturing Data.

“Deadlock” of a JSC means that after reasonable deliberation regarding a matter requiring action by such body, the members of such body are equally divided for and against such action, with all of EVP’s representatives to such body in opposition to all of MethylGene’s representatives.

“Defaulting Party” has the meaning set forth in Section 15.6.

“Dementia” means, collectively, dementia - multi infarct and vascular dementia.

“Dispute” between the Parties means any dispute, controversy or claim between the Parties relating to, arising out of, or in any way connected to the entering into of this Agreement,

or any term or condition hereof, or the performance or nonperformance, or compliance or non-compliance, by either Party of its obligations or covenants hereunder.

“Effective Date” means the date first above written.

“Election Notice” has the meaning set forth in Section 9.1.2.

“Enforcement Action” has the meaning set forth in Section 12.5.

“Evaluation Period” means, with respect to each EVP Evaluation Compound, the sixty-day period commencing on the later of (A) the date EVP receives the Minimum Quantity of the EVP Evaluation Compound from MethylGene as provided in Section 6.2.2(a)(ii), and (B) the date EVP notifies MethylGene in writing that the EVP Screening Platform is available and ready to evaluate such EVP Evaluation Compound, but in no event later than thirty (30) days after the date in (A).

“EVP” has the meaning set forth in the recitals.

“EVP Blocking Patents” means all patents owned and controlled by EVP during the term of this Agreement which are necessarily infringed by the composition, manufacture, sale or use of Compounds.

“EVP Collaboration Patent Rights” means Collaboration Patent Rights that are owned by EVP pursuant to Section 12.1.1.

“EVP Collaboration Technology” means Collaboration Technology that is owned by EVP pursuant to Section 12.1.1.

“EVP Evaluation Compound(s)” means the […***…] MethylGene Program Compounds with respect to which EVP obtains an exclusive right to evaluate during the Evaluation Period in accordance with Section 6.2.2(a).

“EVP HDAC Inhibitor(s)” means a compound(s) claimed in the EVP HDAC Patent Rights.

“EVP HDAC Patent Rights” means the patent applications and patents identified on Schedule 1-A.

“EVP Indemnified Parties” has the meaning set forth in Section 14.1.

“EVP Screening Platform” means any in vivo screening methods and/or screening technology for the assessment of efficacy and safety of potential therapeutics that is owned or Controlled by EVP, including methods and/or technology that use automation, pattern recognition software, and biological models, including […***…].  The patent applications and patents claiming the EVP Screening Platform are set forth on Schedule 1-B.

***Confidential Treatment Requested

“FDA” means the United States Food and Drug Administration, any successor agency, or the Regulatory Authority of any country other than the United States with responsibilities comparable to those of the United States Food and Drug Administration.

“Field” means the treatment or prevention of Huntington’s disease, Parkinson’s disease, Alzheimer’s disease, and the Other Neurodegenerative Diseases using an HDAC Inhibitor or any Compound developed pursuant to the Collaboration; provided, however, that the term Field shall cease to include ALS or Dementia if, as to a particular Subject Indication:

(1) The EVP representatives on a JSC fail to authorize the inclusion of research activities for a Subject Indication in one of the Research and Development Programs hereunder within […***…] after the date of MethylGene’s written request therefor, unless the Parties are then already pursuing the research or development of such Subject Indication pursuant to any such Research and Development Programs, or EVP is already exercising Commercially Reasonable and Diligent Efforts as a Pursuing Party to conduct work on such Subject Indication, provided that each of the Parties (1) determine in good faith, based on then available scientific data, and not on their respective Share of Profits and Losses, in which Research and Development Program the Subject Indication shall be included and (2) agree to amend the applicable Research and Development Program to include such Subject Indication, and further agree to equally fund the Research and Development Costs of all related activities for at least twelve months following its inclusion therein; and

(2) In the case where EVP is a Pursuing Party as to all of the Research and Development Programs hereunder, EVP fails to initiate and thereafter use Commercially Reasonable and Diligent Efforts to conduct work in ALS or Dementia, as the case may be, within one year after the date of MethylGene’s written request therefor.

For clarity, (i) if the criteria set forth herein with respect to only one of ALS or Dementia are not met, then only that indication (e.g. ALS or Dementia) shall be excluded from the Field, and (2) the criteria for Dementia shall be deemed met hereunder if such criteria are met with respect to either dementia — multi infarct or vascular dementia.

“Former Pursuing Party” has the meaning set forth in Section 9.1.3.

“FTE Payments” has the meaning set forth in Section 5.3.

“FTE Rate” means, for activities conducted by either Party pursuant to the Collaboration, US$[…***…] per FTE.  Each Party acknowledges that the foregoing FTE rate has been set to include […***…].

“Full Time Equivalent”, or “FTE” means one (1) full-time person who qualifies as R&D Personnel, or in the case of less than a full-time dedicated person, a full-time, equivalent person year of activities under the Research and Development Program performed by R&D Personnel.

“Fully Absorbed Cost of Goods” with respect to units of a Collaboration Product means (a) the variable costs and fixed costs incurred by a Party associated with the manufacture (inclusive of finishing processes including filling, packaging, labeling and/or other preparation)

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quality assurance, quality control and other testing, storage and shipping of batches of such units of such Collaboration Product or (b) if such units or components of a Collaboration Product are not manufactured by the Parties, the amounts paid to the vendor plus costs associated with acquisition from such vendor.  For purposes of this definition, “variable costs” means the cost of labor, raw materials, scrap, obsolescence, supplies and other resources directly consumed in the manufacture, quality assurance, quality control and other testing, storage and shipping of batches of such Collaboration Product.  For purposes of this definition, “fixed costs” means the cost of facilities, utilities, insurance (including any product liability insurance or accrual for self-insurance), facility and equipment depreciation and other fixed costs directly related to the manufacture, quality assurance, quality control and other testing, storage and shipping of batches of such Collaboration Product, as well as amounts paid to Third Parties under a Third Party Agreement as a result of the manufacture, use or sale of such units of Collaboration Products.  Fixed costs shall be allocated to such units of Collaboration Product based upon the proportion of such costs directly attributable to support of the manufacturing, quality assurance, quality control and other testing, storage and shipping processes for such Collaboration Product.  If a facility is used to manufacture Collaboration Products and has the capacity to manufacture products for other programs of either EVP or MethylGene, fixed costs shall be allocated in proportion to the actual use of such facility for the manufacture of Collaboration Products and the capacity to manufacture products for such other programs.  For the avoidance of doubt, no idle capacity of a manufacturing facility, or a proportionate use thereof, shall be included in Fully Absorbed Cost of Goods except, in the case of a facility dedicated solely to the manufacture of Collaboration Products, it shall be included to the extent the JSC determines in good faith that such facility is appropriately sized.  Fully Absorbed Cost of Goods shall exclude all costs otherwise covered under Collaboration Costs.  Except as otherwise provided in this Agreement, all cost determinations made hereunder shall be made in accordance with GAAP.

“Future Compound” has the meaning set forth in Section 6.2.3(b).

“Future EVP Compound” has the meaning set forth in Section 6.2.3(b).

“Future MethylGene Compound” has the meaning set forth in Section 6.2.1(a).

“Future Non-ND Partner Compound” has the meaning set forth in Section 6.2.1(a).

“Future Outside Compound” has the meaning set forth in Section 6.2.1(a).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“HD R&D Program” means a program for the research, pre-clinical and clinical development of Collaboration Product(s) for the treatment or prevention of Huntington’s disease and any of the Other Neurodegenerative Diseases, including the research, discovery, characterization, optimization, in vitro testing and/or in vivo evaluation of Compounds for such purposes, conducted by or on behalf of the Parties hereunder, as more specifically described in Section 6.1.

“HDAC” means HDAC Class I and HDAC Class II, collectively.

“HDAC Assay” means the evaluation in vitro of a compound’s dose dependent inhibition of at least […***…] isolated, partially purified, recombinant human HDAC enzyme from the HDAC Class I or HDAC Class II enzyme families.

“HDAC Class I” means a class of […***…]enzymes that are structurally related to […***…], including but not limited to […***…].

“HDAC Class II” means a class of […***…]enzymes that are structurally related to […***…], including but not limited to […***…].

“HDAC Inhibitors” means Small Molecules that directly inhibit HDAC Class I or HDAC Class II enzymatic activity or which have therapeutic effect through the inhibition of HDAC Class I or HDAC Class II enzymes.  The Parties hereby agree that such inhibition must be with an IC50 value less than or equal to […***…] using the HDAC Assay, provided that such qualification shall not apply as to Compounds that are identified, synthesized, discovered, designed or acquired by or on behalf of a Non-ND Partner, or MethylGene, pursuant to a Non-ND Research Program, unless and until the applicable Non-ND Partner Agreement contains a similar qualification as to Compounds that are identified, synthesized, discovered, designed or acquired by or on behalf of EVP or MethylGene hereunder.

“IND” means an Investigational New Drug application, as defined in the U.S. Federal Food, Drug and Cosmetic Act and the regulations promulgated thereunder, or comparable filing in a foreign jurisdiction, in each case with respect to a Collaboration Product for use within the Field.

“Indemnified Party” has the meaning set forth in Section 14.4.

“Indemnifying Party” has the meaning set forth in Section 14.4.

“Initial Commitment” has the meaning set forth in Section 5.4.2.

“Information” has the meaning set forth in Section 11.2.

“Joint Collaboration Patent Rights” means Collaboration Patent Rights that are jointly owned by EVP and MethylGene pursuant to Section 12.1.3.

“Joint Collaboration Technology” means Collaboration Technology that is jointly owned by EVP and MethylGene pursuant to Section 12.1.3.

“Joint Marketing Committee” or a “JMC” means a committee to be established by the JSC Section 3.1.4 to oversee the day-to-day activities to be conducted by the Parties in the commercialization of Collaboration Products.

“Joint Research Management Committee” or a “JRMC” means a committee to be established by the JSC pursuant to Section 3.1.4 to oversee the day-to-day activities to be

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conducted by the Parties pursuant to the conduct of the R&D Plan under the Collaboration, to prepare and propose budgets, and to recommend goals and objectives to the JSC.

“Joint Steering Committee” or a “JSC” means a committee to be established by the Parties pursuant to Section 3.1 to manage an R&D Plan under the Collaboration, set goals and objectives, determine responsibilities and approve budgets.

“Liabilities” has the meaning set forth in Section 12.4.

“Licensed EVP Rights” means the Licensed EVP Patent Rights and the Licensed EVP Technology.

“Licensed EVP Patent Rights” means the EVP Collaboration Patent Rights and EVP’s interest in the Joint Collaboration Patent Rights.

“Licensed EVP Technology” means the EVP Collaboration Technology and EVP’s interest in the Joint Collaboration Technology.

“Licensed MethylGene Rights” means the Licensed MethylGene Patent Rights and the Licensed MethylGene Technology.

“Licensed MethylGene Patent Rights” means the MethylGene Collaboration Patent Rights, MethylGene’s interest in the Joint Collaboration Patent Rights, and all other Patent Rights that are owned or Controlled by MethylGene or its Affiliates prior to the Effective Date or during the Term and Cover (1) a Compound or Collaboration Product or (2) any Technology that is used or useful in the Field and made, conceived, devised, invented, created, developed, written, or otherwise reduced to practice or tangible medium (a) by or on behalf of MethylGene or its Affiliates either prior to the Effective Date or during the Term or (b) by or on behalf of a Non-ND Partner or its Affiliates either prior to the Effective Date or during the Term if pursuant to a Non-ND Research Program or included within the definition of Non-ND Partner Blocking Patents, including those patents and applications listed on Schedule 1-C hereto.

“Licensed MethylGene Technology” means the MethylGene Collaboration Technology, MethylGene’s interest in the Joint Collaboration Technology, and all other Technology that is (1) owned or Controlled by MethylGene prior to the Effective Date or during the Term, including Know-How it owns or Controls pursuant to the terms of a Non-ND Partner Agreement, and (2) related to or useful for the development, manufacture, sale or use of a Compound or a Collaboration Product, including pharmaceutical, chemical, biological and biochemical compositions; technical data and information; available descriptions, if any, of assays, methods and processes; the results of tests, including screening results, SAR data, optimization data, in vitro and in vivo data; preclinical, clinical and research, manufacturing processes and procedures; analytical and quality control data; and plans, specifications and/or other documents containing said information and data.  Notwithstanding the foregoing, Licensed MethylGene Technology shall not include confidential information, data or tangible materials generated by a Non-ND Partner or MethylGene in collaboration with a Non-ND Partner, by MethylGene pursuant to a Bona Fide Internal Research and Development Program (in each case, other than those items set forth in Part B of Schedule 1-I), or by an Opt-Out Non-ND Partner or MethylGene in collaboration with an Opt-Out Non-ND Partner.  As used in this definition, and in the definitions “Manufacturing Data,” “Preclincal and Clinical Data” and “Research Data” below, information, data or materials shall be deemed generated by MethylGene “in collaboration” with a Non-ND Partner or an Opt-Out Non-ND Partner only if such information, data or materials is generated in the course of a Non-ND Research Program or an Opt-Out Non-ND Research Program directed solely to indications other than those set forth in the Field that: (a) is conducted pursuant to an agreement with such Non-ND Partner or Opt-Out Non-ND Partner in compliance with this Agreement, (b) is funded in whole or in part by such Non-ND Partner or Opt-Out Non-ND Partner over the entire course of such research, and (c) as to any Opt-Out Non-ND Partner Research Program, is not conducted by MethylGene medicinal chemists who are involved in research directed to indications in the Field.

“Licensed Technology” has the meaning set forth in Section 12.4.

“Licensed Patents” has the meaning set forth in Section 12.4.

“Liens” has the meaning set forth in Section 13.3.

“Litigation Agreement” has the meaning set forth in Section 12.5.

“Losses” has the meaning set forth in Section 14.1.

“Majority Party” has the meaning set forth in Section 3.1.2.

“Major Market Countries” means Canada, China, France, Germany, India, Italy, Japan, Spain, the United Kingdom and the United States.

“Manufacturing Data” means all material information and data relating to or used in connection with the manufacturing of Compounds and/or Collaboration Products by MethylGene or its Affiliates or others working under authority of such entities (but, for the avoidance of doubt, excluding Taiho), including without limitation, such information and data as generated or used during process development, stability studies, formulation development, scale-up of manufacturing, production of preclinical and clinical product batches, validation studies, development of quality assurance/quality control testing, and related regulatory affairs; and all information and data contained in the DMF or in the CMC section of an IND or NDA (or their counterparts in other countries) with respect to Compounds and/or Collaboration Products.  Without limiting the foregoing, Manufacturing Data shall include information and data described in Schedule 1-D.  Notwithstanding the foregoing, to the extent MethylGene and its Affiliates do not have rights to such know-how, the term “Manufacturing Data” shall exclude any proprietary manufacturing know-how described in a DMF that was disclosed by a contract manufacturer of MethylGene or its Affiliates directly to the Regulatory Authority (and not to MethylGene or its Affiliates), which know-how had been independently developed by such contract manufacturer outside of its relationship with MethylGene or its Affiliates; provided that MethylGene ensures that, upon the request of EVP, such contract manufacturer shall file with Regulatory Authorities in the Territory a similar DMF containing such know-how in support of EVP’s regulatory filings.  In addition, notwithstanding the foregoing, Manufacturing Data shall not include information or data generated by a Non-ND Partner or MethylGene “in collaboration with” a Non-ND Partner (as defined above under Licensed MethylGene Technology), by an Opt-Out Non-ND Partner or MethylGene “in collaboration with” an Opt-Out Non-ND Partner (as defined above under

Licensed MethylGene Technology) or by MethylGene pursuant to a Bona Fide Internal Research and Development Program.

“Manufacturing Party” means a Party, or Parties, designated by the JSC to manufacture a Collaboration Product pursuant to Section 8.2.

“Marketing Party” means the Party designated by the JSC as responsible for obtaining Regulatory Approval and for marketing, sales and distribution of a Collaboration Product within a particular country or region, as set forth in Sections 7.2, 7.3 and 7.4.

“Method of Use Joint Collaboration Patent Rights” has the meaning set forth in Section 12.3.3.

“MethylGene” has the meaning set forth in the recitals.

“MethylGene Blocking Patents” means all patents owned and controlled by MethylGene which are necessarily infringed by the composition, manufacture, sale, use or importation of any Opt-Out Non-ND Partner Selected HDAC Inhibitor which is also a Compound.

“MethylGene Collaboration Patent Rights” means Collaboration Patent Rights that are owned by MethylGene pursuant to Section 12.1.2.

“MethylGene Collaboration Technology” means Collaboration Technology that is owned by MethylGene pursuant to Section 12.1.2.

“MethylGene Compound Registry” means the comprehensive registry of Compounds maintained by or on behalf of MethylGene, which comprehensive registry includes (i) all Compounds, (ii) the chemical structure of each Compound, (iii) a unique identifying number for each Compound, (iv) the Compound Registration Date for such Compound, (v) the potency of each Compound, as determined using the HDAC Assay, and (vi) such other information and Data as MethylGene may determine to include in the MethylGene Compound Registry from time to time, in each case in a format suitable to reasonably enable EVP to access and use Compounds as contemplated by this Agreement.

“MethylGene Indemnified Parties” has the meaning set forth in Section 14.2.

“MethylGene Non-ND Reserved Compound” means up to forty (40) individual Compounds designated by MethylGene as potential development candidates which MethylGene desires to reserve in the Territory in the fields of MethylGene’s Bona Fide Internal Research and Development Programs in accordance with Section 6.2.3(f) below.

“MethylGene Non-ND Selected Compound” means (i) all MethylGene Reserved Compounds, and (ii) those Compounds that cease to be MethylGene Reserved Compounds, but continue as MethylGene Selected Compounds pursuant to Section 6.2.3(f).  With respect to each such Compound, the Selected Compound shall include prodrugs, metabolites, salts, esters, hydrates, solvates, free base, polymorphs, isomers thereof, conjugated forms and/or liposomal or other formulations thereof and other compositions consisting of such Compound non-covalently bonded with other moieties, which together shall be deemed a single MethylGene Selected Compound (and a single MethylGene Reserved Compound) for purposes of Section 6.2.3(f).

“MethylGene Program Compounds” means the approximately (+ 5%) 1014 Compounds which were identified, synthesized, discovered, designed or acquired after October 16, 2003 and prior to the Effective Date by or on behalf of MethylGene pursuant to activities funded solely by MethylGene.  For clarity, MethylGene Program Compounds exclude the Taiho Program Compounds and the Taiho Hit Compounds.  The MethylGene Program Compounds existing as of November 30, 2004, together with their corresponding Compound Registration Dates, are identified on Schedule 1-E.  Within ten (10) days of the Effective Date MethylGene will update Schedule 1-E to include all MethylGene Program Compounds existing as of the Effective Date, together with their corresponding Compound Registration Dates.

“Minimum Quantity” has the meaning set forth in Section 6.2.2(a)(ii)

“Minority Party” has the meaning set forth in Section 3.1.2.

“Net Profits and Losses” means, as to any period for which there is a determination thereof, […***…] less […***…], provided that in no event shall any amounts deducted from […***…] for the purpose of calculating the […***…] also be counted toward the amount of […***…].  To the extent […***…] and to the extent […***…]

“Net Revenues” means the sum of (a) […***…] plus, if any, (b) […***…].

“Net Sales” means the […***…] less […***…] (i) […***…]; (ii) […***…]; (iii) […***…] (including[…***…], including, without limitation, […***…])[…***…], but excluding[…***…]; (iv) […***…]

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[…***…]; (v) […***…], provided that amounts deducted under this subsection (v) shall not exceed […***…] and (vi) […***…], which amount shall not exceed […***…].  Such amounts shall be determined from the books and records of the applicable Party and its Affiliates maintained in accordance with GAAP consistently applied, and such amounts shall be calculated using the same accounting principles used for other products of the applicable Party.  Sales between or among a Party and its Affiliates shall be excluded from the computation of Net Sales if such Affiliates are not end-users, but Net Sales shall include the subsequent final sales to non-Affiliate Third Parties by any such Affiliates.  Where (a) Collaboration Products are sold by a Party or its Affiliates other than in an arms-length sale or as one of a number of items without a separate invoiced price; or (b) consideration for Collaboration Products shall include any non-cash element, the Net Sales applicable to any such transaction shall be deemed to be the Party’s average Net Sales for the applicable quantity of the Collaboration Product at that time.

For purposes of this Agreement, “sale” means any transfer or other distribution or disposition, but shall not include transfers or other distributions or dispositions of reasonable quantities of Collaboration Products, at no charge, for pre-clinical, clinical or regulatory purposes or in connection with patient assistance programs or other charitable purposes, but not in connection with price volume discounts.

For purposes of Section 9.1, Net Sales shall have the meaning set forth in Appendix A.

“New Compound” has the meaning set forth in Section 5.6.2.

“Non-ND Partner” means a Third Party who has been, or will be, granted by MethylGene, directly or indirectly, a right to research, develop, market and/or commercialize HDAC Inhibitors and resulting products, but only for the treatment or prevention of diseases outside of the Field, and is not an Opt-Out Non-ND Partner.

“Non-ND Partner Agreement” means any written agreement or arrangement between MethylGene or its Affiliates and a Non-ND Partner that governs a Non-ND Research Program or the manufacture or commercialization of HDAC Inhibitors and resulting products for the treatment or prevention of diseases outside of the Field.

“Non-ND Partner Blocking Patents” means all patents owned and controlled by a Non-ND Partner which are necessarily infringed by the composition, manufacture, sale, use or importation of Compounds.  For the avoidance of doubt, Non-ND Partner Blocking Patents shall include Taiho Blocking Patents.

“Non-ND Partner Compound” has the meaning set forth in Section 5.6.2.

“Non-ND Partner IP” has the meaning set forth in Section 5.6.2.

“Non-ND Partner Reserved Compounds” means up to […***…] individual Compounds designated by a Non-ND Partner as potential development candidates which such Non-ND

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Partner desires to reserve in the Territory outside the Field in accordance with Section 6.2.3(b) below.

“Non-ND Partner Selected Compounds” means (i) Non-ND Partner Reserved Compounds selected in accordance with Section 6.2.3(b) below, (ii) those Compounds that cease to be Non-ND Partner Reserved Compounds, but continue as Non-ND Partner Selected Compounds upon elevation pursuant to Section 6.2.3(c), and (iii) up to […***…] additional Compound selected by Non-ND Partners under Section 6.2.3(d), in each case subject to Section 6.2.4 and provided that MethylGene has obtained all rights and covenants as set forth in Sections 4.4.1 and 4.4.2 from the respective Non-ND Partner.  With respect to each such Compound, the Non-ND Partner Selected Compound shall also include the prodrugs, metabolites, salts, esters, hydrates, solvates, free base, polymorphs, isomers thereof, conjugated forms and/or liposomal or other formulations thereof and other compositions consisting of such Compound non-covalently bonded with other moieties, which together shall be deemed a single Non-ND Partner Selected Compound (and a single Non-ND Partner Reserved Compound) for purposes of Sections 6.2.3(b)(iii), 6.2.3(c) and 6.2.3(d) below.

“Non-ND Research Program” means activities directed to the research, discovery, characterization, optimization, in vitro testing, in vivo evaluation, preclinical and/or clinical development of HDAC Inhibitors other than for the treatment or prevention of diseases within the Field, which activities are conducted by or on behalf of a Non-ND Partner or its Affiliates pursuant to any written agreement or arrangement with MethylGene or its Affiliates.

“Opt-Out Non-ND Partner” means a Third Party who (a) is collaborating with MethylGene with respect to HDAC Inhibitors solely outside the Field and has elected to opt out of participating in the pool of Compounds under this Agreement; (b) is not and has not been granted any rights with respect to Compounds and/or Products in any country (other than as permitted under Sections 4.3.4(b) and 6.2.7(a)(ii)); and (c) is not and has not been provided any Data or Licensed MethylGene Technology relating to Compounds and/or Products.  For purposes of this definition of Opt-Out Non-ND Partner, the terms Data and Licensed MethylGene Technology shall be deemed to include information, data, materials, filings and supporting documentation, reports, analysis, databases and tangible materials generated by a Non-ND Partner or by MethylGene in collaboration with a Non-ND Partner or by MethylGene pursuant to a Bona Fide Internal Research and Development Program.

“Opt-Out Non-ND Partner Blocking Patents” means all patents owned and controlled by an Opt-Out Non-ND Partner or its Affiliates during the Term which are necessarily infringed by the composition, manufacture, sale, use or importation of Selected Compounds.

“Opt-Out Non-ND Partner Reserved HDAC Inhibitor” shall mean a list of up to […***…] individual compounds designated by an Opt-Out Non-ND Partner as potential development candidates which such Opt-Out Non-ND Partner desires to reserve outside the Field in accordance with Section 6.2.7(b) below.  It is understood that an Opt-Out Non-ND Partner and all of its Affiliates shall be deemed a single Opt-Out Non-ND Partner (for example, for purposes of Section 6.2.7(b)(iii)).

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“Opt-Out Non-ND Partner Selected HDAC Inhibitor” shall mean (i) those compounds that are Opt-Out Non-ND Partner Selected HDAC Inhibitors in accordance with Section 6.2.7(c), and (ii) Opt-Out Non-ND Partner Reserved HDAC Inhibitors selected in accordance with Section 6.2.7(b) below, in each case subject to Section 6.2.4 and provided that MethylGene has obtained all rights and covenants as set forth in Section 4.4.5 and 4.4.6 from the respective Opt-Out Non-ND Partner.  With respect to each such compound, the Opt-Out Non-ND Partner Selected HDAC Inhibitor shall also include the prodrugs, metabolites, salts, esters, hydrates, solvates, free base, polymorphs, isomers thereof, conjugated forms and/or liposomal or other formulations thereof and other compositions consisting of such compound non-covalently bonded with other moieties, which together shall be deemed a single Opt-Out Non-ND Partner Selected HDAC Inhibitor (and a single Opt-Out Non-ND Partner Reserved HDAC Inhibitor) for purposes of Sections 6.2.7(b)(iii) and 6.2.7(c) below.

“Opt-Out Non-ND Research Program” means activities directed to the research, discovery, characterization, optimization, in vitro testing, in vivo evaluation, preclinical and/or clinical development of HDAC Inhibitors other than for the treatment or prevention of diseases within the Field, which activities are conducted by or on behalf of an Opt-Out Non-ND Partner or its Affiliates pursuant to any written agreement or arrangement with MethylGene or its Affiliates.

“Originating R&D Program” has the meaning set forth in Section 6.2.5(a).

“Other Neurodegenerative Diseases” means the neurodegenerative diseases listed on Schedule 1-F hereto.

“Other ND Product” means any product which contains a Compound as an active ingredient and is researched, developed and commercialized for the treatment or prevention of an Other Neurodegenerative Disease.

“Over Funding Party” has the meaning set forth in Section 5.4.5.

“Panel” shall have the meaning set forth in Section 16.1.1.

“Party” and the “Parties” has the meaning set forth in the recitals.

“Patent Rights” means a patent or patent application, including all provisionals, divisions, continuations, continuations-in-part, reissues, reexaminations, extensions, supplementary protection certificates, and foreign counterparts of any of the foregoing.

“PD R&D Program” means a program for the research, pre-clinical and clinical development of Collaboration Product(s) for the treatment or prevention of Parkinson’s disease and any of the Other Neurodegenerative Diseases, including the research, discovery, characterization, optimization, in vitro testing and/or in vivo evaluation of Compounds for such purposes, conducted by or on behalf of the Parties hereunder, as more specifically described in Section 6.1.

“Person” means an individual or a limited liability company, corporation, partnership, trust, unincorporated organization, association or other entity.

“Phase I” shall mean human clinical trials, conducted at one or more sites, the principal purpose of which is preliminary determination of safety in healthy individuals or patients (for example, as described in 21 C.F.R. §312.21, or similar clinical study in a country other than the United States).

“Phase II” shall mean human clinical trials conducted at multiple sites, for which the primary endpoints include a determination of dose ranges and a preliminary determination of efficacy in patients being studied (for example, as described in 21 C.F.R. §312.21, or similar clinical study in a country other than the United States).

“Phase III” shall mean large scale pivotal human clinical trials conducted at multiple sites, which are sufficiently powered and designed to establish safety and efficacy of one or more particular doses in patients being studied and to provide the statistical basis for Marketing Approval for the respective drug (for example, as described in 21 C.F.R. § 312.21, or similar clinical study in a country other than the United States).

“POC Agreement” has the meaning set forth in the recitals.

“Preclinical and Clinical Data” means all filings and supporting documents submitted or to be submitted to a Regulatory Authority in the Territory relating to the Compound(s) or Collaboration Product(s), and all data contained therein, including, without limitation, any INDs, NDAs and their counterparts in other countries, investigator’s brochures, correspondence to and from such Regulatory Authorities, minutes from teleconferences with Regulatory Authorities, registrations and licenses, regulatory drug lists, advertising and promotion documents shared with Regulatory Authorities, adverse event files and complaint files.  In addition, Preclinical and Clinical Data shall include all investigator reports (both preliminary and final), statistical analysis, expert opinions and reports, safety and other electronic databases and all other material documentation and information related to Preclinical Development or clinical development of a Compound or a Product.  Without limiting the foregoing, Preclinical and Clinical Data shall include all items described in Schedule 1-G that are generated from a Research and Development Program.  Notwithstanding the foregoing, Preclinical and Clinical Data shall not include filings, supporting documents, data, reports, analysis, databases or other documentation or information generated by a Non-ND Partner or MethylGene “in collaboration with” a Non-ND Partner (as defined above under Licensed MethylGene Technology), by an Opt-Out Non-ND Partner or MethylGene “in collaboration with” an Opt-Out Non-ND Partner (as defined above under Licensed MethylGene Technology) or by MethylGene pursuant to a Bona Fide Internal Research and Development Program.

“Preclinical Development” shall mean those preclinical studies with respect to the Compounds and/or Collaboration Products that are specifically required for an IND, including without limitation ADME and GLP toxicology studies, or studies required for the CMC section of an IND or an NDA.  It is understood that “preclinical” testing will continue after the filing of an IND in support of the clinical development of a Compound or Collaboration Product, including ongoing toxicology, metabolic, PK and other non-clinical testing of such Compound or Collaboration Product, and that “Preclinical Development” as used herein shall include such ongoing non-clinical testing.

“Pre-Existing IP” has the meaning set forth in Section 5.6.2.

“Product Promotional Materials” means all sales representative training materials and all written, printed, graphic, electronic, audio or video matter related to the marketing or promotion of a Collaboration Product, including, but not limited to, journal advertisements, sales visual aids, direct mail, direct-to-consumer advertising, Internet postings, broadcast advertisements, and sales reminder aids (e.g., scratch pads, pens and other such items) intended for use or used by or for a Party in connection with such marketing or promotion.

“Prosecution” means the preparing, filing, prosecuting and maintenance of patent applications and patents and re-examinations, reissues and requests for patent term extensions therefor, together with the conduct of any interference, opposition or other similar proceeding pertaining to patent applications or patents.

“Protected Action” has the meaning set forth in Section 3.2.

“Protected Compounds” has the meaning set forth in Section 6.2.5(c).

“Providing Party” has the meaning set forth in Section 6.3.2.

“Pursuing Party” has the meaning set forth in Section 9.1.2.

“Qualified Hit Compound” means the […***…] Qualified Compounds (as defined in the POC Agreement) which were identified as hits by EVP prior to the Effective Date through use of the EVP Screening Platform, including any salts, esters, hydrates, solvates, polymorphs, free base, isomers, prodrugs, metabolites, conjugated forms and/or liposomal or other formulations thereof, or of any other composition consisting of a Qualified Hit Compound non-covalently bounded with other moieties.  The Qualified Hit Compounds are identified on Schedule 1-H.

“Qualified Service Provider” shall mean a Third Party vendor or service provider who is engaged to provide goods or services, on a fee for services basis, on behalf of a Party hereunder, and who enters into an appropriate assignment of inventions agreement, and an appropriate confidentiality agreement covering the disclosure of any Information hereunder.

“R&D Personnel” means employees of a Party assigned (full- or part-time) to conduct research, scientific and/or technical activities under the Plans and Budgets and having qualifications reasonably approved by the JSC, including scientists, clinical research staff, post-doctoral fellows and similarly qualified technicians, but excluding personnel performing non-scientific or non-technical activities such as project management personnel, patent counsel, business development personnel, secretarial staff or the like.

“Receiving Party” has the meaning set forth in Section 6.3.2.

“Register” or “Registration” means entering a compound into the MethylGene Compound Registry together with (i) a unique identifying number for such compound, (ii) the chemical structure of such compound, and (iii) the Compound Registration Date for such compound, in each case in a format suitable to reasonably enable EVP to access and use

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Compounds, their chemical structures and any related Data included in the MethylGene Compound Registry, as contemplated by this Agreement.

“Regulatory Approvals” means all approvals from Regulatory Authorities in any country in the Territory required lawfully to manufacture and market a Collaboration Product in any such country, any establishment license application filed with the FDA to obtain approval of the facilities and equipment to be used to manufacture a Collaboration Product, any Investigational New Drug or other investigational filing, and any product pricing approvals where applicable.

“Regulatory Authority” means mean any national (e.g., the FDA), supra-national (e.g., the European Commission, the Council of the European Union, or the EMEA), or other governmental entity in any jurisdiction of the world involved in the granting of Marketing Approval for pharmaceutical products.

“Regulatory Scheme” means the United States Public Health Service Act, the Food, Drug, and Cosmetic Act and the regulations, interpretations and guidelines promulgated thereunder by the FDA or the regulatory scheme applicable to any of the Collaboration Products in any country other than the United States, as such statutes, regulations, interpretations and guidelines or regulatory schemes may be amended from time to time.

“Rejection” has the meaning set forth in Section 6.2.4.

“Reporting Period” has the meaning set forth in Section 5.4.6(a).

“Research Data” means all material screening results, SAR data, optimization information, in vitro and in vivo data, compositions, samples and other information generated in the course of activities under a Research and Development Program conducted by or under authority of MethylGene or EVP with respect to Compounds and/or Collaboration Products, including without limitation all information and data described in Part A of Schedule 1-I.  In case of data that is generated by an entity with rights with respect to Compounds and/or Collaboration Products outside of the Field, Research Data shall mean the foregoing, but only to the extent it is not specific to the Field.  With respect to such data generated by Non-ND Partners or MethylGene “in collaboration with” a Non-ND Partner (as defined above under Licensed MethylGene Technology), or by MethylGene pursuant to a Bona Fide Internal Research and Development Program, Research Data shall mean only the items set forth in Part B of Schedule 1-I, and shall exclude entirely data generated by an Opt-Out Non-ND Partner” or by MethylGene “in collaboration with” an Opt-Out Non-ND Partner (as defined above under Licensed MethylGene Technology).

“Research and Development Costs” with respect to a Collaboration Product means the variable costs and fixed costs incurred after the Effective Date by a Party pursuant to the conduct of activities covered by this Agreement and in accordance with the R&D Plan (and, to the extent provided below, the Commercialization Plan), for the development of such Collaboration Product, including (a) direct, out-of-pocket external costs, including clinical grants, clinical laboratory fees, positive controls and the cost of studies conducted and services provided by contract research organizations for clinical development and IND enabling studies and individuals, consultants, toxicology contractors, and manufacturers necessary or useful for the purpose of obtaining Regulatory Approvals for such Collaboration Product, (b) costs related to research and development and pre-commercialization sales and marketing efforts as set forth in the R&D Plan for such Collaboration Product, including the efforts of EVP and MethylGene to develop and document process methods and procedures for the manufacture of such Collaboration Product and the Fully Absorbed Cost of Goods for batches of such Collaboration Product manufactured and supplied for use in preclinical and clinical trial and pre-commercialization activities, (c) costs related to data management, statistical designs and studies, document preparation and other expenses associated with the clinical testing program for such Collaboration Product, (d) costs for preparing, submitting, reviewing or developing data or information for the purpose of submission of applications to obtain Regulatory Approvals for such Collaboration Product (including user fees), (e) subject to Sections 5.6.2 and 5.6.3, and to the extent not otherwise included in Fully Absorbed Cost of Goods of a Collaboration Product, license fees and other amounts paid to a Third Party pursuant to a Third Party Agreement as a result of performance of the Research and Development Program as agreed to pursuant to this Agreement, and (f) Commercialization Costs until such time as there have been Net Profits for three consecutive calendar months.  For purposes of this definition, “variable costs” means […***…] directly consumed in the conduct of and in accordance with the Research and Development Program and the manufacture of the Collaboration Product for use in preclinical and clinical trials and pre-commercialization activities.  For purposes of this definition, “fixed costs” means the cost of […***…] (including […***…]),[…***…], allocated based upon the proportion of such costs directly attributable to the support or performance of the Research and Development Program and the manufacture of the Collaboration Product for use in preclinical and clinical trials and pre-commercialization activities or by such other method of cost allocation as may be approved by the Board of Directors.  All cost determinations made hereunder shall be made in accordance with GAAP.  Research and Development Costs shall exclude all costs otherwise reimbursed pursuant to this Agreement.

“Research and Development Program” means the AD R&D Program, the HD R&D Program and the PD R&D Program.

“Research and Development Work Plan” or “R&D Plan” means the comprehensive plan and budget for a Research and Development Program, as more specifically described in Section 6.1 and approved by the Joint Steering Committee in accordance with Section 3.1.4.

“Reserved Compounds” means up to […***…] individual Compounds designated by the JSC, or by EVP, as potential development candidates which EVP desires to reserve in the Territory for the Field in accordance with Section 6.2.1(a) below.

“Second Election Notice” has the meaning set forth in Section 9.1.3.

“Second Back-Out Notice” has the meaning set forth in Section 9.1.3.

“Second Pursuing Party” has the meaning set forth in Section 9.1.3.

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“Secretary”, with respect to the JSC, JRMC or the JMC, has the meaning set forth in Section 3.1.3.

“Selected Compounds” means (i) all Reserved Compounds under Section 6.2.1(a), (ii) those Compounds that cease to be Reserved Compounds, but continue as Selected Compounds pursuant to Section 6.2.1(b), and (iii) up to […***…] other individual Compound approved as a Selected Compound by the JSC under Section 6.2.1(c).  With respect to each such Compound, the Selected Compound shall include prodrugs, metabolites, salts, esters, hydrates, solvates, free base, polymorphs, isomers thereof, conjugated forms and/or liposomal or other formulations thereof and other compositions consisting of such Compound non-covalently bonded with other moieties, which together shall be deemed a single Selected Compound (and a single Reserved Compound) for purposes of Section 6.2.1.

“Share of Net Profits and Losses” has the meaning set forth in Section 5.5.1.

“Small Molecule” means a compound with a molecular weight no greater than […***…].

“Specifications” with respect to a particular Collaboration Product means the written specifications for such Collaboration Product determined and approved by the JSC; provided, that, such specifications shall at all times comply with the relevant Regulatory Scheme in the country of sale and in the country of use.  The Specifications may be amended from time to time by the JSC.  Copies of the then current Specifications shall be maintained by both EVP and MethylGene and shall become a part of this Agreement as if incorporated herein.

“Subject Indications” means ALS and Dementia, and a Subject Indication means either ALS, dementia - multi infarct, or vascular dementia.

“Subject Infringements” has the meaning set forth in Section 12.5.

“Sublicensable Research Data” means those items of Research Data generated by or on behalf of a Party or its Affiliates under a Research and Development Program that are set forth in Part B of Schedule 1-I.

“Subsidiary” means, in the case of a subject entity, another entity which controls (as defined in the definition of Affiliate) the subject entity.

“Taiho” means Taiho Pharmaceutical, Co., Ltd.

“Taiho Agreement” means the Collaboration and License Agreement dated as of October 16, 2003 between MethylGene and Taiho, as amended on January 25, 2005, in the redacted form attached hereto as Appendix C.

“Taiho Blocking Patents” means all patents owned and controlled by Taiho during the term of the Taiho Agreement which are necessarily infringed by the composition, manufacture, sale or use of Compounds.

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“Taiho Hit Compound(s)” means the […***…] Compounds which (i) were identified, synthesized, discovered, designed or acquired after October 16, 2003 and prior to the Effective Date by or on behalf of Taiho pursuant to funding provided by Taiho in accordance with the Taiho Agreement, (ii) have been screened for cancer pursuant to the Cancer Assay, and (iii) meet the Cancer Hit Criteria.  The Taiho Hit Compounds, together with their corresponding Compound Registration Dates, are identified on Schedule 1-J.  The Taiho Hit Compounds shall cease to be designated as Taiho Hit Compounds as of the first anniversary of the Effective Date.

“Taiho Program Compound(s)” means the approximately […***…] Compounds, which were identified, synthesized, discovered, designed or acquired after October 16, 2003 and prior to the Effective Date by or on behalf of Taiho pursuant to funding provided by Taiho in accordance with the Taiho Agreement; provided, that, a Compound shall cease to be designated as a Taiho Program Compound effective as of the first anniversary of its Compound Registration Date.  The Taiho Program Compounds existing as of November 30, 2004, together with their corresponding Compound Registration Dates, are identified on Schedule 5.6.2.  Within ten (10) days of the Effective Date, MethylGene will update Schedule 5.6.2 to include all Taiho Program Compounds existing as of the Effective Date, together with their corresponding Compound Registration Dates.

“Technology” means inventions, discoveries, trade secrets, copyrights, know-how, methods, data, and other intellectual property of any kind (excluding trademark rights), whether or not patentable, including any proprietary biological or other materials, compounds, reagents or devices.

“Term” has the meaning set forth in Section 15.1.

“Territory” means the world.

“Third Party” means any Person other than MethylGene or EVP and their respective Affiliates.

“Third Party IP” has the meaning set forth in Section 5.6.3.

“Under Funding Party” has the meaning set forth in Section 5.4.5.

“Unilateral Right to Approve” has the meaning set forth in Section 3.2.

“Unilateral Product” has the meaning set forth in Section 9.1.2.

“Up-Front License Fee” has the meaning set forth in Section 5.1.

“Valid Claim” means a claim (a) of an issued, unexpired patent which has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) of any patent application which shall not have been cancelled, withdrawn, or abandoned, or been

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pending for more than seven (7) years from the earliest priority date claimed for such application, unless and until such claim becomes an issued claim of an issued patent.

“Withholding Party” has the meaning set forth in Section 5.5.2(d).

ARTICLE II

SCOPE AND STRUCTURE OF THE COLLABORATION

2.1                               General.  EVP and MethylGene have entered into this Agreement in order to research, develop and commercialize Compounds and Collaboration Products in and throughout the Territory.  The Parties will undertake the Research and Development Program(s) for the Compounds and Collaboration Products, with each of the Parties assuming responsibility for those portions of the Research and Development Program(s) allocated to it under the R&D Plan(s).  Upon completion of a Research and Development Program, EVP, MethylGene, their Affiliates, or some combination thereof, to the extent provided for in Article VIII, will manufacture the Collaboration Product(s) for commercial sale, and EVP, MethylGene, their Affiliates, or some combination thereof, to the extent provided for in Article VII, will market and sell the Collaboration Product(s) exclusively or co-exclusively, as the case may be, on the terms and conditions set forth in this Agreement or such other terms and conditions as the Parties may agree upon.

2.2                               Exclusive Relationship.  During the Term, neither EVP or its Subsidiaries, nor MethylGene or its Affiliates, shall, directly or indirectly, on its own or in collaboration with a Third Party, conduct research or development regarding, or engage in the manufacture, marketing, sale or distribution of, any products or services for use within the Field, or grant any Third Parties the rights to do any of the foregoing, other than as part of the Collaboration or as a Pursuing Party.  Additionally, for so long as one Party is a Pursuing Party under Article IX, the foregoing obligations of exclusivity shall apply to the other Party.

2.3                               EVP’s Restrictive Covenant; Limitations.  Except as set forth below, neither EVP nor any of its Subsidiaries shall (1) research, develop or commercialize, or authorize any Third Party to research, develop or commercialize, a Compound or any other HDAC Inhibitor (or a product containing the same) outside of the Field in the Territory, or (2) research, develop or commercialize any Non-ND Partner Selected Compounds in the Territory for any purpose, either inside or outside the Field (other than internal research in the Field).  The covenant in clause (1) of the preceding sentence shall terminate upon the earlier to occur of (i) […***…] after the expiration of the Research and Development Program (which expiration shall include a Back-Out by EVP as to all Research and Development Programs) or earlier termination of this Agreement and (ii) as to a field of use governed by a particular Non-ND Partner Agreement (other than the Taiho Agreement), (a) such time as […***…] or (b) such time as […***…].  Notwithstanding the foregoing, as to the Field and Territory as defined in the Taiho Agreement, the aforementioned covenant shall terminate upon the earlier to occur of (x) the […***…] or (y) such shorter time as Taiho may permit.

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ARTICLE III

MANAGEMENT

3.1                               Joint Steering Committee.

3.1.1                     General.  The Parties shall establish a Joint Steering Committee, the JSC, within thirty (30) days after the Effective Date.  At such time, if ever, as one Party’s Share of Net Profits and Losses is greater than another Party’s Share of Net Profits and Losses as to any Collaboration Product(s) resulting from a particular Research and Development Program, but not proportionally as to all Research and Development Programs, the Parties shall establish a separate JSC for such Research and Development Program within thirty (30) days thereafter.  Subject to Section 3.1.2, each JSC shall be composed of an equal number of representatives (and no fewer than two (2)) appointed by each of the Parties.  Such representatives will include individuals with such expertise and responsibilities as required by the JSC to perform its obligations under this Agreement.  A Party may change one or more of its representatives to the JSC at any time by providing prior written notice to the other Party.  Representatives of either EVP or MethylGene who are not members of the JSC may attend meetings of the JSC if and as agreed to by the representative members of the other Party.  A member of the JSC may be represented at any meeting by a deputy.  The JSC may designate project teams or subcommittees to the extent it deems it necessary or advisable.

3.1.2                     Majority Party Control of JSC.  If either MethylGene or EVP becomes a Minority Party (as defined below), such Minority Party shall lose one representative on the applicable JSC(s) and promptly determine and notify the other Party (the “Majority Party”) in writing which of such Minority Party’s designees is to be removed from such JSC.  Such designee shall be removed from such JSC, without any further action required by such designee, Minority Party or Majority Party, and replaced by an individual designated in writing by the Majority Party.  If a Minority Party fails to so notify the Majority Party within ten (10) days after the date such Party becomes a Minority Party, the Majority Party shall have the right to determine which of the Minority Party’s JSC designees shall be so removed.  The term “Minority Party” means, as to a particular Research and Development Program, either MethylGene or EVP, at such time as such Party’s Share of Net Profits and Losses of any Collaboration Product(s) resulting from such Research and Development Program becomes less than […***…] percent ([…***…]%) at any time.  For so long as MethylGene and EVP continue to have any Share of Net Profits and Losses, each shall be entitled to designate at least one JSC member.

3.1.3                     Meetings; Minutes.  The JSC(s) shall meet as needed but not less than quarterly.  Such meetings shall be at times and places or in such form (e.g., telephone or video conference) as the JSC shall agree.  Either MethylGene or EVP may call a special meeting of a JSC upon five (5) Business Days’ advance notice to the other Party.  Each of MethylGene and EVP shall appoint Co-Chairpersons, who shall chair alternate meetings.  Such Co-Chairpersons shall be responsible for calling meetings of the JSC and for leading the meetings.  The Co-Chairperson chairing a particular meeting shall designate a secretary (a “Secretary”), who shall be responsible for the preparation of draft minutes of meetings of the JSC during which decisions were made, or resolutions were proposed for approval, by the JSC.  Draft minutes shall be sent to all members of the JSC within five (5) Business Days after each such meeting and shall include a

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description in reasonable detail of the discussions had at the meeting and a list of actions, decisions or determinations approved by the JSC.  Such minutes shall be approved or disapproved, and revised as necessary, at the next meeting.  Final minutes of each such meeting shall be distributed to the members of the JSC by the Secretary.  All records of the JSC shall at all times be available to all of the Parties.

3.1.4                     JSC Functions.  The JSC(s) shall approve, oversee and control the conduct of the Collaboration under the applicable R&D Plans and Commercialization Plans, set goals and determine objectives, determine responsibilities, set budgets, and oversee the development and commercialization of Collaboration Products.  It is anticipated that each JSC will (a) appoint a Joint Research Management Committee, or JRMC, to develop the R&D Plan (including annual development budgets) for each Collaboration Product for submission to and approval by the JSC, and to expedite and oversee the development of Collaboration Products to obtain Regulatory Approvals under the supervision of the JSC; (b) appoint a Joint Marketing Committee, or JMC, to develop the Commercialization Plan for each Collaboration Product for submission to and approval by the JSC, and to expedite and oversee the launch and commercialization of the applicable Collaboration Product(s) under the supervision of the JSC, including (i) oversight of planning, annual budgeting, manufacturing, marketing, sales and distribution, and licensing of Collaboration Products, all subject to JSC approval; (ii) monitoring actual expenses incurred in the manufacture, marketing, sale and distribution of Collaboration Products and reporting of such information to the JSC; (iii) overseeing any post-marketing studies of a Collaboration Product approved by the JSC. In addition the JSC will facilitate the flow of information with respect to development and commercialization work being conducted for each applicable Collaboration Product throughout the Territory and discuss and cooperate regarding the conduct of such development and commercialization work.

3.1.5                     Procedures Applicable to JRMCs and JMCs.  The composition, decision-making procedures, conduct of meetings and dispute resolution procedures of any JRMC or JMC appointed by the JSC shall be the same as those applicable to the appointing JSC from time to time, mutatis mutandis, except that (i) all decisions of a JRMC and JMC shall be subject to the approval of the appointing JSC, under such procedures as the JSC shall specify; and (ii) any Deadlock arising within a JRMC or JMC shall be submitted to the appointing JSC for resolution; any inability of the JSC to resolve such Deadlock shall be resolved pursuant to Section 3.3 below.

3.2                               Decision-Making.  Until a Majority Party becomes entitled to a Unilateral Right to Approve (as defined below), any approval, determination or other action agreed to by a majority of the members of a JSC, appointed by each of MethylGene and EVP or their deputies present at the JSC meeting, or by written consent whether or not at a meeting, shall be the approval, determination or other action of the JSC.  As soon as a Majority Party becomes entitled to a Unilateral Right to Approve, any approval, determination or other action approved by a majority of such Majority Member’s representatives on a JSC (whether at a meeting or by written consent), shall be the approval, determination or other action of the JSC, provided that such decisions are reasonable in the circumstances having regard to the customary practice in the development of drugs in the field of neurodegenerative diseases and to the actual stage of development of the relevant Compounds or Collaboration Products, and provided further that any Protected Action shall require the approval by the Minority Party’s representative on a JSC.

As used herein, a Majority Party shall be entitled to a “Unilateral Right to Approve” as to a particular Research and Development Program and/or Commercialization Program under either of the following circumstances: (i) immediately upon the Majority Party acquiring a Share of Net Profits and Losses exceeding […***…] percent ([…***…]%) of any Collaboration Product(s) resulting from such Research and Development Program or covered by such Commercialization Program or (ii) […***…][…***…] following the Majority Party acquiring a Share of Net Profits and Losses exceeding […***…] percent ([…***…]%) but not exceeding […***…] percent ([…***…]%) of such Collaboration Product(s).  As used herein, a “Protected Action” shall mean any of the following actions: (1) any change in the definition of Compound, (2) any action which would result in the noncompliance of a provision in this Agreement intended to protect the rights of a Non-ND Partner, and (3) safety, toxicity and regulatory issues.  If a JSC is unable to reach agreement on any matter before it, the issue shall be resolved in accordance with Section 3.3 hereof.

3.3                               Disputes and Deadlocks.  Any Dispute between the Parties, or Deadlock of a JSC, shall be subject to the procedures set forth below.  For the avoidance of doubt, except with respect to a Protected Action, a Deadlock may not occur under this Section 3.3 as to a particular Research and Development Program or Commercialization Program once a Majority Party obtains a Unilateral Right to Approve as to such program(s).

3.3.1                     The representatives to the JSC will negotiate in good faith to attempt to resolve the Dispute or Deadlock for a period of not more than thirty (30) days after a representative of one Party to such committee provides written notice to a representative of the other Party that he or she believes a Dispute or Deadlock has arisen (unless such representatives agree to extend such thirty (30) day period).

3.3.2                     If the Dispute or Deadlock is not resolved after the period specified in Section 3.3.1, then the representatives shall promptly present the Dispute or Deadlock in writing to the Chief Executive Officers of EVP and MethylGene or a designee of each such Chief Executive Officer reasonably acceptable to the other Party.

3.3.3                     Such executives shall meet or discuss in a telephone or video conference each of EVP’s and MethylGene’s views and explain the basis for the Dispute or Deadlock.  If the executives cannot resolve the disagreement within thirty (30) days after it was presented to them in writing by the JSC (or such longer period as the executives may agree to), then the dispute shall be subject to the procedures set forth in Article XVI hereof.

ARTICLE IV

GRANTS; RESERVATIONS OF RIGHTS; RESTRICTIONS

4.1                               Grants of Rights from MethylGene to EVP.  Except as otherwise expressly provided herein, MethylGene hereby grants to EVP and its Affiliates an exclusive right and license or sublicense during the Term under the Licensed MethylGene Rights to research, develop, make, have made, use, sell, distribute and import Compounds and Collaboration Products in the Field throughout the Territory pursuant to a Research and Development Program or a Commercialization Program; provided, that, MethylGene retains, for itself and its Affiliates, the rights under the Licensed MethylGene Rights, to research, develop, make, have made, use,

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sell and import Compounds and Collaboration Products in the Field throughout the Territory in order to conduct those activities assigned to it in a Research and Development Program or a Commercialization Program.  Notwithstanding the foregoing, the license set forth in this Section 4.1 shall exclude the right to make or use (other than to internally make or use for research purposes in the Field), develop, import, sell or offer for sale (a) Non-ND Partner Selected Compounds, and Products containing Non-ND Partner Selected Compounds, (b) MethylGene Non-ND Selected Compounds and Products containing MethylGene Non-ND Selected Compounds, and (c) Opt-Out Non-ND Partner Selected HDAC Inhibitors and Products containing Opt-Out Non-ND Partner Selected HDAC Inhibitors.

4.2                               Grants of Rights from EVP to MethylGene.  Except as otherwise expressly provided herein, EVP hereby grants to MethylGene and its Affiliates (1) an exclusive right and license or sublicense during the Term under the Licensed EVP Rights and the EVP HDAC Patent Rights, to research, develop, make, have made, use, sell, distribute and import Compounds and Collaboration Products in the Field throughout the Territory pursuant to a Research and Development Program or a Commercialization Program and (2) a non-exclusive right and license or sublicense during the Term under the Licensed EVP Patent Rights and EVP’s interest in any Sublicensable Research Data to research, develop, make, have made, use, sell and import Compounds and resulting products outside of the Field throughout the Territory; provided, that, EVP retains, for itself and its Affiliates, the rights under the Licensed EVP Rights and the EVP HDAC Patent Rights, to research, develop, make, have made, use, sell and import Compounds and Collaboration Products in the Field throughout the Territory in order to conduct those activities assigned to it in a Research and Development Program and a Commercialization Program.  Notwithstanding the foregoing, the license set forth in clause 2 of this Section 4.2 shall exclude the right to make or use (other than to internally make or use for research purposes outside of the Field), develop, import, sell or offer for sale Selected Compounds, and products containing Selected Compounds whether inside or outside of the Field.

4.3                               Licensing and Sublicensing of Rights to Third Parties.  Each of the Parties may license or sublicense its rights under Section 4.1 or 4.2, as applicable, to Third Parties only to the extent permitted under this Section 4.3.

4.3.1                     Non-ND Partners for Use Outside of the Field.  Subject to the terms and conditions hereof, MethylGene may grant (1) a non-exclusive right and sublicense under any Licensed EVP Patent Rights and EVP’s interest in any Sublicensable Research Data that have applicability outside of the Field and (2) an exclusive right and license under any MethylGene Collaboration Patent Rights and MethylGene’s interest in any Joint Collaboration Patent Rights and Sublicensable Research Data that have applicability outside of the Field, in each case only to Non-ND Partners who are in compliance with the covenants required under Sections 4.4.1 and 4.4.2, and only to research, develop, make, have made, use, sell, distribute and import Compounds and resulting products outside of the Field throughout the Territory. Notwithstanding the foregoing, MethylGene may not grant the right to make or use (other than to internally make or use for research purposes outside of the Field), develop, import, sell or offer for sale Selected Compounds, and products containing Selected Compounds whether inside or outside of the Field.  For the avoidance of doubt, MethylGene shall not have the right to grant sublicenses under the EVP HDAC Patent Rights without the prior written consent of EVP.

4.3.2                     For Use Within the Field.  Either Party may grant a license or sublicense, without the right to grant further sublicenses, to its rights under Sections 4.1 and 4.2 to a Qualified Service Provider in connection with such Party’s performance of the activities assigned to it under a Research and Development Program or a Commercialization Program.  Except as set forth in this Section 4.3.2, neither Party shall license or sublicense to a Third Party its rights under Sections 4.1 or 4.2 in the Field unless such license or sublicense is (A) consistent with the terms hereof (including those intended to protect the rights of Non-ND Partners) and (B) (1) expressly provided for under an R&D Plan or Commercialization Plan, (2) approved by the JSC, or (3) with the express written consent of the other Party.

4.3.3                     MethylGene’s Retained Rights for Compounds.  MethylGene shall retain all of its rights in the Territory for uses outside of the Field of Compounds that are not Selected Compounds, subject to Section 6.2.3 and 6.2.7(a).  MethylGene shall not, directly or indirectly, however, nor shall it assist or cooperate with, nor grant rights to, any Third Party to, research, make, have made, use (other than pursuant to a Non-ND Partner Research Program or a Bona Fide Internal Research and Development Program to internally make or use for research purposes outside the Field only), develop (including conducting clinical trials or filing for regulatory approval), promote, sell, offer for sale or import (a) the Selected Compounds or any products containing Selected Compounds in the Territory for uses in or outside of the Field or (b) any HDAC Inhibitors for uses within the Field in the Territory (in either case other than pursuant to the Collaboration in accordance with the terms hereof).  The obligations set forth in the foregoing sentence shall survive for the longer of (i) the Term or (ii) such time as EVP is a Pursuing Party under Article IX.

4.3.4                     EVP Blocking Patents.  EVP hereby grants to MethylGene a non-exclusive license, with the right to grant sublicenses as set forth below, under the EVP Blocking Patents to research, develop, make, have made, use, sell, have sold, offer for sale, import and otherwise distribute Compounds and Products outside the Field in the Territory.  Notwithstanding the foregoing:

(a)                                 MethylGene shall not sublicense any of its rights under this Section 4.3.4 to a Non-Cancer Partner, Opt-out Non-Cancer Partner or any other Third Party, unless (1) MethylGene has obtained all rights, covenants and certificates required under Section 4.4 below to be obtained from such Non-Cancer Partner, Opt-out Non-Cancer Partner or Third Party, and (2) MethylGene has obtained EVP’s prior written consent as to any Third Party who is not a Non-ND Partner or Opt-Out Non-ND Partner; and

(b)                                 Any sublicense hereunder to an Opt-Out Non-ND Partner shall be limited to the research, development, marketing and/or commercialization of Opt-Out Non-ND Partner Selected HDAC Inhibitors which are also Compounds.  MethylGene shall otherwise not grant any rights, nor provide any Data or EVP Licensed Technology, to such Opt-Out Non-ND Partners to research, develop, market and/or commercialize outside the Field any such Opt-Out Non-ND Partner Selected HDAC Inhibitor.

4.4                               Agreement with Non-ND Partners and Opt-Out Non-ND Partners.

4.4.1                     MethylGene shall (1) ensure that all Non-ND Partner Agreements are consistent and comply with Section 6.2, (2) require that all Non-ND Partners abide by Section 6.3.4, and (3) retain and/or obtain the right from all Non-ND Partners to license or sublicense to MethylGene the same rights, with the right to sublicense, with respect to Patent Rights and Technology owned or Controlled by such Non-ND Partners, as are granted by EVP to MethylGene under Sections 4.2, 4.3.1 and 4.3.4 with respect to Licensed EVP Rights, the Sublicensable Research Data, and EVP Blocking Patents.

4.4.2                     MethylGene shall obtain an express covenant from Non-ND Partners, that neither they nor their Affiliates shall research, develop or commercialize, or authorize any Third Party to research, develop or commercialize, a Compound or any other HDAC Inhibitor (or a product containing the same) in the Field in the Territory during the term of their respective Non-ND Research Programs, and for […***…][…***…] thereafter, except that a Non-ND Partner may passively license in the Field to a non-Affiliate Third Party compound(s) (and products containing the same) which were identified, or being developed by, such Non-ND Partner as an HDAC Inhibitor prior to the time a Non-ND Partner Agreement was first entered into with MethylGene or its Affiliates.  In addition, MethylGene shall ensure that Non-ND Partners and their Affiliates shall not research (other than internally outside the Field only), develop or commercialize any Selected Compounds for any purpose, either inside or outside the Field, during the Term or for so long as EVP is a Pursuing Party under Article IX, provided that, as to a particular Non-ND Partner, EVP is in compliance with its covenant under Section 2.3 hereof with respect to the field of use set forth in its Non-ND Partner Agreement.  As used herein, an entity “passively” licensing a compound in the Field means (1) such entity exclusively licenses in the Field, assigns or otherwise transfers all, right, title in and to such compound (and products containing the same), including all technology, intellectual property and other assets relating thereto, without such entity or its Affiliates retaining or reserving any rights, license or interest in the Field (other than upon termination of such license), and (2) neither such entity nor its Affiliates will be involved in nor controlling any research, development (including conducting clinical trials or filing for regulatory approval) marketing or commercialization of such compound (or products containing the same).

4.4.3                     MethylGene agrees to ensure that all Non-ND Partner Agreements require such Non-ND Partners to abide by the last sentence of Section 12.3.6 and Sections 12.5, 15.4 and 15.5 and EVP’s right to assign under Section 17.6, as they relate to the foregoing rights obtained or retained for MethylGene from the Non-ND Partners, as if named in place of “MethylGene” therein (including as a “Party”).

4.4.4                     EVP acknowledges and agrees that the Taiho Agreement shall be deemed to comply with the provisions of this Section 4.4.

4.4.5                     MethylGene shall obtain an express covenant from the Opt-Out Non-ND Partners, that neither they nor their Affiliates shall research, develop (including conducting clinical trials for filing for regulatory approval), make, have made, use, sell, import, or otherwise exploit HDAC Inhibitors (and/or products containing the same) in the Field anywhere in the Territory; provided, that, an Opt-Out Non-ND Partner may passively (as defined in Section

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4.4.2) license in the Field to a non-Affiliate Third Party, compound(s) (and products containing the same) which were identified, or being developed by, such Opt-Out Non-ND Partner as an HDAC Inhibitor prior to the time an agreement was first entered into with MethylGene or its Affiliates.  In addition, MethylGene shall ensure that its agreements with Opt-Out Non-ND Partners are in compliance with Section 6.2, and shall obtain an express covenant from Opt-Out Non-ND Partners that neither they nor their Affiliates shall develop or commercialize, or authorize any third party to develop or commercialize, any Selected Compounds, Non-ND Partner Selected Compounds or MethylGene Non-ND Selected Compounds (or, in each case, products containing the same) for any purpose, either in or outside the Field, during the term of this Agreement.

4.4.6                     (a)                                 MethylGene shall retain and/or obtain the right from each Opt-Out Non-ND Partner to license or sublicense to EVP and its Affiliates the rights granted under this Section 4.4.6, and hereby grants a sublicense thereunder to EVP and its Affiliates.

(b)                                 A non-exclusive, royalty-free license, with the right to grant sublicenses, under the Opt-Out Non-ND Partner Blocking Patents to research, develop, make, have made, use, sell, have sold, offer for sale, import and otherwise distribute Selected Compounds (and products containing the same), in the Field in the Territory.

(c)                                  It is understood that a failure by MethylGene to obtain the rights and covenants set forth in this Section 4.4.6 for EVP shall be deemed a breach of this Agreement.  Upon expiration (but not termination) of this Agreement, EVP shall have a fully-paid up, royalty-free, perpetual irrevocable license under this Section 4.4.6.  MethylGene shall ensure that in the event MethylGene’s agreement(s) with Opt-Out Non-ND Partners is terminated, any license or sublicense granted to EVP from such Opt-Out Non-ND Partners shall survive such termination.  In the event the license from MethylGene under Section 4.1 and Section 4.5.1 is terminated, then any rights sublicensed to EVP under this Section 4.4.6 from Opt-Out Non-ND Partners shall likewise terminate.  EVP shall have the right to assign its license under this Section 4.4.6 to any entity that acquires substantially all of the business or assets of EVP pertaining to this Agreement, in each case whether by merger, transfer of assets, purchase of all outstanding shares or otherwise.

4.5                               Grants of Rights from Back-Out Party to Pursuing Party.  If either Party becomes a Pursuing Party under Section 9.1, then:

4.5.1                     Grants to EVP.  If EVP is a Pursuing Party, (1) the grant of rights under Section 4.1 shall convert automatically into an exclusive right and license or sublicense to EVP and its Affiliates, with the right to assign and grant further sublicenses, under the Licensed MethylGene Patent Rights, MethylGene Collaboration Technology, Licensed MethylGene Technology, and MethylGene’s interest in Joint Collaboration Technology to research, develop, make, have made, use, sell, distribute and import Compounds and Unilateral Products in the Field or the Applicable Field (as the case may be), throughout the Territory in accordance with the terms set forth on Appendix A and (2) the grant of rights under Section 4.2 shall terminate (subject to Section 4.5.2); provided that MethylGene shall retain its rights to license and sublicense under Section 4.3.1.  Notwithstanding the foregoing, the license set forth in this Section 4.5.1 shall exclude the right to make or use (other than to internally make or use for research purposes in the Field), develop, import, sell or offer for sale (a) Non-ND Partner Selected Compounds and Products containing Non-ND Partner Selected Compounds, (b) MethylGene Non-ND Selected Compounds and Products containing MethylGene Non-ND Selected Compounds, and (c) Opt-Out Non-ND Partner Selected HDAC Inhibitors and Products containing Opt-Out Non-ND Partner Selected HDAC Inhibitors.

4.5.2                     Grants to MethylGene.  If MethylGene is the Pursuing Party, then (1) the grant of rights under Section 4.2 shall automatically convert into an exclusive right and license or sublicense to MethylGene and its Affiliates, with the right to assign and grant further sublicenses, under the Licensed EVP Rights, to research, develop, make, have made, use, sell, distribute and import Compounds and Unilateral Products in the Field or the Applicable Field (as the case may be), throughout the Territory in accordance with the terms set forth on Appendix A, (2) the grant of rights under Section 4.1 shall terminate (subject to Section 4.5.1), and (3) MethylGene shall retain its rights to license and sublicense under Section 4.3.1 with regard to such Licensed EVP Rights.

4.6                               No Other Rights or Licenses.  Nothing hereunder shall be deemed to grant MethylGene any rights whatsoever in any of EVP’s intellectual property rights, nor to grant EVP any rights whatsoever in any of MethylGene’s intellectual property rights, in each case other than as expressly described herein.  Without limiting the generality of the foregoing, MethylGene acknowledges and agrees that nothing hereunder shall be deemed to grant MethylGene any rights to make, use or sell the EVP Screening Platform, and that any and all Technology related to the EVP Screening Platform, including any improvement, modification or enhancement thereto, that is made, conceived, devised, invented, created, developed, written, or otherwise reduced to practice or tangible medium by either Party or its Affiliates as a result of its performance of its activities hereunder shall be exclusively owned by EVP, and MethylGene hereby assigns and agrees to assign to EVP any and all of its rights thereunder.

ARTICLE V

PAYMENTS; PROGRAM FUNDING

5.1                               Up-Front License Fee.  Within thirty (30) days after the Effective Date, in consideration for the rights granted pursuant to Section 4.1, EVP shall pay MethylGene an up-front payment of US$500,000 (the “Up-Front License Fee”), which shall not be deemed a Research and Development Cost of EVP.

5.2                               Warrant Coverage.  Within thirty (30) days after the Effective Date, MethylGene shall issue EVP a warrant for 52,500 Common Shares substantially in the form attached hereto as Appendix D, with an exercise price of US$4.286 per share, to be vested and fully exercisable upon grant thereof and for a period of two years thereafter, and which shall not be deemed a Research and Development Cost of MethylGene.  The issuance of the warrant will be conditioned upon receipt by MethylGene of a representation letter from EVP substantially in the form of Schedule 3 of the warrant and such other documentation as MethylGene may reasonably request to establish that the issuance of the warrant will be made in compliance with all applicable securities laws.

5.3                               FTE Payments.  Assuming MethylGene remains in compliance with its FTE obligations set forth in the R&D Plan as well as its other funding obligations under this Article V, and subject to the last sentence of Section 6.1.4, EVP shall pay MethylGene US$[…***…] for […***…] FTEs (the “FTE Payments”), as follows: (1) US$[…***…] on or before […***…] from the Effective Date, (2) US$[…***…] on or before […***…], (3) US$[…***…] on or before […***…] and (4) US$[…***…] on or before […***…].  Such FTE Payments shall not be deemed Research and Development Costs of EVP.

5.4                               Funding of the Research and Development Program.

5.4.1                     Research and Development Costs.  The Research and Development Costs for each of the Research and Development Programs shall be set forth in the R&D Plans and budgets approved by the JSC on an annual basis, and subject to a […***…] review, in accordance with Section 6.1.3.  Unless mutually agreed by EVP and MethylGene, or unless either Party has a Unilateral Right to Approve as to the applicable R&D Plan, in which case only the approval of such Party will be required, the annual Research and Development Costs for each Research and Development Program shall not exceed the amounts set forth in the applicable R&D Plans and budgets attached hereto as Appendix B for the period commencing on the Effective Date and expiring on the dates specified in each such R&D Plan and budget.

5.4.2                     Initial Commitment.  Each of EVP and MethylGene hereby agrees to fund […***…] percent ([…***…]%) of the Research and Development Costs of all three of the Research and Development Programs incurred by either Party from and after the Effective Date until December 31, 2005, as set forth in the initial R&D Plans and budgets attached hereto as Appendix B (the “Initial Commitment”).  For purposes of calendar years 2005 and 2006, each Party’s Research and Development Costs for an FTE assigned to perform activities exclusively pursuant to the Research and Development Program shall be deemed to equal the FTE Rate, regardless of the actual costs to the relevant Party.

5.4.3                     AD R&D Program; Provision of Certain Compounds.

(a)                                 Notwithstanding anything herein to the contrary, and as more fully set forth in the R&D Plan for the AD R&D Program, EVP will incur the first US$[…***…] of the Research and Development Costs for the Alzheimer’s disease transgenic work performed under such AD R&D Program, provided, that a percentage of such costs equal to MethylGene’s then Share of Net Profits and Losses shall be deemed incurred by MethylGene for purposes of the Parties’ respective Share in Net Profits and Losses.  Thereafter, the Research and Development Costs as to any Alzheimer’s disease transgenic work within the AD R&D Program shall not exceed US$[…***…] per Compound tested in each Alzheimer’s disease transgenic model (i.e., any excess incurred by a Party over such amounts for such activities may not be included by such Party as Research and Development Costs).

(b)                                 The EVP Evaluation Compounds to be provided by MethylGene to EVP pursuant to Section 6.2.2(a)(ii) and the Additional Compounds provided by MethylGene to EVP prior to the Effective Date pursuant to Section 6.2.2(b), have been or shall be provided to EVP at MethylGene’s cost, and MethylGene shall have no right to apply any such costs to its Collaboration Costs hereunder.  Any costs incurred by EVP in the conduct of research or

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development activities with respect to such EVP Evaluation Compounds and Additional Compounds shall not be included in EVP’s Collaboration Costs hereunder, unless and until EVP designates any such EVP Evaluation Compounds and Additional Compounds as a Selected Compound in accordance with Section 6.2.1, and only as to costs incurred after such designation.

(c)                                  The […***…] EVP Evaluation Compounds to be provided by MethylGene to EVP pursuant to Section 6.2.2(a)(iii), if any, shall be synthesized by MethylGene for EVP at the FTE Rate, and MethylGene shall invoice EVP directly for such costs.  MethylGene shall have no right to apply any such costs to its Collaboration Costs.  Any costs incurred by EVP in the conduct of research or development activities with respect to such EVP Evaluation Compounds shall be excluded from EVP’s Collaboration Costs hereunder, unless and until EVP designates any such EVP Evaluation Compound as a Selected Compound in accordance with Section 6.2.1, and only as to costs incurred after such designation.

5.4.4                     Future Rights and Obligations.

(a)                                 Right to Fund.  Following the Initial Commitment, each of EVP and MethylGene shall have the right, but not the obligation (subject to paragraph (b) of this Section 5.4.4), to fund a fraction of the Research and Development Costs of all or any one of the Research and Development Programs incurred by either Party equal to its then Share of Net Profits and Losses (initially, one half (1/2)) until the later of (1) completion of all updated R&D Plans as approved by the JSC and (2) such time as there have been Net Profits for three consecutive calendar months.

(b)                                 Commitment to Fund.  Within ten (10) Business Days after approval by the JSC of an annual R&D Plan budget for a particular Research and Development Program, each of the Parties shall provide a written notice to the other Party setting forth what fraction of the Research and Development Costs specified in such annual budget it agrees to fund, if any, up to its then current Share of Net Profits and Losses with respect to such Research and Development Program.  Such notice shall constitute a binding commitment by the providing Party to fund such amount of the Research and Development Costs of each such Research and Development Program during the applicable period; provided, that, if, as a result of such funding commitment, a Party’s Share of Net Profits and Losses with respect to the particular R&D Plan budget falls below […***…] percent ([…***…]%) but remains above […***…] percent ([…***…]%), then such Party shall be deemed to have reserved its rights under Section 5.4.5(b).

5.4.5                     Refusal or Failure to Fund.

(a)                                 Breach of Commitment.  If either Party breaches its funding obligations under Sections 5.4.2 or 5.4.4(b), in whole or in part, the other Party may elect in its sole discretion to (1) enforce such funding obligation in accordance with the terms hereof, (2) terminate this Agreement in accordance with Section 15.2.1 and pursue any and all remedies available at law or in equity, or (3) assume the unmet funding obligations of the breaching Party, with the same consequences as set forth in clause (b) of this Section 5.4.5.

(b)                                 Adjustments to Shares of Net Profits and Losses.  If either Party (i) fails to exercise its rights under Section 5.4.4(a) and (b) to fund the Research and Development

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Costs provided for in any updated R&D Plan budget following approval thereof by the JSC to the extent of its then current Share of Net Profits and Losses, or (ii) exercises such rights, but subsequently breaches its funding commitment (an “Under-Funding Party”), then the other Party (the “Over-Funding Party”) may assume some or all of the shortfall in the Under-Funding Party’s funding of such Research and Development Costs in addition to its own Share of Net Profits and Losses (including by reducing such budget by an amount equal to the difference between the amount the Under-Funding Party actually funds and such Under-Funding Party’s then current Share of the Net Profits and Losses), in which case: (A) (i) the Over-Funding Party’s Share of Net Profits and Losses shall increase as to the Collaboration Product(s) resulting from the applicable Research and Development Program(s), and (ii) it shall thereafter have the right, but not the obligation, to fund future Research and Development Costs equal to its adjusted Share of Net Profits and Losses thereof; and (B) (i) the Under-Funding Party’s Share of Net Profits and Losses shall decrease as to the Collaboration Product(s) resulting from such Research and Development Program(s), and (ii) it may not thereafter incur future Research and Development Costs in excess of its adjusted Share of Net Profits and Losses thereof without the prior written approval of the other Party.  Notwithstanding the foregoing, (i) in the event the Under-Funding Party timely elects, pursuant to Section 5.4.4(b), to fund some portion of the Research and Development Costs provided for in any updated R&D Plan budget following approval thereof by the JSC, but not to the full extent of its then current Share of Net Profits and Losses, then the Over-Funding Party may not reduce such budget without first offering the Under-Funding Party its right to fund such reduced budget as set forth in Section 5.4.4, and (ii) if as a result of a Minority Party’s failure or refusal to fund Research and Development Costs of a particular Research and Development Program, its Share of Net Profits and Losses of Collaboration Product(s) resulting from such Research and Development Program is adjusted below […***…] percent ([…***…]%), but remains above […***…] percent ([…***…]%), such Minority Party may, on or before […***…] following the effective date of such adjustment, fund Research and Development Costs of such Research and Development Program in amounts necessary so as to raise its Share of Net Profits and Losses of such Collaboration Product(s) up to […***…] percent ([…***…][…***…]%), but not more without the prior written approval of the other Party.

5.4.6                     Periodic Reporting and Reconciliation.

(a)                                 Reports.  Within thirty (30) days after the end of the second and fourth calendar quarters, each Party shall submit a written report to the other Party and to the JSC setting forth in reasonable detail all Research and Development Costs incurred by or on behalf of the reporting Party during such period (a “Reporting Period”).  Such report shall provide supporting detail for each of the categories of expenses included within Research and Development Costs, as determined by the JSC.

(b)                                 Reconciliation.  Within forty-five (45) days following the end of each Reporting Period, the JSC shall submit to each of the Parties a written report setting forth in reasonable detail the calculation of any net amount owed by EVP to MethylGene or by MethylGene to EVP, as the case may be, in order to ensure the sharing of Research and Development Costs in accordance with the Parties’ respective Shares of Net Profits and Losses.  The net amount payable shall be paid by EVP or MethylGene, as the case may be, within thirty (30) days after receipt of such written report; provided, that in the event of a dispute as to the amounts under this Section 5.4.6(b), the disputing Party shall pay the amount not in dispute and

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shall provide written notice within such thirty (30) day period after receipt of the written report in question, specifying in detail such dispute.  The Parties shall promptly thereafter meet and negotiate in good faith a resolution to such dispute.  In the event that the Parties are unable to resolve such dispute within sixty (60) days after notice by the disputing Party, the matter shall be resolved in a manner consistent with the procedures set forth in Article XVI (provided, that, in the case that the matter has not been resolved by the Executive Officers, rather than invoking arbitration under Section 16.1, the Parties shall (i) use reasonable efforts to reach agreement on the appointment of one (1) internationally-recognized independent accounting firm to determine the matter, (ii) if the Parties cannot reach agreement on such accounting firm, then each Party shall appoint one (1) internationally-recognized accounting firm to determine the matter, and (iii) if such firms cannot reach agreement, such firms shall choose a third internationally-recognized independent accounting firm to make the final determination).  Interest shall be payable on any disputed amounts determined to be due in the same manner as provided in Section 17.4, with interest accruing from the end of the thirty (30) day period during which such payment should have been made.

5.5                               Net Profits and Losses.

5.5.1                     Sharing of Net Profits and Losses.

(a)                                 The Parties shall share equally in the Net Profits and Losses for so long as each of EVP and MethylGene funds […***…] percent ([…***…]%) of the Research and Development Costs; otherwise, subject to Article IX, each Party shall be entitled to a fraction of the Net Profits and Losses equal to the aggregate Research and Development Costs funded by such Party divided by the aggregate Research and Development Costs funded by both Parties (its “Share of Net Profits and Losses”).

(b)                                 A Party’s Share of Net Profits and Losses as to a particular Collaboration Product shall initially be […***…], and shall be re-calculated upon (i) provision of notice of a commitment to fund under Section 5.4.4(b), (ii) any uncured breach of a funding obligation, and (iii) on a […***…] basis, giving effect to reconciliation payments as set forth in Section 5.4.6(b).

(c)                                  If the JSC and, to the extent there is more than one JSC, each applicable JSC, approves the development of a Selected Compound or Protected Compound under a Research and Development Program other than the Research and Development Program under which it was initially allocated for development, all in accordance with Section 6.2.5, then the aggregate Research and Development Costs funded by each Party as to such Selected Compound or Protected Compound within such other Research and Development Program (but not within the original Research and Development Program), shall be deemed to be zero as of the date of such approval, with each of the Parties’ respective Share in Net Profits and Losses as to such Selected Compounds or Protected Compounds within such Research and Development Program, and as to any resulting Collaboration Products within a resulting Commercialization Program, being equal to […***…] percent ([…***…]%) and subject to adjustment as to future funding thereof pursuant to Section 5.5.

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(d)                                 If any applicable JSC approves the development of a Collaboration Product as a Selected Compound under a Research and Development Program other than the Originating R&D Program, all in accordance with Section 6.2.5, then the aggregate Research and Development Costs funded by each Party as to such Collaboration Product within such other Research and Development Program (but not within the Commercialization Program resulting from the Originating R&D Program), shall be deemed to be zero as of the date of such approval, with each of the Parties’ respective Share in Net Profits and Losses as to such Collaboration Product within such Research and Development Program and resulting Commercialization Program, being equal to […***…] percent ([…***…]%) and subject to adjustment as to future funding thereof pursuant to Section 5.5.

5.5.2                     Periodic Reporting and Reconciliation.

(a)                                 Reports.  Within thirty (30) days after the end of each Reporting Period during the Commercialization Program, each Party shall submit a written report to the other Party and to the JSC setting forth in reasonable detail, separately with respect to each Collaboration Product and each country in the Territory during such Reporting Period, as applicable, Net Revenues, Net Sales and Commercialization Costs, including Fully-Absorbed Cost of Goods, incurred by or on behalf of the reporting Party in each country in the Territory during such Reporting Period.  Such report shall provide supporting detail for such sales, revenues and costs.

(b)                                 Commercialization Costs reported pursuant to clause (a) shall be included in the determination of Net Profits and Losses, as applicable, only to the extent made or incurred in conjunction with an approved budget line item in the applicable Commercialization Plan budget or as otherwise may be approved by the Joint Marketing Committee.

(c)                                  Costs and expenses included in Commercialization Costs, as well as the deductions taken from Net Sales, shall not be double counted (i.e., any item of expense included in any expense category shall not also be included in any other expense category).

(d)                                 Within thirty (30) days following the receipt of each Party’s reports under clause (a), the JSC shall submit to each Party a written report setting forth in reasonable detail the calculation of Net Profits and Losses and the calculation of any net amount owed by EVP to MethylGene or by MethylGene to EVP, as the case may be, in order to ensure the sharing of Net Profits and Losses is as specified in Section 5.5.1.  If either Party (a “Withholding Party”) shall, in accordance with applicable law or regulations (as determined in its reasonable judgement), withhold and pay over taxes on the other Party’s Share of Net Profits, such taxes shall be treated as an amount of Net Profits received by the other Party (and not by the Withholding Party) for purposes of determining amounts owed under the preceding sentence.  In all events, the other Party shall promptly reimburse or otherwise make whole the Withholding Party for any amounts so withheld.

(e)                                  The net amounts payable under clause (d) shall be paid by EVP or MethylGene, as the case may be, within thirty (30) days after receipt of each such written report, provided that, in the event of a dispute as to the amounts under clause (d), the disputing Party shall pay the amount not in dispute and shall provide written notice within such thirty (30) day

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period after receipt of the written report in question, specifying in detail such dispute.  The Parties shall promptly thereafter meet and negotiate in good faith a resolution to such dispute.  In the event that the Parties are unable to resolve such dispute within sixty (60) days after notice by the disputing Party, the matter shall be resolved in a manner consistent with the procedures set forth in Article XVI; provided that, in the case that the matter has not been resolved by the Executive Officers, rather than invoking arbitration under Section 16.1, the Parties shall (i) use reasonable efforts to reach agreement on the appointment of one (1) internationally-recognized independent accounting firm to determine the matter, (ii) if the Parties cannot reach agreement on such accounting firm, then each Party shall appoint one (1) internationally-recognized accounting firm to determine the matter, and (iii) if such firms cannot reach agreement, such firms shall choose a third internationally-recognized independent accounting firm to make the final determination).  Interest shall be payable on any disputed amounts determined to be due in the same manner as provided for in Section 17.4, with interest accruing from the end of the thirty (30) day period during which such payment should have been made.

(f)                                   With respect to each Reporting Period, each Party shall provide to the other Party reports setting forth (i) actual Net Revenues for each month in such Reporting Period (on a country-by-country and Collaboration Product-by-Collaboration Product basis), to be provided within thirty (30) days after the end of each such period, (ii) actual Net Revenues for such Reporting Period (on a country-by-country and Collaboration Product-by-Collaboration Product basis), to be provided within thirty (30) days after the end of such period, and (iii) the most current forecast of Commercialization Costs, including Fully-Absorbed Cost of Goods of each Collaboration Product, for such period (broken down on a monthly basis), to be provided within thirty (30) days after the end of such Reporting Period.  The Parties recognize that the forecasts provided pursuant to subsection (iii) are estimates only, and the Party providing such forecast shall have no liability to the other Party based thereon.  The Parties agree to consider in good faith the utilization of more rapid and detailed reporting mechanisms in order to meet the reporting requirements of the Parties.

5.6                               Royalty Payments and Obligations.

5.6.1                     Royalties for Grants to Third Parties.  In consideration for its rights under clause (2) of Section 4.2, its right to grant sublicenses thereunder pursuant to Section 4.3.1, its rights to grant licenses under Section 4.1 pursuant to Section 4.3.1, and its right to grant licenses or sublicenses under Sections 6.2.7(ii) and 6.2.7(iii):

(a)                                 MethylGene shall charge royalties of no less than […***…] percent ([…***…]%) of any Net Sales (i) by its Non-ND Partners, and their respective Affiliates and Sublicensees, of products or services (“Non-ND Licensed Products”) for use outside the Field that are Covered by Collaboration Patent Rights or result from Collaboration Technology, including any Compounds (other than Selected Compounds), that are designed or synthesized by the Parties pursuant to this Collaboration, for use outside the Field.  For purposes of this Agreement, such royalties shall not be included within MethylGene’s Net Revenues; provided, that MethylGene shall pay EVP a fraction of such royalties equal to EVP’s then Share of Net Profits and Losses aggregated across all Research and Development Programs and Commercialization Programs in the Collaboration, except that (i) if EVP is a Pursuing Party as to all Collaboration Products, MethylGene shall pay EVP all of such royalties minus a percentage thereof equal to the percentage of Sublicense

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Income due to MethylGene in connection with Unilateral Products, and (ii) if MethylGene is a Pursuing Party with respect to all Collaboration Products, MethylGene shall pay EVP a percentage of all such royalties equal to the percentage of Sublicense Income due to EVP in connection with Unilateral Products.

(b)                                 MethylGene shall pay directly to EVP a royalty equal to the product obtained by multiplying (i) […***…] percent ([…***…]%) of any Net Sales by MethylGene, and its Affiliates and Sublicensees (other than Non-ND Partners and their respective Affiliates), of Non-ND Licensed Products for use outside the Field by (ii) EVP’s then Share of Net Profits and Losses aggregated across all Research and Development Programs and Commercialization Programs in the Collaboration, except that (i) if EVP is a Pursuing Party as to all Collaboration Products, MethylGene shall pay to EVP all of such royalties minus a percentage thereof equal to the percentage of Sublicense Income due to MethylGene in connection with Unilateral Products, and (ii) if MethylGene is a Pursuing Party with respect to all Collaboration Products, MethylGene shall pay EVP a percentage of all such royalties equal to the percentage of Sublicense Income due to EVP in connection with Unilateral Products.

(c)                                  Such royalty payments shall not be deemed Collaboration Costs of MethylGene, shall be subject to terms substantially the same as those set forth on Appendix A as to a Pursuing Party, and shall be in addition to any obligations of MethylGene in the Field in the event it becomes a Pursuing Party under Section 9.1.

(d)                                 For purposes of clause (a) of this Section 5.6.1, the term Net Sales may differ from the definition set forth in Article I hereof to the extent required by a Non-ND Partner in its particular Non-ND Partner Agreement, provided that such differing term is negotiated in good faith by MethylGene and is commercially reasonable (it being acknowledged by EVP that the Net Sales definition in the Taiho Agreement was negotiated in good faith by MethylGene and is commercially reasonable).

5.6.2                     Royalties Owed to Non-ND Partners.

(a)                                 MethylGene may include as its Research and Development Costs, or Commercialization Costs, as the case may be, of a particular Collaboration Product, the royalties owed by MethylGene to a Non-ND Partner on the Net Sales by either of the Parties, and their respective Affiliates or permitted sublicensees, of such a Collaboration Product that contain Non-ND Partner Compounds, but only up to […***…] percent ([…***…]%) of such Net Sales.  It is understood and agreed that amounts paid with respect to the Non-ND Partner IP shall not be subject to Section 5.6.3 below.  As used herein, (i) a “Non-ND Partner Compound” shall mean a New Compound, the manufacture, use, or sale of which would infringe Non-ND Partner IP but not MethylGene Collaboration Patents, MethylGene Collaboration Technology, MethylGene’s interests in Joint Collaboration Patents or Joint Collaboration Technology, or Pre-existing IP, (ii) “Non-ND Partner IP” means Valid Claims within the MethylGene Licensed Patents, to the extent such Valid Claims consist of inventions made solely in the course of performing research activities under a Non-ND Partner Research Plan pursuant to a Non-ND Partner Agreement, (iii) “Pre-existing IP” means Valid Claims within the MethylGene Licensed Patents that are owned or controlled by MethylGene or its Affiliates prior to the effective date of the applicable Non-ND Partner Agreement, and (iv) a “New Compound” means a Compound which was not first

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synthesized by MethylGene prior to the effective date of the applicable Non-ND Partner Agreement.  Compounds that were first synthesized by MethylGene prior to the effective date of the applicable Non-ND Partner Agreement shall be demonstrated upon EVP’s request by contemporaneous written scientific records of MethylGene made prior to such effective date.  MethylGene represents that Schedule 5.6.2 is a complete list of Compounds synthesized by MethylGene prior to the Effective Date and with respect to which a royalty will be owed by MethylGene to Taiho pursuant to the Taiho Agreement.

(b)                                 For purposes of clause (a) of this Section 5.6.2, the term Net Sales may differ from the definition set forth in Article I hereof to the extent required by a Non-ND Partner in its particular Non-ND Partner Agreement, provided that such differing term is negotiated in good faith by MethylGene and is commercially reasonable (it being acknowledged by EVP that the Net Sales definition in the Taiho Agreement was negotiated in good faith by MethylGene and is commercially reasonable).

5.6.3                     Royalties and other Payments Owed to Other Third Parties.  In the event that either EVP or MethylGene, or their respective Affiliates, pays any fees or royalties in connection with the research, development, manufacture, use or sale of Compounds or Collaboration Products in the Field in the Territory, which are in consideration for patent rights, trade secrets or other intellectual property or technology obtained from a Third Party other than a Non-ND Partner (“Third Party IP”), such Party may include as part of its Research and Development Costs or Commercialization Costs of a relevant Collaboration Product such fees and/or royalties (1) to the extent described on Schedule 5.6.3 hereto or (2) to the extent approved by the JSC.  Each Party shall promptly notify the other Party of any applicable Third Party IP and the method of calculating fees or royalties owed thereunder to the respective Third Party.  Each of the Parties agrees not to incorporate into any Collaboration Product being developed under this Agreement any Third Party IP, which it has in-licensed or of which it is otherwise aware, without the approval of the applicable JSC (provided that the terms of the licenses described on Schedule 13.3.2 shall be deemed pre-approved), and the Parties shall discuss from time to time through the JSC, whether any Third Party IP is necessary or desirable to obtain with respect to the Compounds and/or Collaboration Products in the Field.  Any Deadlock as to whether or not a license or sublicense under any Third Party IP is required shall be subject to the dispute resolution procedures set forth in Section 3.3.  In the event that the Parties, or an arbitrator, ultimately determine that such a license or sublicense is not required, either Party shall be free to secure, at its own cost, and for its sole benefit, any such license or sublicense it deems necessary or advisable, in which case it shall bear all royalties and fees due thereunder (which shall not be included in its Research and Development Costs or Commercialization Costs).

5.7                               Audits and Interim Reviews.  Each Party shall maintain accurate books and records regarding Research and Development Costs, Commercialization Costs, Net Revenues, and Net Sales, sufficient to enable the calculation of amounts payable hereunder to be verified, and shall retain such books and records for each quarterly period for three (3) years after submission of the corresponding report pursuant to this Agreement.  Either Party shall have the right to request that an independent certified public accountant selected by it (but excluding its own accountant) and reasonably acceptable to the other Party perform an audit, not more than once in any four (4) consecutive calendar quarters during the Term, but including one post-termination audit and, if any such audit results in a material restatement of records (i.e., a discrepancy of 5% or more for any calendar year), such Party shall be permitted an additional examination within such four (4) quarter period, of the other Party’s books of accounts covering the preceding three (3) year period for the sole purpose of verifying compliance with the payment provisions of this Agreement.  Such audits will be conducted at the expense of the requesting Party at reasonable times during regular business hours and upon at least twenty (20) Business Days’ prior notice.  Audit results will be shared with both Parties, subject to Article XI, provided that the accounting firm may not disclose copies of the audited Party’s books of accounts (or excerpts thereof) to the requesting Party or any other party.  Any accounting firm conducting such an audit shall enter into a confidentiality agreement with both Parties substantially similar to the confidentiality provisions of Article XI limiting the disclosure and use of information contained in such books and records for the purposes expressly permitted by this Section 5.7.  Any inspection or audit pursuant to this Section 5.7 shall be at the expense of the Party initiating the audit; provided, however, that if the Party’s accountants reasonably determine that Net Profits or royalties have been understated or Net Losses, Research and Development Costs, or Commercialization Costs (including associated FTEs, reimbursable costs and expenses) have been overstated by an amount equal to or greater than five percent (5%), for any calendar year, the Paying Party shall pay the reasonable fees of such accountants for such audit, in addition to remitting the Net Profits or royalty payment or refund of Net Losses, Research and Development Costs, or Commercialization Costs (including associated FTEs, reimbursable costs and expenses) with interest thereon computed in accordance with Section 17.4.

ARTICLE VI

RESEARCH AND DEVELOPMENT PROGRAM

6.1                               Conduct of the Research and Development Program.

6.1.1                     General.  The Parties each agree to collaborate diligently in the development of Compounds and Collaboration Products for use in the Field and to use Commercially Reasonable and Diligent Efforts to file for and obtain Regulatory Approvals for and bring to market and commercialize Collaboration Products for use in the Field and in the Territory as soon as practicable, all in accordance with the R&D Plans and the Commercialization Plans for such Collaboration Products.  The Parties agree to use Commercially Reasonable and Diligent Efforts to execute and substantially perform and to cooperate with each other in carrying out the R&D Plans and the Commercialization Plans for each Collaboration Product.  A Party shall be deemed to have met its obligation under this Section 6.1.1. to exercise Commercially Reasonable and Diligent Efforts throughout the entire Territory if such Party exercises Commercially Reasonable and Diligent Efforts with respect to the Major Market Countries.

6.1.2                     R&D Plans.  Each Research and Development Program shall be conducted by the Parties in accordance with the corresponding then-current R&D Plan which shall describe the proposed overall program of development for each Collaboration Product, including research, pre-clinical studies, toxicology, formulation, manufacturing, clinical trials and regulatory plans and other key elements necessary to obtain Regulatory Approvals for such Collaboration Product.  Pursuant to an R&D Plan, development work may be subcontracted by EVP and MethylGene to their respective Affiliates or to Qualified Service Providers.  The R&D

Plans shall each include (i) a summary of estimated Research and Development Costs expected to be incurred by each Party hereunder in performing activities of such Research and Development Program assigned to such Party pursuant to Section 6.1.4 below and (ii) a detailed budget for all development activities proposed for the applicable period and for each Collaboration Product.

6.1.3                     Initial and Updated R&D Plan.  The Parties have agreed to the initial R&D Plans and budgets for the research and development and pre-commercialization activities of the Research and Development Programs, which are attached hereto as Appendix B, for the period beginning on the Effective Date and ending on December 31, 2005.  Each R&D Plan shall be updated and approved for a particular calendar year by the JSC not later than November 30th of the prior calendar year, and shall be subject to review and adjustment by the JSC on or before June 30th of each calendar year (it being understood that no such adjustment will be made unless approved by the JSC).  Each such updated R&D Plan shall include (a) an overall R&D Plan for each Collaboration Product which sets forth all major development tasks remaining to be accomplished prior to submission of filings for Regulatory Approvals and (b) a detailed description and budget for the development and pre-commercialization activities proposed for the forthcoming calendar year.  Each of the Parties shall employ, and shall ensure that its representatives on the applicable JSC employ, diligent, good faith efforts to reach agreement on the annual updates to the R&D Plans and budgets, regardless of what portion, if any, of the Research and Development Costs of the corresponding Research and Development Programs such Party intends to fund pursuant to Section 5.4.4.  In connection with the preparation of such updates, the applicable JSC shall consult with EVP and MethylGene regarding the identification, timing and execution of and budget for the major tasks and detailed activities required to perform the updated R&D Plan.  Each such updated R&D Plan approved by a JSC shall be signed by an authorized representative of each of MethylGene and EVP unless and until one Party has a Unilateral Right to Approve in connection with the corresponding Research and Development Program, in which case it need only be signed by an authorized representative of the Majority Party, and disclosed to the Minority Party within five (5) days thereafter.  The members of the JSC(s) shall actively consult with one another throughout the term of the R&D Plans so as to adjust the specific work performed under the R&D Plans to conform to evolving developments in technology and the results of the development work performed.  All significant changes in the scope or direction of the work and any changes in funding exceeding […***…] percent ([…***…]%) of the total amount budgeted in any calendar year for a Research and Development Program, on a line item and Collaboration Product-by-Collaboration Product basis, must be approved by the Parties, in the absence of which approval the most recently approved R&D Plan shall remain in effect.

6.1.4                     Execution and Performance.  Each of the Research and Development Programs shall allocate among the Parties responsibility for each of the activities described therein.  The JSC(s) will coordinate preclinical and clinical testing of the Collaboration Products in the Territory and work with designated individuals at MethylGene and EVP in the preparation of Regulatory Approval filings for the Collaboration Products and filing the same with regulatory agencies designated by the JSC(s).  All as more fully set forth in the initial R&D Plans, (i) MethylGene’s responsibilities shall include medicinal and analytical chemistry, enzymology, isotypic pharmacology and early PK bioanalytical sample analysis, with a minimum commitment of […***…] FTEs per year for each of calendar years 2005 and 2006, and

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(ii) EVP’s responsibilities shall include in vitro and in vivo biology, with a minimum of […***…] FTEs per year for each of calendar years 2005 and 2006, it being understood that during the period commencing on the Effective Date and expiring on December 31, 2006, each of MethylGene and EVP shall commit an FTE effort equivalent to the effort of […***…] FTEs per annum over a twenty-four-month period.

6.1.5                     Attendance at Regulatory Meetings; Correspondence.  Each Party shall provide the other with prior notice of all meetings and teleconferences between representatives of the notifying Party and Regulatory Authorities regarding any Collaboration Product intended for sale in any part of the Territory.  Except as otherwise provided herein, the Party receiving such notice shall have the right to have representatives present as observers at all such meetings and teleconferences.  Each Party shall use reasonable efforts to provide the other Party with a reasonable opportunity to review and comment upon submissions to, and correspondence with, any Regulatory Authority in the Territory, with respect to Collaboration Products prior to the filing or delivery of such submissions or correspondence.  Without limiting the foregoing, each Party shall use reasonable efforts to confirm in writing to the other Party all communications with a Regulatory Authority with respect to a Regulatory Approval (including filings therefor) and to provide to the other Party copies of all documents sent to or received from such Regulatory Authority regarding such Regulatory Approvals.

6.2                               Selection and Protection of Compounds.

6.2.1                     Designation by JSC or EVP.

(a)                                 Reserved Compounds.  The JSC may designate a Compound as a Reserved Compound at any time upon written notice to EVP and MethylGene, provided that at the time of such notice (i) as to any Compound that is identified, synthesized, discovered, designed or acquired after the Effective Date by or on behalf of MethylGene or its Affiliates pursuant to a Bona Fide Internal Research and Development Program (a “Future MethylGene Compound”), or by or on behalf of a Non-ND Partner or its Affiliates pursuant to a Non-ND Research Program (a “Future Non-ND Partner Compound” and, together with a Future MethylGene Compound, a “Future Outside Compound”), one year has elapsed since its Compound Registration Date, (ii) such Compound is not then a Taiho Program Compound, a Taiho Hit Compound, a Non-ND Partner Selected Compound, an Opt-Out Non-ND Partner Selected HDAC Inhibitor or a MethylGene Non-ND Selected Compound, and (iii) there are not then more than […***…] Reserved Compounds.  Notwithstanding the preceding sentence, and the first sentence of clause (c) of this Section 6.2.1, if a Non-ND Partner (including Taiho) grants MethylGene the right to designate, as a MethylGene Non-ND Selected Compound(s), one or more Future Non-ND Partner Compound(s) prior to expiration of the one-year period in clause (i) above, then MethylGene shall not exercise such right unless such Non-ND Partner also agrees to permit EVP to designate, as a Selected Compound(s) hereunder, an equal number of Future Non-ND Partner Compound(s) prior to expiration of such one-year period, provided, that EVP must make any such designation within twenty (20) days of the date MethylGene provides EVP with written notice that such Non-ND Partner will permit EVP to make such designations, together with a listing of the Compounds subject to such right of selection and, to the extent available, the items of Research Data related to such Compounds set forth in Part B of Schedule 1-I.  Similarly, if MethylGene permits any Non-ND Partner to designate, as a Non-ND Partner

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Selected Compound, one or more Future MethylGene Compound(s) prior to expiration of the one year period in clause (i) above, then MethylGene shall also permit EVP to designate, as a Selected Compound hereunder, an equal number of Future MethylGene Compound(s) prior to expiration of such one-year period; provided, that, EVP must make any such designation(s) within twenty (20) days of the date MethylGene notifies EVP in writing that it has permitted such designation(s) by a Non-ND Partner, together with a listing of the Compounds subject to such right of selection and, to the extent available, the items of Research Data related to such Compounds set forth in Part B of Schedule 1-I.  In the event the JSC does not agree on the designation of such a Compound as a Reserved Compound, then EVP may decide unilaterally whether or not to so designate, upon written notice to MethylGene.  In the event there are then […***…] Reserved Compounds, then the JSC, or EVP, as the case may be, shall not have the right to include any additional Compound(s) as Reserved Compounds, until the JSC or EVP has removed an equal number of Compounds from the list of Reserved Compounds, chosen at the JSC’s or EVP’s sole discretion, as the case may be.  For the foregoing purpose, it is understood and agreed that the JSC shall have the right to remove any Compound from the list of Reserved Compounds at any time upon written notice to EVP and MethylGene.  In the event the JSC does not agree on the removal of such a Compound from the list of Reserved Compounds, then EVP may decide unilaterally whether or not to so remove, upon notice to MethylGene.  In the event a Compound is so removed from the list of Reserved Compounds, then such Compound shall thereafter cease to be a Selected Compound, unless re-designated in accordance with this Section 6.2.1(a), or such Compound becomes a Selected Compound in accordance with Section 6.2.1(c) below.  Within a reasonable period of time after the date of designation of any Compound as a Selected Compound hereunder, such Compound shall be determined to be useful in, the Field.

(b)                                 Elevation of Reserved Compound.  Upon commencement of (i) […***…] by or on behalf of either Party hereunder with respect to a Compound(s) in the Field, and provided that (ii) such Compound(s) are Reserved Compound(s) at the time of such commencement under this Section 6.2.1(b), such Compound shall cease to be a Reserved Compound but shall remain a Selected Compound hereunder (i.e., such Compound will no longer count against the maximum number of […***…] Reserved Compounds).  Each Party shall promptly notify the other of any Compounds for which Phase I studies have been commenced by or on its behalf.

(c)                                  Designation by the JSC.  From time to time, the JSC may consider a particular Compound to be further advanced into pre-clinical studies and/or clinical studies, whether or not such Compound is then a Selected Compound, but only if (i) as to any Future Outside Compound, one year has elapsed since its Compound Registration Date, and (ii) such Compound is not then a Taiho Program Compound, a Taiho Hit Compound, a Non-ND Partner Selected Compound, an Opt-Out Non-ND Partner Selected HDAC Inhibitor or a MethylGene Non-ND Selected Compound.  Upon approval of the JSC of such Compound for such preclinical studies or clinical studies, the Parties shall proceed to establish the appropriate Research and Development Program and budget for such Compound (it being understood that, upon the approval of such Compound by the JSC, the same shall be deemed a Selected Compound).  In the event the JSC does not agree on the designation of such a Compound as a Selected Compound, then EVP may decide unilaterally whether or not to so designate, upon written notice to MethylGene.  In the event the Parties have not begun preclinical development or clinical trials of such Compound in the Field within […***…][…***…] after its approval by the JSC under this

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Section 6.2.1(c), such Compound shall thereafter cease to be a Selected Compound (and cannot be reselected as Selected Compound under this Section 6.2.1(c) for at least a period of […***…][…***…] thereafter) but such Compound may be immediately re-selected or may remain as a Selected Compound pursuant to Sections 6.2.1(a) above.

6.2.2                     Provision of Certain MethylGene Program Compounds and Additional Compounds.

(a)                                 Provision of Certain MethylGene Program Compounds.

(i)                                     Within five (5) Business Days after the Effective Date, MethylGene shall disclose to EVP all MethylGene Program Compounds, which disclosure shall include the chemical structure of each MethylGene Program Compound, together with all Data related to each such MethylGene Program Compound existing as of the Effective Date.  Disclosure of such MethylGene Program Compounds to EVP pursuant to this Section 6.2.2(a)(i) may occur, in whole or in part, via Registration of such MethylGene Program Compounds in the MethylGene Compound Registry, or pursuant to such other mechanism as is mutually agreed to by the Parties, provided that in any case EVP obtains the listing of the MethylGene Program Compounds, their chemical structures and associated Data within the time periods set forth in this Section 6.2.2(a) and in a format suitable to reasonably enable EVP to evaluate such MethylGene Program Compounds and identify […***…] EVP Evaluation Compounds as contemplated by this Section 6.2.2(a)(ii).

(ii)                                  Promptly after receipt of the disclosure of the MethylGene Program Compounds pursuant to Section 6.2.2(a)(i), EVP shall work with MethylGene to identify a total of […***…] EVP Evaluation Compounds with respect to which EVP desires to obtain an exclusive right to evaluate during the Evaluation Period; provided, that, EVP shall have the right to continue to identify EVP Evaluation Compounds until the date which is […***…] following the date on which MethylGene discloses to EVP the last structure of the last MethylGene Program Compound, in accordance with Section 6.2.2(a)(i).  Upon receipt of a designation of an EVP Evaluation Compound by EVP, and subject to Section 6.2.2(a)(iii), MethylGene shall promptly provide a minimum of […***…] (the “Minimum Quantity”) of each such EVP Evaluation Compound to EVP for research and development purposes during the Evaluation Period.  During the Evaluation Period, EVP shall have the exclusive right to designate any such EVP Evaluation Compound as a Selected Compound.

(iii)                               In the event EVP requests that MethylGene provide it with one or more EVP Evaluation Compounds, and MethylGene does not have the Minimum Quantity of such EVP Evaluation Compound in MethylGene’s inventory, then EVP shall have the right, with respect to […***…] such EVP Evaluation Compounds, to request that MethylGene synthesize the Minimum Quantity of each such EVP Evaluation Compound for provision to EVP at EVP’s cost, in accordance with Section 5.4.3(c) hereof.  If MethylGene synthesizes any such EVP Evaluation Compound pursuant to this Section 6.2.2(a)(iii), then EVP shall be required to commence preparation of the EVP Screening Platform on or about the time MethylGene commences synthesis of the applicable EVP Evaluation Compound.  If EVP requests more than […***…] EVP Evaluation Compounds with respect to which MethylGene does not have the Minimum Quantity in its inventory, then MethylGene shall have no obligation to synthesize the

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Minimum Quantity of more than […***…] such EVP Evaluation Compounds for EVP; provided, that, such EVP Evaluation Compounds shall not count against the […***…] EVP Evaluation Compounds EVP may obtain hereunder, and EVP shall have the right to promptly request an equal number of  replacement  EVP Evaluation Compounds until such time as MethylGene has provided EVP with a total of […***…] EVP Evaluation Compounds in quantities of at least the Minimum Quantity per Evaluation Compound.

(iv)                              If, after expiration of the Evaluation Period with respect to any EVP Evaluation Compound such EVP Evaluation Compound has not been designated by EVP as a Selected Compound, then EVP shall continue to have the right to use such EVP Evaluation Compounds in accordance with this Agreement (including to designate such Compounds as Selected Compounds or as Protected Compounds), but EVP shall no longer have the exclusive right to designate such EVP Evaluation Compound as a Selected Compound.

(b)                                 Provision of Certain Additional Compounds.  Prior to the Effective Date EVP and MethylGene have mutually agreed upon and identified […***…] Compounds which were identified, synthesized, discovered, designed or acquired by or on behalf of MethylGene prior to October 16, 2003 and which are not MethylGene Program Compounds (the “Additional Compounds”), and the Minimum Quantity of each such Additional Compound was provided by MethylGene to EVP prior to the Effective Date, at no cost to EVP, for EVP’s research and development purposes. Within five (5) Business Days of the Effective Date,  MethylGene shall disclose to EVP the chemical structures of, and all Data associated with, the Additional Compounds.

6.2.3                     Rights of Non-ND Partners; Designation of Non-ND Partner Selected Compounds; Designation of MethylGene Non-ND Selected Compounds.

(a)                                 Rights granted to Non-ND Partners.  MethylGene may grant each Non-ND Partner rights to develop, market and/or commercialize in the Territory outside the Field only a limited number of individual Compounds (and Products containing the same) which have been selected as Non-ND Partner Selected Compounds in accordance with this Section 6.2.3.

(b)                                 Non-ND Partner’s Designation of Reserved Compounds.  A Non-ND Partner may designate a Compound (including the Taiho Program Compounds and the Taiho Hit Compounds if Taiho is the Non-ND Partner) as a Non-ND Partner Reserved Compound upon notice to MethylGene, provided, that at the time of such notice (i) as to any Future Outside Compound, or any Compound that is identified, synthesized, discovered, designed or acquired after the Effective Date by or on behalf of EVP or its Affiliates hereunder (including by MethylGene or its Affiliates hereunder) (a “Future EVP Compound” and, together with a Future Outside Compound a “Future Compound”), one year has elapsed since its Compound Registration Date, (ii) such Compound is not then a Selected Compound nor an EVP Evaluation Compound, nor an Opt-Out Non-ND Partner Selected HDAC Inhibitor nor a MethylGene Non-ND Selected Compound, nor, in the case of a Non-ND Partner other than Taiho, a Taiho Program Compound or a Taiho Hit Compound, and (iii) there are not then more than […***…] Non-ND Partner Reserved Compounds for such Non-ND Partner.  In the event the Non-ND Partner then has […***…] Non-ND Partner Reserved Compounds, then such Non-ND Partner

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shall not have the right to include any additional Compound(s) as Non-ND Partner Reserved Compounds, until such Non-ND Partner has removed an equal number of Compounds from its list of Non-ND Partner Reserved Compounds, chosen at such Non-ND Partner’s sole discretion.  For the foregoing purpose, it is understood and agreed that a Non-ND Partner shall have the right to remove any Compound from its list of Non-ND Partner Reserved Compounds at any time upon written notice to MethylGene.  In the event a Compound is so removed from the list of Non-ND Partner Reserved Compounds, then such Compound shall thereafter cease to be a Non-ND Partner Selected Compound (unless re-designated in accordance with this Section 6.2.3(b)), and the Non-ND Partner shall have no further rights to develop, market and/or commercialize such Compounds in the Territory outside the Field.

(c)                                  Elevation of Non-ND Partner Reserved Compounds.  Upon commencement of (i) Phase I clinical studies by or under authority of a Non-ND Partner with respect to a Compound(s) outside the Field, and provided that (ii) such Compound(s) are Non-ND Partner Reserved Compound(s) at the time of the Non-ND Partner’s notice to MethylGene of such commencement under this Section 6.2.3(c), such Compound shall cease to be a Non-ND Partner Reserved Compound but shall remain a Non-ND Partner Selected Compound hereunder (i.e., such Compound will no longer count against the maximum number of […***…] Non-ND Partner Reserved Compounds for such Non-ND Partner).

(d)                                 Development Candidate Selection by a Non-ND Partner.  With respect to each Non-ND Partner, such Non-ND Partner may, upon notice to MethylGene, designate […***…] Compound at any time after the Effective Date (that is its development candidate outside the Field) to be a Non-ND Partner Selected Compound, provided that (i) as to any Future Compound, one year has elapsed since its Compound Registration Date, and (ii) such Compound is not then a Selected Compound, nor an EVP Evaluation Compound, nor an Opt-Out Non-ND Partner Selected HDAC Inhibitor; nor a MethylGene Non-ND Selected Compound, and provided, further that, except where the Non-ND Party is Taiho, the Compound is not then a Taiho Program Compound or a Taiho Hit Compound.  In the event MethylGene and such Non-ND Partner have not begun preclinical development or clinical trials of such Compound outside the Field within […***…] months after such selection, such Compound shall thereafter cease to be a Non-ND Partner Selected Compound (and cannot be reselected as Non-ND Partner Selected Compound under this Section 6.2.3(d) for at least a period of […***…] months thereafter) but such Compound may be immediately re-selected as or may remain a Non-ND Partner Selected Compound pursuant to Section 6.2.3(b) above.

(e)                                  Taiho and Additional Cancer Partners.  EVP hereby acknowledges that (i) Taiho has the right to designate the Compound designated internally at MethylGene as […***…] as one of its Non-ND Partner Selected Compounds without such Compound counting towards its maximum number of […***…] Non-ND Partner Reserved Compounds, and (ii) each of Taiho and MethylGene’s “Additional Partners” (as such term is defined in the Taiho Agreement) have certain rights to each other’s Non-ND Partner Selected Compounds without such Compounds counting towards their respective maximum number of […***…] Non-Partner Reserved Compounds, as set forth in Section 5.2.6 of the Taiho Agreement.

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(f)                                   MethylGene Bona Fide Internal Research and Development Programs.

(i)                                     MethylGene shall have the right, pursuant to one or more Bona Fide Internal Research and Development Program(s) (as hereinafter defined in Section 6.2.3(f)(ii)), to research, develop, market and/or commercialize in the Territory and outside the Field up to […***…] individual Compounds (and Products containing the same) which are selected by MethylGene as MethylGene Non-ND Selected Compounds in accordance with this Section 6.2.3(f).  MethylGene shall select and reserve such MethylGene Non-ND Selected Compounds using the selection procedures applicable to Non-ND Partners, Non-ND Partner Reserved Compounds and Non-ND Partner Selected Compounds under Sections 6.2.3(b) and 6.2.3(c), mutatis mutandis, except that (i) all notices referenced in such provisions shall be provided by MethylGene to Patent Counsel (as defined in Section 6.2.3(g) below), (ii) the Compounds reserved or selected by MethylGene, as the case may be, shall be referred to as MethylGene Non-ND Reserved Compounds and MethylGene Non-ND Selected Compounds, and (iii) MethylGene shall not have the right to designate as a MethylGene Non-ND Selected Compound (a) as to any Future EVP Compound or Future Non-ND Partner Compound, until […***…] has elapsed since its Compound Registration Date, or (b) any Compound which is a MethylGene Program Compound until such time as EVP has identified […***…] EVP Evaluation Compounds pursuant to Section 6.2.2(a), any EVP Evaluation Compound, a Taiho Program Compound, a Taiho Hit Compound, a Selected Compound, a Protected Compound, a Non-ND Partner Selected Compound or an Opt-Out Non-ND Partner Selected Compound.  Notwithstanding the preceding sentence, if EVP permits any Non-ND Partner to select as a Non-ND Partner Selected Compound one or more Future EVP Compound(s) prior to expiration of the […***…][…***…] period referenced in clause (iii)(a) above, then EVP shall also permit MethylGene to designate, as a MethylGene Non-ND Selected Compound, an equal number of Future EVP Compound(s) prior to expiration of such […***…] period, provided, that MethylGene must make any such designation within twenty (20) days of the date EVP notifies MethylGene in writing that is has permitted such designations by a Non-ND Partner.  Within a reasonable period of time after the date of designation of any Compound as a MethylGene Non-ND Selected Compound, such Compound shall be determined to be useful in the field of a Bona Fide Internal Research and Development Program.

(ii)                                  As used in this section 6.2.3(f), the term “Bona Fide Internal Research and Development Program” means, with respect to MethylGene’s right to conduct internal research with HDAC Inhibitors outside the Field in accordance with this Section 6.2.3(f), a research program directed to the discovery and/or characterization of HDAC Inhibitors having therapeutic utility outside the Field in a particular disease area (but specifically excluding oncology) and with respect to which MethylGene is devoting internal resources and/or engaging Third Parties to devote resources (e.g. universities under sponsored research arrangements but excluding Non-ND Partners under a Non-ND Partner Agreement) amounting to at least 2 FTEs of qualified scientists in the aggregate at all times, measured on a calendar quarterly basis.  The foregoing notwithstanding, MethylGene’s said commitment for a particular research program in a particular calendar quarter may fall below the 2 FTE requirement if, in the subsequent calendar quarter, sufficient FTEs are devoted to such research so that the average number of FTEs over the said two quarters equals 2 FTEs or more.  MethylGene shall be in breach of the requirement contained in this Section 6.2.3(f), with the effect that such research

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and development activities shall not be deemed to be pursuant to a Bona Fide Internal Research and Development Program, if the average number of FTEs engaged over any two consecutive quarters is less than 2 FTEs, and in such case EVP shall have the right, upon written notice, to terminate MethylGene’s right to conduct such research, subject to the orderly completion of any third-party research agreements.  Upon request by EVP, MethylGene shall provide to EVP written reports certifying the number of FTEs, both internally and externally, devoted to each such research program within thirty (30) days after the close of each calendar quarter.

(g)                                  Notice of MethylGene Non-ND Selected Compounds.  Upon the designation of any Compound as a MethylGene Non-ND Selected Compound pursuant to Section 6.2.3(f) above, MethylGene shall provide notice of such selection to a Third Party patent attorney retained by MethylGene and reasonably acceptable to EVP (hereinafter “Patent Counsel”).  The Patent Counsel shall maintain a current list of all MethylGene Non-ND Selected Compounds and shall be authorized by MethylGene to respond directly to inquiries made by EVP and/or the JSC regarding whether a particular Compound is or is not a MethylGene Non-ND Selected Compound, where such inquiry is made by EVP and/or the JSC, as the case may be, for the purpose of determining whether a particular Compound is available to be designated as a Reserved Compound, a Selected Compound or a Protected Compound.

6.2.4                     Coordination.

(a)                                 Designation by Non-ND Partner.  A Non-ND Partner’s designation, or removal, of a Compound as a Non-ND Partner Selected Compound or Non-ND Partner Reserved Compound shall be effective only upon notice to MethylGene of such designation or removal.

(b)                                 Designation by MethylGene.  MethylGene’s designation or removal of a Compound as a MethylGene Non-ND Reserved Compound or a MethylGene Non-ND Selected Compound shall be effective only upon notice to Patent Counsel, in accordance with Section 6.2.3(f) above, of such designation or removal.

(c)                                  Designation by EVP.  MethylGene shall have a period of ten (10) Business Days, after EVP’s written notice of designation of Reserved Compound(s) under Section 6.2.1(a) above, to inform EVP of any reasons under this Agreement why such Compound cannot be a Reserved Compound, including if such Compound is already a Non-ND Partner Selected Compound or a MethylGene Non-ND Selected Compound prior to such notice (a “Rejection”).  In the event MethylGene does not notify EVP in writing of a Rejection within such ten (10) Business Day period, or notifies EVP during such ten (10) Business Day period that such Compound has been accepted as an EVP Reserved Compound, then EVP’s designation of such Compound as a Reserved Compound shall conclusively be deemed effective under Section 6.2.1(a) above.  In the event a Compound is Rejected as a Reserved Compound, and such Compound is thereafter removed from any list of Non-ND Partner Selected Compounds or MethylGene Non-ND Selected Compounds, then MethylGene shall simultaneously notify EVP and any other Non-ND Partner(s) (or other Third Party/ies) of such removal, if it decides to notify any such Person.  MethylGene shall be deemed to have notified such Persons simultaneously if it initiates all notices, if by mail or overnight courier, on the same calendar day as measured in Montreal and, if by electronic mail or fax, within one hour of each other.

(d)                                 Disclosure.

(i)                                     To EVP.  MethylGene shall disclose to EVP the structures of all MethylGene Non-ND Selected Compounds and all Non-ND Partner Selected Compounds, when and as provided for herein.  MethylGene may disclose to Non-ND Partners the structures of all Selected Compounds when and as provided for herein.  Notwithstanding the foregoing, to the extent any Non-ND Partner at any time refuses to permit MethylGene to disclose structures of such Non-ND Partner Selected Compounds to EVP, MethylGene shall not disclose to such Non-ND Partner the structures of the Selected Compounds hereunder.

(ii)                                  To Non-ND Partners.  Without limiting clause (i) of this Section 6.2.4(d), MethylGene shall in all respects comply with any notice provisions, or other procedural provision, in any Non-ND Partner Agreement to the extent necessary to ensure the successful selection and protection of all Compounds intended to be selected by EVP as Selected Compounds in accordance with the terms hereof.

(iii)                               After Commencement of Clinical Trials.  Any provisions of this Agreement to the contrary notwithstanding, EVP, a Non-ND Partner or MethylGene shall have the right, upon written request to MethylGene, to remove the chemical structure of any Selected Compound, Non-ND Partner Selected Compound or MethylGene Non-ND Selected Compound, respectively, from the MethylGene Compound Registry from and after the date of elevation of such Compound pursuant to Section 6.2.1(b) in the case of a Reserved Compound, pursuant to Section 6.2.3(c) in the case of a Non-ND Partner Reserved Compound and pursuant to Section 6.2.3(f)(i) in the case of a MethylGene Non-ND Reserved Compound; provided, that, if such Compound is no longer being pursued in any clinical study thereafter, the chemical structure of such Compound shall be promptly added to the MethylGene Compound Registry.

(e)                                  Designation by an Opt-Out Non-ND Partner; Disclosure.  An Opt-Out Non-ND Partner’s designation, or removal, of a compound as an Opt-Out Non-ND Partner Selected HDAC Inhibitor or Opt-Out Non-ND Partner Reserved HDAC Inhibitor shall be effective only upon notice to MethylGene of such designation or removal.  Except to the extent necessary to prevent a prohibited selection pursuant to the selection procedures set forth in Section 6.2.7(b) hereof, MethylGene shall not (i) disclose the identities of any Opt-Out Non-ND Partner Selected HDAC Inhibitor to EVP or Non-ND Partners, nor (ii) disclose the identities of any Selected Compounds, Non-ND Partner Selected Compounds or MethylGene Non-ND Selected Compounds to Opt-Out Non-ND Partners.

6.2.5                     Allocation of Selected Compounds and Protected Compounds.

(a)                                 Exclusive Use.  Unless otherwise approved by the JSC and, to the extent there is more than one JSC, by each JSC, no Selected Compound or Protected Compound (as defined below) that is allocated for development under a particular Research and Development Program may be developed under any other Research and Development Program.  Similarly, unless otherwise approved by the JSC and, to the extent there is more than one JSC, by each JSC, no Collaboration Product that results from a particular Research and Development Program (the “Originating R&D Program”) may be made, used, sold or imported under any Commercialization Program other than that which corresponds to the Originating R&D Program.

(b)                                 Allocation of Selected Compounds.  Prior to January 1, 2006, the Selected Compounds (including the Compound selected by the JSC under Section 6.2.1(c)) shall be allocated to the HD R&D Program, unless otherwise approved by the JSC, and if there is more than one JSC, by the JSC for the HD R&D Program.  From and after January 1, 2006, the Parties agree that the Selected Compounds shall be allocated for exclusive use under and pursuant to each of the Research and Development Programs as follows, unless otherwise approved by the JSC and, if there is more than one JSC, by each JSC: (i) […***…] of the Reserved Compounds shall be allocated to the HD R&D Program, (ii) […***…] of the Reserved Compounds shall be allocated to the AD R&D Program, (iii) […***…] of the Reserved Compounds shall be allocated to the PD R&D Program, and (iv) […***…] shall be allocated to the HD R&D Program.  In making determinations as to which Selected Compound(s) will be allocated to each of the HD R&D Program, the AD R&D Program and the PD R&D Program, as the case may be, the JSC shall consider, among other relevant factors, the then-available scientific data regarding each such Selected Compound, and shall direct the applicable Selected Compound to the R&D Program where it has the most disease relevance.  In the event of a Back-Out as to any R&D Program, the same number of Compounds shall continue to be allocated to the R&D Program that is the subject of the Back-Out.

(c)                                  Protected Compounds.  In addition to the allocation of Selected Compounds set forth in paragraph (b) of this Section 6.2.5, the JSC and, to the extent there is more than one JSC, each JSC, may designate a total of […***…] additional Compounds that are not Selected Compounds (each such Compound, a “Protected Compound”), of which […***…] shall be allocated for development only under the HD R&D Program, […***…] shall be allocated for development only under the AD R&D Program, and […***…] shall be allocated for development only under the PD R&D Program; provided, that such Compounds are not then a Taiho Hit Compound, a Taiho Program Compound, a Non-ND Partner Selected Compound, an Opt-Out Non-ND Partner Selected HDAC Inhibitor or a MethylGene Non-ND Selected Compound; and provided, further, with respect to any EVP Evaluation Compound which has not been designated as a Selected Compound as of the expiration of the Evaluation Period, MethylGene shall have the exclusive right, for […***…] Business Days following the expiration of the Evaluation Period, to designate any such Compound as a MethylGene Non-ND Selected Compound (subject to the terms and conditions of this Agreement), and during such […***…] Business Day period such Compound may not be designated as a Protected Compound hereunder.  For clarity, no more then […***…] Compounds may be designated as Protected Compounds pursuant to this Section 6.2.5(c).  The Parties acknowledge that such Protected Compounds shall not be deemed Selected Compounds unless and until so designated in accordance with Section 6.2.1; provided, that, the compounds identified pursuant to this Section 6.2.5(c) and directed to each of the HD R&D Program, the AD R&D Program and the PD R&D Program, respectively, shall not be made available for selection by MethylGene as MethylGene Non-ND Selected Compounds for purposes of its Bona Fide Internal Research Programs pursuant to Section 6.2.3(f).  The period of exclusive selection rights for the Protected Compounds allocated to the Research and Development Programs pursuant to this Section 6.2.5(c) shall commence on the later of (A) the date […***…], and (B) the date […***…] but in no event later

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than […***…] from the date in (A), and shall expire […***…] thereafter.  A Protected Compound may be reserved for exclusive selection by a Research and Development Program as provided herein for […***…] or more […***…] periods, provided, that, unless otherwise agreed by the Parties, no such Protected Compound may be reserved for exclusive selection by the applicable Research and Development Program for […***…] or more consecutive […***…] periods.  The foregoing notwithstanding, in the event one Party is a Back-Out Party with respect to all of the AD R&D Program, the HD R&D Program and the PD R&D Program, then the provisions of this Section 6.2.5(c) shall no longer apply.

6.2.6                     No Obligation to Develop Reserved Compounds.  It is understood that neither EVP, the Non-ND Partners nor MethylGene shall have any obligation to advance any Reserved Compounds, Non-ND Partner Reserved Compounds or MethylGene Non-ND Selected Compounds, respectively, into preclinical development or clinical development, but each may do so in its discretion in accordance with its respective licenses and rights.

6.2.7                     Rights of Opt-Out Non-ND Partners; Designation of Opt-Out Non-ND Partners.

(a)                                 Rights Granted to Opt-Out Non-ND Partners.

(i)                                     It is understood that the designation mechanism described in this Section 6.2.7 (and the sublicense rights granted under Section 4.3.4(b)) are contemplated by the Parties only for the specific situation in which an Opt-Out Non-ND Partner, or MethylGene collaborating with an Opt-Out Non-ND Partner, independently discovers a Small Molecule compound, which directly inhibits the activity of HDAC enzymes or has therapeutic effect through the inhibition of HDAC enzymes, that falls within the definition of “Compound” hereunder.  In such case, none of the Opt-Out Non-ND Partners, EVP, MethylGene or the Non-ND Partners, desires to block the others via Opt-Out Non-ND Partner Blocking Patents, Taiho Blocking Patents, Non-ND Partner Blocking Patents, MethylGene Blocking Patents or EVP Blocking Patents, as the case may be, in the other’s development and/or commercialization of such Compounds in their respective fields consistent with this Agreement.  For the avoidance of doubt, this Section 6.2.7, and the designation of Opt-Out Non-ND Partner Selected HDAC Inhibitors by the Opt-Out Non-ND Partners, is not intended to limit the effect of clause (c) of the definition Opt-Out Non-ND Partner, nor to grant or permit MethylGene to grant Opt-Out Non-ND Partners rights or licenses with respect to Compounds beyond those described in Section 4.3.4(b) above and Section 6.2.7(a)(ii) below.

(ii)                                  MethylGene may grant each Opt-Out Non-ND Partner rights with respect to Compounds limited to: a non-exclusive, royalty-free license under MethylGene Blocking Patents, and a non-exclusive, royalty-free sublicense under Non-ND Partner Blocking Patents, to research, develop, market and/or commercialize outside the Field any Opt-Out Non-ND Partner Selected HDAC Inhibitor which is also a Compound.  MethylGene shall otherwise not grant any rights, nor provide any Data or MethylGene Licensed Technology, to such Opt-Out Non-ND Partners to research, develop, market and/or commercialize outside the Field any Compounds.

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(b)                                 Opt-Out Non-ND Partner’s Designation of Reserved HDAC Inhibitor.  An Opt-Out Non-ND Partner may designate a Small Molecule compound, which directly inhibits the activity of HDAC enzymes or has therapeutic effect through the inhibition of HDAC enzymes, as an Opt-Out Non-ND Partner Reserved HDAC Inhibitor at any time after the Effective Date upon notice to MethylGene, provided at the time of such notice (i) as to any Future Compound, […***…] has elapsed since its Compound Registration Date, (ii) such compound is not then a Selected Compound, a Non-ND Partner Selected Compound, a MethylGene Non-ND Selected Compound, an EVP Evaluation Compound, a Taiho Program Compound or a Taiho Hit Compound, and (iii) there are not then more than […***…] Opt-Out Non-ND Partner Reserved HDAC Inhibitors for such Opt-Out Non-ND Partner.  In the event the Opt-Out Non-ND Partner then-currently has […***…] Opt-Out Non-ND Partner Reserved HDAC Inhibitors, then such Opt-Out Non-ND Partner shall not have the right to include any additional compound(s) as Opt-Out Non-ND Partner Reserved HDAC Inhibitors, until such Opt-Out Non-ND Partner has removed an equal number of compounds from its list of Opt-Out Non-ND Partner Reserved HDAC Inhibitors, chosen at such Opt-Out Non-ND Partner’s sole discretion.  For the foregoing purpose, it is understood and agreed that an Opt-Out Non-ND Partner shall have the right to remove any compound from its list of Opt-Out Non-ND Partner Reserved HDAC Inhibitors at any time upon written notice to MethylGene.  In the event a compound is so removed from the list of Opt-Out Non-ND Partner Reserved HDAC Inhibitors, then such compound shall thereafter cease to be a Opt-Out Non-ND Partner Selected HDAC Inhibitor (unless re-designated in accordance with this Section 6.2.7(b)), and if such compound is also a “Compound” hereunder, the Opt-Out Non-ND Partner shall have no further rights to develop, market and/or commercialize such Compound outside the Field.

(c)                                  Elevation of Opt-Out Non-ND Partner Reserved HDAC Inhibitors.  Upon commencement of (i) Phase I clinical studies outside the Field by or under authority of an Opt-Out Non-ND Partner with respect to a Small Molecule compound(s) that directly inhibits the activity of HDAC enzymes or has therapeutic effect through the inhibition of HDAC enzymes, and provided that (ii) such compound(s) are Opt-Out Non-ND Partner Reserved HDAC Inhibitor(s) at the time of the Non-ND Partner’s notice to MethylGene of such commencement under this Section 6.2.7(c), such compound(s) shall cease to be an Opt-Out Non-ND Partner Reserved HDAC Inhibitor(s) but shall remain an Opt-Out Non-ND Partner Selected HDAC Inhibitor(s) hereunder (i.e., such compound will no longer count against the maximum number of […***…] Opt-Out Non-ND Partner Reserved HDAC Inhibitors for such Opt-Out Non-ND Partner).

6.2.8                     EVP HDAC Inhibitors.  The EVP HDAC Inhibitors shall be treated similarly to Selected Compounds, but shall not be counted towards the number limitations thereof and shall not be made available to any Third Party for use outside of the Collaboration.

6.2.9                     Benefit of More Favorable Terms.  Without limiting the applicability or survival of any other term of this Agreement, any term regarding Selected Compounds, access to data, and licensing of intellectual property rights in a Non-ND Partner Agreement, including the Taiho Agreement, as of the Effective Date, and/or entered into thereafter for a period of […***…] […***…], that is more favorable to Taiho or such other Non-ND Partner than the terms set forth in Article IV or in this Section 6.2 and Section 6.3 shall be extended to EVP hereunder.  In addition to the foregoing, from and after the Effective Date, if MethylGene is able to obtain additional

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amendments to the Taiho Agreement for the benefit of any Non-ND Partner, then MethylGene shall provide prompt written notice thereof, and this Agreement shall be deemed amended in order to provide EVP with the same benefit.

6.3                               Registration of Compounds; Access to Data; Transfer of Licensed MethylGene Technology.

6.3.1                     Registration and Disclosure of Compounds.

(a)                                 Compounds First Synthesized or Acquired Prior to the Effective Date.  On or before the Effective Date, all Compounds first synthesized or acquired by or on behalf of (i) MethylGene or its Affiliates, or (ii) a Non-ND Partner or its Affiliates at least thirty (30) days prior to the Effective Date shall be Registered in the MethylGene Compound Registry together with their corresponding Compound Registration Dates.  From and after the Effective Date, all Compounds first synthesized or acquired by or on behalf of (a) MethylGene or its Affiliates, or (b) a Non-ND Partner or its Affiliates less than thirty (30) days prior to the Effective Date shall be Registered in the MethylGene Compound Registry, together with their corresponding Compound Registration Date, within thirty (30) days of the date each such Compound was first synthesized or acquired.

(b)                                 Compounds First Synthesized or Acquired After the Effective Date.  With respect to any compound first identified, synthesized, discovered, designed or acquired after the Effective Date by or on behalf of (A) MethylGene or its Affiliates pursuant to a Bona Fide Internal Research and Development Program, (B) EVP or its Affiliates hereunder (including by MethylGene or its Affiliates hereunder), or (C) a Non-ND Partner or its Affiliates pursuant to a Non-ND Research Program (including by MethylGene thereunder), such compound shall be Registered in the MethylGene Compound Registry within thirty (30) days of the date such Compound is first synthesized or acquired (as the case may be).  Within thirty (30) days of the Compound Registration Date, such compound shall be screened using the HDAC Assay to determine if such compound is an HDAC Inhibitor. Upon determination that any such compound is an HDAC Inhibitor, such compound shall be deemed a Compound hereunder, and shall be subject to the terms and conditions of this Agreement.

(c)                                  Disclosure of Compounds; Limited Access Prior to the Compound Disclosure Date.  Within […***…] Business Days after the Effective Date, MethylGene shall disclose to EVP the chemical structures and isoforms (to the extent that such isoforms are available as of the Effective Date and thereafter promptly after such isoforms become available) of all Compounds having a Compound Registration Date on or prior to the Effective Date.  From and after the Effective Date, MethylGene shall provide EVP with regular reports, disclosing to EVP the chemical structures and isoforms (to the extent such isoforms are available) for all Compounds having a Compound Disclosure Date on or prior to the date of the applicable report.  Such reports shall be provided by MethylGene at least once every thirty (30) days, or more often as reasonably requested by EVP.  For clarity, neither MethylGene for purposes of its Bona Fide Research and Development Program pursuant to Section 6.2.3(f), nor a Non-ND Partner for purposes of a Non-ND Research Program, shall have access to any Future EVP Compounds until the Compound Disclosure Date for such Compound.  Similarly, EVP shall not have access under

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any Research and Development Program to any Future Outside Compounds until the corresponding Compound Disclosure Date for such Compound.

6.3.2                     Access to Data.  General.  Each Party (the “Providing Party”) shall provide the other (the “Receiving Party”) with prompt and complete access and the right to use for any purposes relating to Compounds and/or Collaboration Products in the Field and to file and reference with Regulatory Authorities, all Data generated by or on behalf of the Providing Party (whether or not generated under a Research and Development Program) at no additional cost to the Receiving Party.  Without limiting the foregoing, upon request by the Receiving Party from time to time, the Providing Party shall promptly provide to the Receiving Party copies of all Data in the Providing Party’s possession, and reasonable access to all originals of Data, such as original patient report forms, whether or not in the Providing Party’s possession.  With respect to Data that is in the possession of a Third Party only, the Providing Party shall secure for the Receiving Party the right to obtain copies of such Data from such Third Party, and shall cooperate fully with and assist the Receiving Party in obtaining such copies.  In addition, MethylGene shall not provide to any of its partners, contractors or others outside the Field any Data relating to Compounds and/or Products that is specific to the Field, and shall not provide to Non-ND Partners any Data generated by EVP or generated by MethylGene in connection with the Collaboration, except those items set forth on Part B of Schedule 1-I.  The disclosures contemplated by this Section 6.3.2 may be made, in whole or in part, by inclusion of such information in the MethylGene Compound Registry and providing EVP with access thereto, or pursuant to such other mechanism as is mutually agreed to by the Parties; provided, that EVP obtains the information required by this Section 6.3.2 within any applicable time periods set forth herein and in a format suitable to reasonably enable EVP to use such information as contemplated by this Agreement.

6.3.3                     Disclosure of Structures of Qualified Compounds; Transfer of Licensed MethylGene Technology.  Promptly after the Effective Date, and as a condition to receipt of the Up-Front License Fee, MethylGene shall disclose to EVP the chemical structures, and isoforms (to the extent that such isoforms are available as of the Effective Date and thereafter promptly after such isoforms become available) of the Qualified Compounds (as defined in the POC Agreement) and all patents and patent applications filed anywhere in the world of which MethylGene is aware, whether or not published, that claim and/or disclose any one or more of the Qualified Compounds, including any and all patents and patent applications that, in the reasonable opinion of MethylGene, would, if granted, dominate a patent directed to a Qualified Compound.  Additionally, promptly after the Effective Date, MethylGene shall use Commercially Reasonable and Diligent Efforts to send to EVP copies of all MethylGene Licensed Technology that MethylGene reasonably believes to be existing as of the Effective Date, when and as such information becomes available.  Thereafter during the term of this Agreement, upon request of EVP, MethylGene shall send to EVP copies of all previously undisclosed Licensed MethylGene Technology, if any, including those developed or acquired after the Effective Date; and shall provide such quantities of Compounds for further evaluation by the JSC and EVP as specified in the R&D Plan(s).  It is understood that MethylGene’s efforts to provide EVP with quantities of Compounds as requested under this Section 6.3.3 may be counted against the […***…] MethylGene FTEs performing the Research and Development Program.  The disclosures contemplated by this Section 6.3.3 may be made, in whole or in part, by inclusion of such information in the MethylGene Compound Registry and providing EVP

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with access thereto, or pursuant to such other mechanism as is mutually agreed to by the Parties; provided, that EVP obtains the information required by this Section 6.3.3 within the time periods set forth herein and in a format suitable to reasonably enable EVP to use such information as contemplated by this Agreement.

6.3.4                     Coordination with Non-ND Partners.

(a)                                 MethylGene’s Obligations.  MethylGene shall be responsible to obtain for EVP prompt access to, copies of and use and cross-reference rights with respect to Research Data (as described in Part B of Schedule 1-I) generated by or on behalf of Non-ND Partners, together with the same type of assistance by such Non-ND Partner that MethylGene would be obligated to provide under Section 6.3.7 with respect to such Research Data.  MethylGene shall promptly notify EVP of any failure to obtain such access, copies or assistance.  MethylGene shall not provide any Data to a Non-ND Partner that fails to provide any such Research Data to EVP; nor shall MethylGene provide EVP’s Data to any Non-ND Partner, directly or indirectly (including by way of cross-referencing for regulatory purposes), except for certain Research Data as permitted under Section 6.3.4(b) and 6.3.2.

(b)                                 EVP’s Obligations.  EVP shall provide to Non-ND Partners the same access to and copies of Research Data (as described in Part B of Schedule 1-I) generated by EVP, together with the same type of assistance as EVP would be obligated to provide under Section 6.3.7 with respect to such Research Data, but only to the extent such Non-ND Partner has provided EVP with access to and use of Research Data generated by or on behalf of such Non-ND Partner.

6.3.5                     No Obligation to Translate.  It is understood and agreed that any Data to be provided by MethylGene, EVP or a Non-ND Partner may be provided in the language in which such Data exists, and neither MethylGene, EVP, nor the Non-ND Partner shall be obligated to provide translations of such Data (to the extent such translation has not already been prepared).

6.3.6                     Data to Conform with ICH Guidelines.  All Preclinical and Clinical Data and Manufacturing Data required to be provided to either Party under this Article VI shall conform with ICH Guidelines, to the extent consistent with the laws, regulations and requirements of Regulatory Authorities of the country or jurisdiction for which such Data was generated by the supplying entity.

6.3.7                     Assistance.  Subject to Section 6.3.5, each Party shall provide the other with such assistance as the other Party reasonably requests from time to time, to enable such other Party to fully understand and implement the Data and Licensed MethylGene Technology to be provided hereunder.

6.3.8                     Reports and Information Exchange.  As between the Parties hereto, the Parties shall jointly own all clinical trial data accumulated in connection with any clinical trial for a Collaboration Product if such trial is conducted as part of a Research and Development Program, or is otherwise funded or partially funded by the Parties or a Party hereunder.  Each of MethylGene and EVP shall use Commercially Reasonable and Diligent Efforts to disclose to the other Party all material information relating to any Collaboration Product promptly after it is learned or its materiality is appreciated.  The Party performing or supervising a clinical trial of a Collaboration Product in accordance with the R&D Plan shall, in its own name, maintain the database of clinical trial data accumulated from all clinical trials of Collaboration Products and of adverse reaction information for all such Collaboration Products.  Each Party shall also keep the JSC informed as to its progress in the R&D Plan.  All protocols for clinical trials to be conducted, and all product registration plans, for Collaboration Products for applications within the Field in the Territory shall be submitted to the JSC for review and comment by the JSC prior to filing of such protocols or registrations with any regulatory agency.  Within sixty (60) days following the end of each calendar quarter during the Research and Development Program, each of MethylGene and EVP shall provide the other Party with a reasonably detailed written report describing the progress to date of all activities for which such Party was allocated responsibility during such quarter under the R&D Plan.

6.3.9                     Adverse Reaction Reporting.  Each of MethylGene and EVP shall notify the other Parties of any Adverse Reaction Information relating to any Collaboration Product within twenty-four (24) hours of the receipt of such information and as necessary for compliance with regulatory requirements.  “Adverse Reaction Information” includes information relating to any experience that (a) suggests a significant hazard, contraindication, side effect or precaution, (b) is fatal or life threatening, (c) is permanently disabling, (d) requires or prolongs inpatient hospitalization, (e) involves a congenital anomaly, cancer or overdose or (f) is one not identified in nature, specificity, severity or frequency in the current investigator brochure or the United States labeling for the Collaboration Product.

6.3.10              Clinical and Regulatory Audits.  Each of MethylGene and EVP shall, and shall ensure that any Qualified Service Provider with whom it has contracted hereunder shall agree to, permit the other Party to have access during regular business hours and upon reasonable advance notice, at the auditing Party’s own expense and no more than once in each calendar year during the term of this Agreement, to the non-auditing Party’s, or Qualified Service Provider’s, records and facilities relating to the Research and Development Program for the purpose of monitoring compliance with Good Clinical Practice and other applicable requirements of the Regulatory Scheme.

6.4                               Regulatory Approval Filings.  Regulatory Approval filings in the Territory for the Collaboration Products and for the facilities used to manufacture such Collaboration Products shall be filed in the name of the Party conducting clinical trials for such Collaboration Product(s) in the case of INDs, and in the name of the applicable Marketing Party of such Collaboration Product(s), in the case of NDAs or, if required with respect to filings to be made with governmental authorities or deemed to be in the best interest of the Parties by the JSC, in the name of such other Third Party as may be agreed upon by the JSC (such as filings with European Regulatory Authorities).  Prior to submission to the FDA, the Parties, through the JSC, shall consult, cooperate in preparing and mutually agree on the content and scope of the Regulatory Approval filings.  In the event that Regulatory Approvals are required to be filed in the name of an entity other than a Party hereto, the JSC shall ensure that such entity (a) holds the licenses issued in respect of such Regulatory Approval filings, maintains control over the manufacturing facilities, equipment and personnel, and engages in pharmacovigilence to the extent required by the Regulatory Scheme, (b) maintains compliance with applicable Regulatory Schemes, (c)

provides manufacturing and supply services to the Marketing Party at the Fully Absorbed Cost of Goods of Collaboration Products so manufactured and supplied, (d) provides the Parties with an irrevocable right of access and reference to such Regulatory Approval filings, licenses and facilities, (e) assigns such Regulatory Approval filings to a Party, or the Parties, upon request, and (f) complies with the provisions of Article XV hereof with respect to the ownership and/or disposition of such Regulatory Approvals in the event this Agreement is terminated and provides the level of cooperation described in Section 15.6 hereof in connection therewith.

6.5                               Preclinical and Clinical Data.  In all agreements with Third Parties or Affiliates involving the development of preclinical or clinical data for a Collaboration Product, EVP and MethylGene shall require that such Third Parties and Affiliates provide the other Party access to all such data, to the extent necessary to meet or comply with any regulations or other requirements of the FDA or other regulatory agency, in each case with respect to Regulatory Approvals or other regulatory purposes.

6.6                               Facilities Visit.  Representatives of MethylGene and EVP may visit all manufacturing sites and the sites of any clinical trials or other experiments being conducted by the other Party in connection with the Research and Development Program.  If requested by the other Party, MethylGene and EVP shall cause appropriate individuals working on the Research and Development Program to be available for meetings at the location of the facilities where such individuals are employed at times reasonably convenient to the Party responding to such request.  Subject to the limitations set forth above as to access to Data of Non-ND Partners, (1) while at MethylGene, EVP employees shall have full access at MethylGene to Data and Licensed MethylGene Technology pertaining to the Compounds and/or Collaboration Products and (2) while at EVP, MethylGene employees shall have full access at EVP to Data and Licensed EVP Technology pertaining to the Compounds and/or Collaboration Products.

6.7                               Material Contracts.  Each Party shall use commercially reasonable efforts to ensure that any material contract entered into by such Party with a Third Party (including with a Qualified Service Provider) for the performance of any activity or service for the benefit of the Collaboration, shall be assignable by such Party to the other Party hereto.  As used in this Section 6.7, the term “material contract” means contracts with contract research organizations, contract manufacturers and with major clinical trial sites.

ARTICLE VII

COMMERCIALIZATION

7.1                               Commercialization Plans.

7.1.1                     General.  The commercialization of each Collaboration Product shall be governed by a Commercialization Plan which shall describe the overall plan for commercializing such Collaboration Product, including (a) a comprehensive marketing, sales, pricing, manufacturing, distribution and licensing strategy for such Collaboration Product in all applicable countries, including the identification of any Third Parties engaged or to be engaged in connection with such activities and the arrangements with them that have been or are proposed to be agreed upon (including policies and procedures for adjustments, rebates, bundling and the like), (b) estimated launch date, market and sales forecasts, in numbers of patients and local currency, and competitive analysis for such Collaboration Product for the overall Territory and for each Major Market Country, (c) a detailed budget for the Commercialization Costs to be incurred in connection with performing such Commercialization Plan, (d) reasonable due diligence obligations to be met by each of the Parties with respect to commercialization objectives to be achieved during the calendar year to which the Collaboration Plan relates (such as minimum annual sales objectives), (e) product positioning and promotional plans (including examples of planned Product Promotional Materials), (f) Phase IV Clinical Trial support if applicable, (g) managed care contracting strategy, (h) conduct of training programs for sales representatives and (i) a detailed manufacturing plan.

7.1.2                     Initial and Updated Commercialization Plans.  No later than […***…] for a Collaboration Product in any given country, the applicable JSC shall develop, review and approve an initial Commercialization Plan for such a Product in accordance with customary standards for a product of comparable market potential, taking into consideration factors such as market conditions, regulatory factors, competition and the costs and profits of such Collaboration Product.  Each Commercialization Plan shall be updated annually by the Marketing Party, in consultation with the other Party as herein provided, and shall be submitted to the JSC for approval not later than November 30th of each year for the following year.  The JSC shall not unreasonably withhold, delay, or condition its approval of any Commercialization Plan or annual update thereto.  In the event the JSC does not take any action with respect to the written approval or rejection of any Commercialization Plan or annual update thereto within thirty (30) days of its submission to the JSC, it shall be deemed to be approved.  Each Commercialization Plan approved by the JSC shall be signed by an authorized representative of each of MethylGene and EVP, until such time as either Party has a Unilateral Right to Approve, in which case it shall be signed only by an authorized representative of the Majority Party.  While minor adjustments to the Commercialization Plan may be proposed by the Marketing Party from time to time without JSC approval, significant changes in the scope or direction of the work and any changes in funding exceeding […***…] percent ([…***…]%) of the total amount budgeted in any calendar year for the Commercialization Plan, on a line item and Collaboration Product-by-Collaboration Product basis, must be approved by the JSC, and in the absence of such approval, the provisions of the most recently approved Commercialization Plan shall remain in effect.  Within thirty (30) days following the end of each calendar quarter after the approval of the initial Commercialization Plan, each of MethylGene and EVP shall provide the other with a reasonably detailed written report describing the progress to date of all activities for which such Party was allocated responsibility during such quarter under the Commercialization Plan.

7.2                               Designation of Marketing Party.  With respect to each Collaboration Product, the applicable JSC shall determine which of the Parties shall be the exclusive Marketing Party for each country in the Territory, and whether the other Party should Co-Promote such Collaboration Product in such country.  If a Party is designated as the Marketing Party, and declines to accept responsibility therefor within its Assigned Territory, it shall notify the other Party in writing and the other Party will have the option to become the exclusive Marketing Party for such Collaboration Product in that geographic region.  The other Party shall provide written notice to the JSC if it elects to assume such responsibility.  If both MethylGene and EVP decline to assume responsibility as the Marketing Party for such Collaboration Product within an Assigned

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Territory, then the JSC will seek a qualified Third Party licensee to assume responsibility for commercializing such Collaboration Product within such region.  Royalties and other proceeds from licensing a Collaboration Product to a Third Party will be considered Net Revenues to be shared by the Parties in accordance with their respective Shares of the Net Profits and Losses.

7.3                               Marketing Party Responsibilities.  If the JSC designates a Party as the Marketing Party in a particular Assigned Territory, and such Party accepts such designation, then it shall undertake commercialization activities for each Collaboration Product in its Assigned Territory in accordance with the applicable Commercialization Plan, and shall use Commercially Reasonable and Diligent Efforts to do so.  Subject to the Co-Promotion of Collaboration Products described in Section 7.4, the Marketing Party shall have the sole responsibility for the following activities (and other associated activities) with respect to Collaboration Products: (a) executing the product promotion and sales activities reflected in the Commercialization Plan; (b) booking sales; (c) handling all aspects of order intake and processing, invoicing and collection, distribution, warehousing, inventory and receivables, and collection of data of sales to hospitals and other end users (i.e., market research data); (d) handling the logistics of all recalls, subject to the provisions of Section 7.5 below; (e) handling all returns; (f) handling all other customer service related functions; and (g) filing Product Promotional Materials with the relevant Regulatory Authority as permitted or required under applicable law.

7.4                               Co-Promotion.

7.4.1                     Co-Promotions Sales Efforts.  If the JSC determines that the Parties should Co-Promote the Collaboration Products within certain countries in the Territory, and the non-Marketing Party agrees to assume such responsibility, then, subject to the terms and conditions below, each Party shall have the right to deploy sales representatives in the region of co-promotion, provided that the Marketing Party shall always provide at least […***…] percent ([…***…]%) of the sales effort in the region of Co-Promotion, with such effort being measured as a function of the number of sales representatives and the percentage of such representatives’ time being spent promoting Collaboration Products.  The Marketing Party shall establish its sales force deployment plans and high-level objectives and activity plans for the Co-Promoting Party’s sales representatives in the region of Co-Promotion. The Co-Promoting Party will establish a plan, subject to the approval of the Marketing Party, not to be unreasonably withheld, to augment the Marketing Party’s sales efforts with its own sales force in a manner consistent with the objectives set forth in the Marketing Party’s deployment plan and designed to: (a) maximize penetration of the Collaboration Products in the region; (b) eliminate redundancies in the sales and marketing efforts in the region; and (c) limit expenses to those customarily associated with promoting a product, including normal selling, general and administrative expenses.

7.4.2                     Party Name on Labeling and Promotional Materials.  For Co-Promoted Collaboration Products, unless otherwise mutually agreed, the Parties will include on all package labels, labeling and inserts for such Products sold in the region of Co-Promotion the names and logos of both MethylGene and EVP with equal prominence, to the extent permitted by the applicable Regulatory Authorities.  With respect to Product Promotional Materials for Co-Promoted Collaboration Products, to the extent such Product Promotional Materials identify or otherwise make reference to either of the Parties, MethylGene and EVP shall both be presented and described with equal prominence and emphasis as having joined and participated in the

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development and joint commercialization of the Collaboration Product, as permitted by the applicable laws and regulations of each country in which such Product Promotional Materials are to be presented.

7.4.3                     Sales Representative Training.  Each Party Co-Promoting a Collaboration Product in any country in the Territory shall supervise and maintain such competent and qualified sales representatives as may be required to fulfill its Co-Promotion responsibilities.  With respect to each country in the Territory in which both Parties have sales representatives, the Marketing Party shall share relevant training materials with the Co-Promoting Party.  Each Party shall be solely responsible and liable for the activities of its own sales force when Co-Promoting a Collaboration Product.

7.4.4                     Co-Promotion Compliance Responsibilities.  To the extent the Parties are Co-Promoting a Collaboration Product in the United States, each Party shall in all material respects conform its practices and procedures relating to such Co-Promotion to the Federal Food Drug and Cosmetic Act (the “FD&C Act”), the Public Health Services Act (“PHS Act”), and other applicable laws (including state laws) and, with respect to sales under Medicare, Medicaid and related government programs, the Social Security Act, as each may be amended from time to time.  Further, in its interactions with customers, the Co-Promoting Party shall pay due regard to the guidelines set forth in the Pharmaceutical Research and Manufacturers of America (“PhRMA”) Code of Pharmaceutical Marketing Practices (the “PhRMA Code”) and the American Medical Association (“AMA”) Guidelines on Gifts to Physicians from Industry (the “AMA Guidelines”), as the same may be amended from time to time.  Further, each Party shall promptly notify and provide the other Party with a copy of any material correspondence or other reports with respect to the Co-Promotion of a Collaboration Product submitted to or received from the FDA, PhRMA or the AMA relating to the FD&C Act, the PHS Act, the PhRMA Code, or the AMA Guidelines.  Outside of the United States, the Parties shall in all material respects conform their practices and procedures relating to such Co-Promotion to the applicable laws, rules and regulations of the applicable country in the Territory, and similarly provide the other Party with a copy of comparable correspondence or other reports as applicable in such country.

7.4.5                     Sales Force Deployment.  As part of each annual update to the Commercialization Plan, each Party shall submit to the other Party its respective sales force deployment plan for Co-Promoted Collaboration Products, including estimated number of individual sales representatives to be engaged (at least in part) in Co-Promotion pursuant to this Section 7.4, and expected number of FTEs to be devoted to such efforts.

7.5                               Recalls.  The Parties shall use good faith and Commercially Reasonable and Diligent Efforts to coordinate any decision making with respect to issuing a recall, market withdrawal or correction of any Collaboration Product in the Territory.  Each Party shall notify the other Party promptly if it has reason to believe that any Collaboration Product might become the subject of a recall, market withdrawal or correction in any country in the Territory, and in no event more than […***…] days after receipt of any written notice regarding such a recall, market withdrawal or correction.  Subject to Section 7.3 above, the Parties shall cooperate in the handling and disposition of such recall, market withdrawal or correction with respect to a Collaboration Product in the Territory, provided that the Marketing Party shall have responsibility for managing any recalls in its Assigned Territory.

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ARTICLE VIII

MANUFACTURE AND SUPPLY

Subject to the terms and conditions of this Agreement, Collaboration Products shall be manufactured and supplied for preclinical and clinical testing and for commercial sale upon the following terms and conditions:

8.1                               Process Development.  The Parties will use Commercially Reasonable and Diligent Efforts to develop a process for the manufacture of each Collaboration Product and to scale up that process to a scale sufficient to synthesize, manufacture and supply (a) the anticipated demand for research requiring greater than […***…]/Compound, preclinical studies, including large animal studies, and clinical trials of such Collaboration Product in accordance with the projections set forth in the R&D Plan and (b) the anticipated market demand for such Collaboration Product for the Territory at the time Regulatory Approval is obtained for such Collaboration Product in accordance with the projections set forth in the Commercialization Plan for such Collaboration Product.  The development of the process for the manufacture of Collaboration Products as well as the scale up of such process and all material issues incident to the development of the ability to produce Collaboration Products for commercial purposes in sufficient quantity and in a timely manner will be within the purview of the JSC, and all changes to the manufacturing process shall be subject to the approval of the JSC.

8.2                               Manufacture and Supply of Collaboration Product.  The JSC shall designate one of the Parties, or a Third Party (the “Manufacturing Party”), to manufacture and supply, or cause to be manufactured and supplied, Collaboration Products for preclinical and clinical activities and commercial sale in the following terms and conditions (and such other terms and conditions established by the JSC consistent with the provisions of this Agreement).

8.2.1                     General.  All decisions relating to the synthesis and manufacture of Collaboration Products shall be subject to the approval of, or modification by, the JSC.  Without limiting the foregoing, (a) MethylGene shall initially synthesize, manufacture and supply Collaboration Products for research needs of less than […***…]/Compound, preclinical studies, including small animals studies (but excluding large animal studies), in quantities and within a time period sufficient to conduct the activities set forth in the Development Plan, and (b) the JSC shall subsequently determine which of the Parties shall manufacture and supply Collaboration Products to meet market demand for Collaboration Products ordered in accordance with the terms hereof, and such Manufacturing Party would so exclusively manufacture and supply Collaboration Products until such time as the JSC otherwise deems appropriate; provided, that a Party may designate a Third Party to manufacture the Collaboration Product on its behalf, subject to the advance written consent of the JSC, such consent not to be unreasonably withheld or delayed.  At such time, the JSC may designate MethylGene, EVP and/or Third Parties for the manufacture, packaging or other finishing processes of Collaboration Products, as determined by the JSC.  To the extent the JSC determines that the quantity of Collaboration Product required by the Development Program or the Commercialization Plan is greater than the quantity which may reasonably be manufactured by the then designated Manufacturing Party, or if the cost per unit of Collaboration Product exceeds commercially reasonable levels, prior to engaging a Third Party to manufacture Collaboration Products, JSC will offer the other Party the opportunity to

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manufacture and supply Collaboration Products, on terms and conditions determined by the JSC. Without limiting the foregoing, the Manufacturing Party shall agree to use Commercially Reasonable and Diligent Efforts to manufacture and supply Collaboration Products hereunder.  If the Manufacturing Party is a Party hereto, it shall include its Fully Absorbed Cost of Goods for the Collaboration Products in its Research and Development Costs, or Commercialization Costs, as applicable.

8.2.2                     Forecasts.  The Parties shall establish a procedure for providing forecasts of customer orders for Collaboration Products, updating such forecasts and ordering Collaboration Product, in each case within time periods sufficient to enable the Manufacturing Party to manufacture such Collaboration Products to meet such forecasts in a commercially reasonable and diligent manner.

8.2.3                     Facilities.  Notwithstanding any provision of this Agreement to the contrary, the Parties acknowledge and agree that neither Party shall bear any costs relating to the construction of manufacturing facilities for a Collaboration Product (other than through normal depreciation and amortization included in Fully Absorbed Cost of Goods).

8.3                               Certificates of Analysis.  The Manufacturing Party shall perform, or cause its contract manufacturer(s) to perform, quality assurance and control tests on each lot of Collaboration Products before delivery and shall prepare, or cause its contract manufacturer(s) to prepare and deliver, a written report of the results of such tests (for purposes of Sections 8.3, 8.4 and 8.5, such contract manufacturer(s) shall be included in the definition of the term “Manufacturing Party”).  Each test report shall set forth for each lot delivered the items tested, specifications and results, including methods references, in a certificate of analysis containing the types of information which shall have been approved by the JSC or required by the FDA or other applicable Regulatory Authority.  The Manufacturing Party shall maintain such certificates for a period of not less than […***…] from the date of manufacture or for such longer period as required under applicable requirements of the FDA or other applicable Regulatory Authority.

8.4                               Manufacturing Compliance.  The Manufacturing Party shall prepare, or cause to be prepared and delivered, and maintain for a period of not less than […***…] or for such longer period as required under applicable requirements of the FDA or other applicable Regulatory Authority for each lot of Collaboration Products manufactured a certificate of manufacturing compliance containing the types of information which shall have been approved by the JSC or required by the FDA or other applicable Regulatory Authority, which certificate will certify that the lot of Collaboration Products was manufactured in accordance with the Specifications and the Good Manufacturing Practices of the FDA or other applicable Regulatory Authority as the same may be amended from time to time.  The Manufacturing Party shall advise the other Party immediately if an authorized agent of the FDA or other Regulatory Authority visits, or notifies it of an impending visit of, any of the Manufacturing Party’s manufacturing facilities, or the facilities where the Collaboration Products are being manufactured, for an inspection with respect to the Collaboration Products, and shall permit the other Party to participate in such inspection in a manner and to the extent practicable, as agreed to by the Parties.  The Manufacturing Party shall furnish to the other Party the report by such agency of such visit, to the extent that such report relates (either directly or indirectly) to Collaboration Products, within […***…] Business Days of the Manufacturing Party’s receipt of such report, and

***Confidential Treatment Requested

the other Party shall have the right to comment prior to submission of any response by the Manufacturing Party to such inspecting agency.

8.5                               Access to Facilities.  Each Party, or its agents, shall have the right to inspect those portions of the manufacturing, finish processing or storage facilities of the Manufacturing Party where Collaboration Products are being manufactured, finished or stored, or any subcontractor who is manufacturing, finishing or storing Collaboration Products for the Manufacturing Party, at any time during regular business hours and upon reasonable advance notice to ascertain compliance with the Good Manufacturing Practices of the FDA or other applicable Regulatory Authority, as the same may be amended from time to time.  Subject to the terms and conditions of Section 11.2 below, confidential information disclosed to or otherwise gathered by the Party or its agent conducting such inspection during any such inspection shall be maintained as confidential.

ARTICLE IX

RIGHTS TO DEVELOP AND COMMERCIALIZE COMPOUNDS OUTSIDE THE COLLABORATION

9.1                               Unilateral Development and Commercialization.

9.1.1                     Back-Out by a Party.  At anytime on or after […***…], but not before, each Party shall have the right, on […***…] written notice to the other (a “Back-Out Notice”), to elect not to proceed with the research, development and commercialization (“Back-Out”) of all Compounds and resulting Collaboration Products subject to development under a particular Research and Development Program in the Field (as to such Compounds and Collaboration Products, the “Back-Out Party”), provided that such Party shall be responsible for all budgeted Research and Development Costs that such Party has committed to in the applicable R&D Plan for the longer of (a) a period of […***…] from the date of the Back-Out Notice, and (b) as necessary to complete those activities covered by the particular annual R&D Plan in effect as of the date of the Back-Out Notice; and provided further that such Party shall, at its own expense, continue to make its personnel, relevant data and other resources available to the other Party as the JSC deems necessary to effect an orderly transition of the research, development and/or commercialization responsibilities.  The foregoing notwithstanding, MethylGene shall not have the right to Back-Out, and any Back-Out Notice provided by MethylGene shall not be effective, unless, as of the date which is […***…] after the date of MethylGene’s Back-Out Notice, MethylGene has delivered to EVP all of the Delayed Compounds (as defined in the R&D Plan).  By way of clarification, if a Party Backs-Out of any Compounds or Collaboration Products allocated to a particular Research and Development Program, such Party will be deemed to have Backed-Out with respect to all Compounds or Collaboration Products then allocated, or to be allocated in the future, to such Research and Development Program and corresponding Commercialization Program.

9.1.2                     Unilateral Development and Commercialization by the Pursuing Party.  Upon receipt by a Party of a Back-Out Notice, the receiving Party shall have the right, immediately upon written notice (an “Election Notice”) sent to the Back-Out Party within […***…] following receipt of the Back-Out Notice, or as set forth below in Sections 9.1.3(b) and

***Confidential Treatment Requested

9.2(c), to proceed unilaterally with the research, development and commercialization of all Compounds and Collaboration Products then allocated, or to be allocated in the future, to such Research and Development Program in the Field and corresponding Commercialization Program (each such Compound and/or Collaboration Product, a “Unilateral Product”) in the Applicable Field, in which case (i) the rights and obligations of the Parties with respect to Unilateral Products shall be governed by Section 4.5, Appendix A, Section 6.2 and Section 6.3 without any further actions on behalf of the Parties, (ii) the Collaboration shall cease as to such Unilateral Products except to the extent specifically provided in this Agreement, and (iii) any licenses granted pursuant to Sections 4.1 and 4.2 as to such Unilateral Products shall be converted into the licenses in Section 4.5, and shall otherwise terminate.  The Parties shall work together to ensure a smooth and orderly transition of the Unilateral Products to the non-Back-Out Party (as to such Unilateral Products, the “Pursuing Party”), including the assignment by the Back-Out Party to the Pursuing Party of any Regulatory Approvals, Data, contracts and transfer of samples of Compounds with respect to the research, development or commercialization of such Unilateral Products to the Pursuing Party, and the assumption by the Pursuing Party of any obligations thereunder.  Except for the obligations provided for in Section 9.1.1 and this Section 9.1.2, the Back-Out Party (a) shall have no further financial obligation to support or otherwise fund any additional efforts in respect of such Unilateral Products, (b) shall have no obligation, responsibility, or authority regarding such additional efforts in respect of such Unilateral Products, and (c) shall continue to be bound by the provisions of Section 2.2 for as long as the Pursuing Party is proceeding with such Unilateral Product(s) or the Collaboration is otherwise in effect.  In the event the Party which receives a Back-Out Notice from the Back-Out Party does not elect to either (1) proceed unilaterally with the research, development or commercialization of any Unilateral Product, or (2) fund all future Research and Development Costs of such Unilateral Product(s) hereunder in accordance with Section 5.4.4(b), then the rights and obligations of the Parties with respect to such Unilateral Products shall be governed by Section 9.2.

9.1.3                     Subsequent Back-Out by Pursuing Party.  A Pursuing Party shall have the right, on […***…] prior written notice (a “Second Back-Out Notice”) to elect to Back-Out of all Unilateral Products as to which it was a Pursuing Party (thereafter, as to such Unilateral Products, the “Former Pursuing Party”).  The Former Pursuing Party shall, during such […***…] period, furnish the other Party with such information and materials as the other Party may reasonably request so as to determine whether it wishes to proceed with the unilateral development and commercialization of such Unilateral Products, including a statement detailing all reasonable and verifiable costs and expenses actually incurred by or on behalf of the Former Pursuing Party in connection with the research, development and commercialization of such Unilateral Products.

(a)                                 Second Pursuing Party Proceeds Unilaterally.  Upon receipt of a Second Back-Out Notice, the receiving Party shall have the right, immediately upon written notice (a “Second Election Notice”) sent to the Former Pursuing Party within […***…] following receipt of the information and materials described above, to proceed unilaterally with the research, development and commercialization of all relevant Unilateral Products (thereafter, the “Second Pursuing Party”), in which case the rights and obligations of the Parties with respect to Unilateral Products shall be governed by Section 4.5, Appendix A, Section 6.2 and Section 6.3 without any further actions on behalf of the Parties, provided that the royalty rate to be paid by

***Confidential Treatment Requested

the Second Pursuing Party to the Former Pursuing Party shall be recalculated in accordance with Appendix A based on the stage of development of the applicable Unilateral Product(s) at the time of such Second Election Notice.  The Parties shall work together to ensure a smooth and orderly transition of the Unilateral Products to the Second Pursuing Party, including the assignment by the Former Pursuing Party to the Second Pursuing Party of any Regulatory Approvals, Data, contracts and transfer of samples of Compounds with respect to the research, development or commercialization of such Unilateral Products to the Second Pursuing Party, and the assumption by the Second Pursuing Party of any obligations thereunder.  Except for the obligations provided for in Section 9.1.1 and this Section 9.1.3, the Former Pursuing Party (a) shall have no further financial obligation to support or otherwise fund any additional efforts in respect of such Unilateral Products, (b) shall have no obligation, responsibility, or authority regarding such additional efforts in respect of such Unilateral Products, and (c) shall continue to be bound by the provisions of Section 2.2 for as long as the Second Pursuing Party is proceeding with such Unilateral Product(s) or the Collaboration is otherwise in effect.

(b)                                 Neither Party Proceeds.  If the receiving Party does not elect to proceed unilaterally with the research, development and commercialization of such Unilateral Products, then the Parties shall, subject to Section 9.2, terminate this Agreement as it pertains to such Unilateral Products in accordance with Section 15.2.3; provided, that if the Parties are unable to agree regarding the terms and conditions of such termination, then such dispute regarding the terms and conditions thereof, but not the fact of termination itself, shall be resolved pursuant to Article XVI hereof; and provided, further, that up until the date the consummation of the agreement on the terms and conditions of any such termination, either Party shall have the right to elect to proceed unilaterally with the research, development or commercialization of such Collaboration Product in accordance with Section 9.1.2.

(c)                                  Parties Proceed Jointly.  Upon receipt of the Second Back-Out Notice by the receiving party, the receiving party and Former Pursuing Party may elect to proceed jointly with the research, development and commercialization of such Unilateral Products, in which case (i) any such Unilateral Products shall once again be deemed Collaboration Products, (ii) both Parties shall pursue the research, development and commercialization of Collaboration Products under the terms of this Agreement, and (iii) the receiving party shall provide a payment to the Former Pursuing Party, within […***…] after receipt of the Second Back-Out Notice, equal to […***…] percent ([…***…]%) of all reasonable and verifiable costs and expenses actually incurred by or on behalf of the Former Pursuing Party (to the extent not previously reimbursed) in connection with the research, development and commercialization of such Unilateral Products from and after the date of its Election Notice.

9.1.4                     Return of Information and Materials.  Except in the case of Section 9.1.3(c), upon the receipt by the Back-Out Party or Former Pursuing Party of an Election Notice with respect to Collaboration Products or a Second Election Notice with respect to Unilateral Products, respectively, the Back-Out Party or Former Pursuing Party, at the request of the Pursuing Party or Second Pursuing Party, shall return, or at the election of the Pursuing Party or Second Pursuing Party, destroy, and thereafter provide the Pursuing Party or Second Pursuing Party written certification evidencing such destruction, any Information of the Pursuing Party or Second Pursuing Party in the Back-Out Party’s or Former Pursuing Party’s possession or control relating to such Collaboration Products or Unilateral Products, as applicable, in each case, to

***Confidential Treatment Requested

which such Back-Out Party or Former Pursuing Party does not retain rights hereunder (except one copy of which may be retained solely for archival purposes).  No personnel other than legal counsel shall have access to the archival copy.  For the avoidance of doubt, no Data shall be subject to destruction hereunder, but only to return to the applicable Party.

9.1.5                     Survival.

(a)                                 If EVP the Pursuing Party.  Subject to paragraph (c) of this Section 9.1.5, in the event that EVP is a Pursuing Party as to any Unilateral Products, then the following provisions of this Agreement shall survive and be binding and for the benefit of each of the Parties in accordance with their terms with respect to such Unilateral Products and corresponding Compounds: Article I, Sections 2.2, 2.3, 4.3.1, 4.3.3, 4.4, 4.5, 4.6, 5.1, 5.2, 5.6.1, 5.6.2, 6.2 (provided that EVP, as a Pursuing Party, shall assume the rights of the JSC to designate Selected Compounds and Protected Compounds under Sections 6.2.1 and 6.2.5), 6.3, Article IX, Article XI, Article XII (as modified by Appendix A), Article XIII, Article XIV, Article XV, Article XVI and Article XVII.

(b)                                 If MethylGene the Pursuing Party  Subject to paragraph (c) of this Section 9.1.5, in the event that MethylGene is a Pursuing Party as to any Unilateral Products, then the following provisions of this Agreement shall survive and be binding and for the benefit of each of the Parties in accordance with their terms with respect to such Unilateral Products and corresponding Compounds: Article I, Sections 2.2, 2.3, 4.3.1, the first sentence of 4.3.3 (and the rest of Section 4.3.3 for so long as EVP has not Backed-Out as to all Research and Development Programs), 4.4, 4.5, 4.6, 5.1, 5.2, 5.6.1, 5.6.2, 6.2 (for so long as EVP has not Backed-Out as to all Research and Development Programs, and provided that MethylGene, as a Pursuing Party, shall assume the rights of the JSC to designate Selected Compounds and Protected Compounds under Sections 6.2.1 and 6.2.5), 6.3 (for so long as EVP has not Backed-Out as to all Research and Development Programs), Article IX, Article XI, Article XII (as modified by Appendix A), Article XIII, Article XIV, Article XV, Article XVI and Article XVII.

(c)                                  Partial Back-Out.  In addition to the foregoing, unless one Party, or both Parties collectively, Back-Out as to all Compounds and/or Collaboration Products then subject to this Collaboration Agreement, each of the provisions hereof shall survive and be binding and for the benefit of each of the Parties in accordance with their terms with respect to all remaining Compound(s) and/or Collaboration Product(s), and the Research and Development Program(s) and/or Commercialization Program(s) to which they are allocated.

9.2                               Third Party Development and Commercialization of Collaboration Products.  In the event that (i) the Parties do not elect to proceed with the development and commercialization of any Collaboration Product or Compound in one or more countries in the Territory at any time, or (ii) the Party that receives a Back-Out Notice from the Back-Out Party does not elect to proceed unilaterally with the research, development or commercialization of any Collaboration Product or Compound pursuant to Section 9.1.2, or (iii) the Parties determine that a Third Party is better able to develop and commercialize such Collaboration Product or Compound at any time, the Parties shall have the right to license and sublicense such rights to Third Parties in one or more such countries on such terms and conditions as the Parties may mutually agree; provided that

(a)                                 such terms and conditions shall provide for the sharing by MethylGene and EVP of all revenue received from any such Third Party in accordance with their respective Shares of Net Profits and Losses of a particular Collaboration Product or Compound, except that such sharing shall be modified, as follows:  In the event that prior to the license to such Third Party, one Party had performed research, development or commercialization activities as a Pursuing Party or Second Pursuing Party with respect to such Collaboration Product or Compound, then all reasonable and verifiable costs and expenses actually incurred by or on behalf of such performing Party (to the extent not previously reimbursed) in connection with the research, development and commercialization of such Collaboration Product or Compound as a Unilateral Product from and after the date of its Election Notice or Second Election Notice, as the case may be, shall be considered Research and Development Costs of such performing Party for purposes of determining each Party’s respective Share of Net Profits and Losses;

(b)                                 any such license or sublicense with respect to the Licensed EVP Technology or the Licensed MethylGene Technology shall be governed by the procedures set forth in Section 4.3.2; and

(c)                                  if there is any dispute between the Parties as to whether or not to grant such a license or sublicense, no such license or sublicense shall be granted, such dispute shall not be subject to litigation or any other Third Party dispute resolution mechanism and the Parties shall terminate this Agreement as it pertains to such Collaboration Products or Compounds in accordance with Section 15.2.3; provided, that if the Parties are unable to agree regarding the terms and conditions of such termination, then such dispute regarding the terms and conditions thereof, but not the fact of termination itself, shall be resolved pursuant to Article XVI hereof; and provided, further, up until the date of the consummation of the agreement on the terms and conditions of any such termination, either Party shall have the right to elect to proceed unilaterally with the research, development or commercialization of such Collaboration Product or Compound in accordance with Section 9.1.2.

ARTICLE X

[Reserved.]

ARTICLE XI

CONFIDENTIALITY

11.1                        Confidential Terms.  Each Party agrees not to disclose any terms of this Agreement to any Third Party without the consent of the other Party, except (i) as required by securities or other applicable laws or (ii) to prospective and actual investors, sublicensees, acquisition partners and such Party’s accountants, attorneys and other professional advisors, or (iii) to others under reasonable conditions of confidentiality.  Notwithstanding the foregoing, the Parties will agree on a press release that can be used to describe this transaction and the terms and conditions of this Agreement, and each Party acknowledges and agrees that the other Party may disclose information from the mutually agreed press release at any time and from time to time without the consent of the other Party.

11.2                        Confidential Information.  During the term of this Agreement and for a period of five (5) years thereafter, the Parties shall maintain in confidence and use only for purposes specifically authorized under this Agreement (a) confidential information and data resulting from or related to the POC Research Activities or the Collaboration, (b) any information contained in the MethylGene Compound Registry, including the chemical structure and isoforms of any Compounds and any other compounds, and (c) all information and data not described in clause (a) or clause (b), but supplied by one Party to the other under this Agreement or in the course of the Parties’ due diligence investigation prior to the execution of this Agreement and marked or identified as “Confidential.”  All confidential information described in clause (b) of the preceding sentence that is disclosed orally or visually shall be documented in a written notice prepared by the disclosing Party and delivered to the receiving Party within thirty (30) days after the date of disclosure, which notice shall summarize the confidential information disclosed to the receiving Party and reference the time, place and manner of disclosure.

Information and data described in clause (a) or (b) of the preceding paragraph shall be referred to as “Information.”  Notwithstanding the provisions of this Section 11.2, each Party hereto may disclose Information to the extent such disclosure is reasonably necessary to exercise the rights granted to it, or reserved by it, under this Agreement (including entering into and/or performing business or scientific relationships with Third Parties with respect to Compounds and Collaboration Products for the Field in the Territory as permitted hereunder, provided such Third Parties are bound by similar obligations of confidentiality as those set forth hereunder), in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations, submitting information to tax or other governmental authorities (including Regulatory Authorities), or conducting clinical trials hereunder with respect to Compounds and/or Collaboration Products, provided that if a Party is required by law to make any such disclosure of the other Party’s Information, to the extent it may legally do so, it will give reasonable advance notice to the latter Party of such disclosure and, except to the extent inappropriate in the case of patent applications or otherwise, will use its reasonable efforts to secure confidential treatment of such Information prior to its disclosure (whether through protective orders or otherwise).  The foregoing notwithstanding, neither Party shall have the right to disclose to any Third Party, other than to a Non-ND Partner as contemplated herein, the chemical structure or isoforms of a Compound without the prior written consent of the other Party, except, that, such restriction shall not apply to any Pursuing Party with respect to any Compound or Collaboration Product that is being further developed or commercialized as a Unilateral Product by such Pursuing Party; provided, that (i) such Pursuing Party exercises the same level of effort with respect to the protection of such information that it exercises with respect to its other proprietary information of a similar nature, but in no event less than commercially reasonable efforts; and (ii) in addition thereto, such Pursuing Party exercises commercially reasonable efforts to execute, in advance of any such disclosure, a confidentiality agreement by and between such Pursuing Party and the specific individual and/or legal services provider to whom the chemical structure or isoforms are to be disclosed.  The obligation not to disclose Information shall not apply to any part of such Information that:  (i) is or becomes patented, published or otherwise becomes publicly known other than by acts of the Party obligated not to disclose such Information in contravention of this Agreement; (ii) can be shown by written documents to have been disclosed to the receiving Party by a Third Party, provided, that such Information was not obtained by such Third Party directly or indirectly from the other Party under this Agreement; (iii) prior to disclosure under this Agreement, was already in the possession of the receiving Party, as shown by written documents; provided, that such Information was not obtained directly or indirectly from the other Party under this Agreement; (iv) can be shown by written documents to have been independently developed by the receiving Party without use of the other Party’s Information or breach of any of the provisions of this Agreement; or (v) is disclosed by the receiving Party pursuant to a subpoena lawfully issued by a court or governmental agency, provided, that the receiving Party or its Affiliates, as the case may be, notifies the other Parties immediately upon receipt of any such subpoena.

11.3                        Publications and Disclosure.  Prior to the submission to any outside person for publication or disclosure of scientific or technical data and research activities relating to Compounds, each Party shall disclose to the other Party a copy of the publication or disclosure, or a written summary of any oral public disclosure, to be made or submitted, and shall allow the other Party at least thirty (30) days to determine whether such publication or disclosure contains subject matter for which patent protection should be sought prior to publication or disclosure or which either Party believes should be modified to avoid disclosure of confidential information or regulatory or other issues.  During such thirty (30) day review period, the Parties may discuss the merits of making the particular publication or disclosure at such time, and the Party proposing such publication or disclosure shall only publish or disclose with the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

ARTICLE XII

INTELLECTUAL PROPERTY RIGHTS

12.1                        Ownership; Rights; Disclosure.

12.1.1              Ownership of Technology and Patent Rights by EVP.

(a)                                 As between the Parties, EVP is and shall remain the owner of the EVP HDAC Inhibitors and the EVP HDAC Patent Rights, and all Licensed EVP Rights existing as of the Effective Date.

(b)                                 Any Technology that is made, conceived, devised, invented, created, developed, written, or otherwise reduced to practice or tangible medium solely by employees of EVP or its Affiliates (or by others acting on behalf of EVP) as a result of EVP’s performance of its activities hereunder, and any Patent Rights that Cover any such Technology which is invented solely by EVP or its Affiliates (or by other acting on behalf of EVP), shall be owned solely by EVP.  Inventorship shall be determined in accordance with United States patent laws.

12.1.2              Ownership of Technology and Patent Rights by MethylGene.

(a)                                 As between the Parties, MethylGene is and shall remain the owner of all Licensed MethylGene Rights existing as of the Effective Date.

(b)                                 Any Technology that is made, conceived, devised, invented, created, developed, written, or otherwise reduced to practice or tangible medium solely by employees of MethylGene or its Affiliates (or by others acting on behalf of MethylGene) as a result of MethylGene’s performance of its activities hereunder, and any Patent Rights that Cover any such Technology which is invented solely by MethylGene or its Affiliates (or by others acting on behalf of MethylGene), shall be solely owned by MethylGene.  Inventorship shall be determined in accordance with United States patent laws.

12.1.3              Joint Ownership of Technology and Patent Rights.  Any Technology that is jointly made, conceived, devised, invented, created, developed, written, or otherwise reduced to practice or tangible medium jointly by employees of EVP or its Affiliates and employees of MethylGene or its Affiliates (or by others acting on behalf of MethylGene and EVP jointly as to the same subject matter) as a result of their performance of their respective activities hereunder, and any Patent Rights that Cover any such Technology which is invented jointly by employees of EVP or its Affiliates and employees of MethylGene or its Affiliates (or by others acting on behalf of MethylGene and EVP jointly as to the same subject matter), shall be jointly owned by EVP and MethylGene.  Inventorship shall be determined in accordance with United States patent laws.

12.1.4              Disclosure; License Grants; Exploitation Rights.  Each of EVP and MethylGene shall promptly disclose to the other Party the making, conception, invention, development, writing or reduction to practice or tangible medium of any Technology described in Sections 12.1.1, 12.1.2 or 12.1.3 that relates to or is useful for the research, development, manufacture, sale or use of a Compound or a Collaboration Product by employees or others acting on behalf of such Party.  Such Collaboration Technology, and corresponding Collaboration Patent Rights, shall be automatically licensed from one Party to the other in accordance with Sections 4.1, 4.2, 4.5 and/or 4.6 hereof.  As to any Technology described in Sections 12.1.1, 12.1.2 or 12.1.3 that is not Collaboration Technology, including any resulting Patent Rights (except for Technology related to the EVP Screening Platform, which shall be governed by Section 4.6), neither EVP nor MethylGene shall have any obligation to account to the other for profits with respect to its interests thereto, or to obtain any approval of the other for the license, assignment or exploitation of its interest thereto, and each of EVP and MethylGene waives any such right it may have under the applicable laws in any country, except, that, with respect to Technology which is not Collaboration Technology and which is jointly owned by EVP and MethylGene in accordance with Section 12.1.3, together with any corresponding Patent Rights covering such Technology, to the extent EVP and/or MethylGene determine to commence an action against any Third Party alleging that such Third Party is infringing or has misappropriated such Technology and/or Patent Rights, as the case may be, EVP and/or MethylGene agree to reasonably cooperate with the enforcing Party (including joining as a party plaintiff to the extent necessary and requested by the other Party).

12.2                        Ownership of Data.  Except as set forth in Section 6.3.8, all Data generated in the performance of the Research and Development Program shall be owned by EVP and/or MethylGene in accordance with Section 12.1; provided that to the extent a Party acquires a Unilateral Right to Approve, or is a Pursuing Party, then all Data generated thereafter that relates to the applicable Compound(s), Collaboration Product(s), Research and Development Program and/or Commercialization Program shall be owned by the Majority Party or Pursuing Party.  Each Party shall be provided a copy of, and shall have the right to use and disclose any such Data, subject to the limitations of Articles XI and Section 6.3.

12.3                        Prosecution.

12.3.1              EVP Collaboration Patent Rights.  EVP shall, at its sole cost and expense, control, and agrees to use Commercially Reasonable and Diligent Efforts to undertake, the Prosecution of the EVP Collaboration Patent Rights and the EVP HDAC Patent Rights throughout the Territory, using counsel of its choice and in such countries as EVP and MethylGene deem mutually appropriate; provided, that, unless otherwise determined by the Parties, EVP shall seek patent protection for the Licensed EVP Patent Rights and the EVP HDAC Patent Rights in all of the Major Market Countries except for China and India.  EVP shall keep MethylGene informed as to such Prosecution, including providing MethylGene drafts of patent applications, responses and other filings in advance of their submission to the respective patent offices, and providing MethylGene copies of any material correspondence with or notices from the patent offices.  EVP shall duly consider, and use good faith efforts to follow, any reasonable comments provided by MethylGene with respect to Prosecution of the EVP Collaboration Patent Rights and/or the EVP HDAC Patent Rights in each of the Major Market Countries; provided, that (where applicable) MethylGene provides its comments as to any particular draft application, response or other filing, material correspondence or notice within thirty (30) days of receiving such information from EVP.

12.3.2              Licensed MethylGene Patent Rights.  MethylGene shall, at its sole cost and expense, control, and agrees to use Commercially Reasonable and Diligent Efforts to undertake, the Prosecution of the Licensed MethylGene Patent Rights (but excluding MethylGene’s interest in the Joint Collaboration Patent Rights) throughout the Territory, using counsel of its choice and in such countries as EVP and MethylGene deem mutually appropriate; provided, that, unless otherwise determined by the Parties, MethylGene shall seek patent protection for the Licensed MethylGene Patent Rights in all of the Major Market Countries except China and India.  MethylGene shall keep EVP informed as to the Prosecution of the MethylGene Collaboration Patent Rights and any Licensed MethylGene Patent Right containing subject matter directed to the use of a Compound in the Field or directed to the composition, manufacture or use of a Selected Compound or a Protected Compound in the Field, including providing EVP with drafts of patent applications, responses and other filings in advance of their submission to the respective patent offices, and providing EVP copies of any material correspondence with or notices from the patent offices.  MethylGene shall duly consider, and use good faith efforts to follow, any reasonable comments provided by EVP with respect to Prosecution of the Licensed MethylGene Patent Rights in each of the Major Market Countries; provided, that (where applicable) EVP provides its comments as to any particular draft application, response or other filing, material correspondence or notice within thirty (30) days of receiving such information from MethylGene.

12.3.3              Joint Collaboration Patent Rights.  MethylGene shall control, and agrees to use Commercially Reasonable and Diligent Efforts to undertake, the Prosecution of the Joint Collaboration Patent Rights throughout the Territory, using counsel mutually agreed to by MethylGene and EVP and in such countries as EVP and MethylGene deem mutually appropriate; provided, that, unless otherwise determined by the Parties, MethylGene shall seek patent protection for the Joint Collaboration Patent Rights in all of the Major Market Countries except for China and India.  MethylGene shall keep EVP informed as to such Prosecution, including providing EVP drafts of patent applications, responses and other filings in advance of their submission to the respective patent offices, and providing EVP copies of any material correspondence with or notices from the patent offices.  For purposes of this Section 12.3.3, EVP acknowledges its agreement that MethylGene may retain Wayne Keown, Esq., and/or Michael S. Greenfield, Esq. of McDonnell, Boehnen, Hulbert & Berghoff LLP to conduct Prosecution of the Joint Collaboration Patent Rights.  MethylGene shall duly consider, and use good faith efforts to follow, any reasonable comments provided by EVP with respect to Prosecution of the Joint Collaboration Patent Rights in each of the Major Market Countries; provided, that (where applicable) EVP provides its comments as to any particular draft application, response or other filing, material correspondence or notice within thirty (30) days of receiving such information from MethylGene.  MethylGene shall be responsible for all costs and expenses associated with the Prosecution of the Joint Collaboration Patent Rights throughout the Territory; provided, that, to the extent such costs are not otherwise reimbursed by a Non-ND Partner or other Third Party, MethylGene shall have the right to include either as Research and Development Costs or as Commercialization Costs, as the case may be, the reasonable costs and expenses associated with the Prosecution of any Joint Collaboration Patent if, and only for so long as, any such Joint Collaboration Patent includes at least one claim directed to the use of a Compound in the Field (the “Method of Use Joint Collaboration Patent Rights”); and provided, further that if, at any time after the Effective Date MethylGene enters into a profit sharing collaboration with a Non-ND Partner and such Non-ND Partner is not obligated to bear a portion of the costs and expenses associated with the Prosecution of any Patent Rights jointly owned by MethylGene and such Non-ND Partner then, from and after the effective date of such profit sharing collaboration, MethylGene shall no longer have the right to include as Research and Development Costs or as Commercialization Costs, as the case may be, the costs and expenses associated with the Prosecution of the Joint Collaboration Patents hereunder.

12.3.4              Quarterly Meetings.  Each of EVP or MethylGene shall have the right to request, on a quarterly basis unless agreed otherwise by the Parties, a meeting for representatives of the Parties to review and discuss any issues or matters regarding intellectual property rights which are the subject of this Collaboration Agreement, including without limiting the generality of the foregoing, issues or matters regarding the Prosecution of Patent Rights Covering the EVP Screening Platform and the Prosecution of Patent Rights Covering the Selected Compounds and the Protected Compounds, their use or manufacture, as well as issues or matters that would otherwise fall under any provisions of Article XII.  The Parties shall have the obligation to participate in good faith at such meetings, to be held in person or by telephone at a mutually convenient time and place.

12.3.5              No Abandonment without Consent.

(a)                                 MethylGene shall not refuse to undertake, nor shall it abandon the Prosecution of any item of the Licensed MethylGene Patent Rights or Joint Collaboration Patent Rights anywhere in the Territory and relevant to the Field without the prior written consent of EVP.  Such consent shall be deemed granted by EVP within thirty (30) days following MethylGene’s written request therefor, unless, prior to the expiration of such thirty (30) day period, EVP notifies MethylGene in writing of its decision to withhold such consent and agrees to assume responsibility for the payment of the costs of Prosecution of any such Patent Rights.

(b)                                 EVP shall not refuse to undertake, nor shall it abandon the Prosecution of any item of the EVP Collaboration Patent Rights anywhere in the Territory and relevant to the Field without the prior written consent of MethylGene.  Such consent shall be deemed granted by MethylGene within thirty (30) days following EVP’s written request therefor, unless, prior to the expiration of such thirty (30) day period, MethylGene notifies EVP in writing of its decision to withhold such consent and agrees to assume responsibility for the payment of the costs of Prosecution of any such Patent Rights.

12.3.6              Rights of Non-ND Partners.  In the event MethylGene obtains EVP’s consent not to undertake, or to abandon, Prosecution of the Patent Rights described in Section 12.3.5(a) above, and not otherwise, then MethylGene may be required to notify one or more of its Non-ND Partners prior to any required action (or such shorter period as is reasonably practicable for non-extendable deadlines), but only with respect to any such Patent Rights that are relevant to the field of use of such Non-ND Partners and to the geographical territory set forth in the applicable Non-ND Partner Agreement.  In such event, a Non-ND Partner may have the right, but not the obligation, to control the Prosecution of such Patent Rights, and MethylGene may cooperate with such Non-ND Partner with respect thereto, provided that such Non-ND Partner shall keep MethylGene reasonably informed of such Prosecution as requested by MethylGene.  In the event a Non-ND Partner takes over Prosecution of such a Patent Right in accordance with this Section 12.3.6, it may obtain the right to complete discretion with respect to any decisions regarding such Prosecution, and shall not owe any duties, express or implied, to MethylGene with respect to such decisions.  Notwithstanding the foregoing, in the event such Non-ND Partner does not elect to undertake or continue the Prosecution of any item of the Patent Rights described herein within thirty (30) days after MethylGene has notified it of its rights hereunder, then MethylGene shall promptly notify EVP in writing, and EVP shall have the right, but not the obligations, to assume control of the Prosecution of such Patent Rights.

12.4                        Defense of Third Party Infringement Claims.  If the research, development, manufacture, sale or use of any Collaboration Product within the Field results in a claim, suit or proceeding (collectively, “Actions”) alleging patent infringement against either Party (or its respective Affiliates or Sublicensees), such Party shall promptly notify the other Party hereto in writing.  MethylGene (if the Action is brought in a MethylGene Assigned Territory against Collaboration Products for which it is the Marketing Party) and EVP (if the Action is brought in an EVP Assigned Territory against Collaboration Products for which it is the Marketing Party) shall have the exclusive right to defend and control the defense of any such Action using counsel of its own choice (the “Controlling Party”); provided, however, that the other Party shall be kept informed of all material developments in connection with any such Action.  The Controlling Party shall not enter into any settlement relating to the Technology or Patent Rights licensed hereunder (for purposes of this Section 12.4 and Section 12.5, the “Licensed Technology” and “Licensed Patents”) that admits the invalidity, unenforceability or non-infringement of any Licensed Patent within the Field without the other Party’s approval, which shall not be withheld or delayed unreasonably.  Any cost, liability or expense (including amounts paid in settlement) (together, “Liabilities”) shall be subject to the indemnification provisions of clause (iv) of Sections 14.1 or 14.2, as applicable.

12.5                        Enforcement.  Subject to the provisions of this Section 12.5, in the event that EVP or MethylGene reasonably believes that any Licensed Technology or Licensed Patent Right is infringed or misappropriated in the Territory by a Third Party within the Field, or with respect to a Selected Compound outside the Field or is subject to a declaratory judgment action arising from either of such type of infringement in the Territory (collectively, “Subject Infringements”), MethylGene or EVP (respectively) shall promptly notify the other Party.  Promptly after such notice the Parties shall meet to discuss the course of action to be taken with respect to an Enforcement Action (as defined below) with respect to such infringement or misappropriation, including the control thereof and sharing of costs and expenses related thereto, for the purposes of entering into a litigation agreement setting forth the same (“Litigation Agreement”).  If the Parties do not enter such Litigation Agreement, EVP shall have the initial right (but not the obligation) to enforce the Licensed Technology and Licensed Patents in the Territory with respect to the Subject Infringement, or defend any declaratory judgment action with respect thereto (for purposes of this Section 12.5, an “Enforcement Action”).  In the event EVP does not notify MethylGene that it intends to enforce or defend the Licensed Technology or Licensed Patents against a Subject Infringement within one hundred and twenty (120) days after notice by either Party of an alleged Subject Infringement in the Territory, then MethylGene shall have the right (but not the obligation) to enforce or defend against such alleged Subject Infringement.  Absent a Litigation Agreement, the Party controlling the enforcement shall keep the other Party reasonably informed of the progress of any Enforcement Action, and the other Party shall have the right to participate with counsel of its own choice at its own expense, and shall reasonably cooperate with the Party initiating the Enforcement Action (including joining as a party plaintiff to the extent necessary and requested by the other Party).  For so long as neither EVP nor MethylGene is a Back-Out Party with respect to all of the Research and Development Programs hereunder, unless otherwise agreed, all amounts recovered in the Enforcement Action, after reimbursing the Party initiating such Enforcement Action for its costs and expenses incurred in such Enforcement Action, shall be shared between the Parties in accordance with their respective Shares of Net Profits and Losses aggregated across all of the Research and Development Programs and Commercialization Programs in the Collaboration.  If either EVP or MethylGene is a Back-Out Party with respect to all of the Research and Development Programs hereunder, then any amounts recovered in any Enforcement Action shall be shared between the Parties in accordance with Section 15(1)(a) of Appendix A.  Neither EVP nor MethylGene shall enter into any settlement relating to the Licensed Technology or the Licensed Patents (for purposes of this Section 12.5 each as defined in Section 12.4) that admits the invalidity, unenforceability or non-infringement of any Licensed Patent within the Field without the other Party’s approval, which shall not be withheld or delayed unreasonably.

ARTICLE XIII

REPRESENTATIONS, WARRANTIES AND COVENANTS

13.1                        Authorization; Binding Effect; No Conflicts.

13.1.1              MethylGene.  MethylGene represents and warrants to EVP as of the Effective Date that (a) it is a corporation duly organized, validly existing and in good standing under the laws of Quebec, Canada, (b) no consent, approval or agreement of any person, party, court, government or entity is required to be obtained by MethylGene or any of its Affiliates in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, which has not been obtained, (c) it has obtained all necessary corporate approvals to enter into this Agreement, (d) it has the legal right and power to enter into this Agreement, to grant the rights and licenses granted or to be granted to EVP in this Agreement, and to fully perform its obligations hereunder and thereunder, (e) this Agreement has been duly executed and delivered and is a valid and binding agreement of MethylGene, enforceable in accordance with its terms, (f) it has not made nor will it make any commitments to others in conflict with or in derogation of this Agreement or such rights and licenses, (g) it is not aware of any legal obstacles or Third Party rights which could prevent it from carrying out its obligations under the provisions of this Agreement.  Without limiting the generality of the foregoing, MethylGene hereby represents, warrants and covenants that (x) the terms of this Agreement do not conflict with or violate, and are not in derogation of, any of the terms or conditions of any Non-ND Partner Agreement, including the Taiho Agreement, and (y) the performance by the Parties of their obligations hereunder, and the exercise by the Parties of their rights hereunder, do not and will not conflict with or violate, or result in a breach by MethylGene of any of the term of, such Non-ND Partner Agreements.

13.1.2              EVP.  EVP represents and warrants to MethylGene as of the Effective Date that (a) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, USA, (b) no consent, approval or agreement of any person, party, court, government or entity is required to be obtained by EVP or any of its Affiliates in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, which has not been obtained, (c) it has obtained all necessary corporate approvals to enter into this Agreement, (d) it has the legal right and power to enter into this Agreement, to grant the rights and licenses granted or to be granted to MethylGene in this Agreement, and to fully perform its obligations hereunder and thereunder, (e) this Agreement has been duly executed and delivered and is a valid and binding agreement of EVP, enforceable in accordance with its terms, (f) it has not made nor will it make any commitments to others in conflict with or in derogation of this Agreement or such rights and licenses, (g) it is not aware of any legal obstacles or Third Party rights which could prevent it from carrying out its obligations under the provisions of this Agreement.

13.2                        Cooperation of Employees.  Each of EVP and MethylGene represents to the other and agrees that all employees or others acting on its behalf in performing its obligations under this Agreement are obligated under a binding written agreement to assign to such Party, or as such Party shall direct, all Technology and Patent Rights invented, discovered or made by such employee or other person.  In the case of non-employees working for other companies or institutions on behalf of EVP or MethylGene, EVP or MethylGene, as the case may be, shall have the right to obtain an assignment of, or, in the alternative, licenses to all Technology made by such non-employees on behalf of EVP or MethylGene, as applicable, in accordance with the policies of said company or institution.  EVP and MethylGene agree to undertake to enforce such agreements (including, where appropriate, by legal action) considering, among other things, the commercial value of such Technology.

13.3                        Intellectual Property Rights.

13.3.1              MethylGene.  MethylGene hereby represents, warrants and covenants that (a) it owns all right, title and interest in, or is exclusively licensed or sublicensed to use, sublicense and exploit, or otherwise possesses legally enforceable exclusive rights in, the

Licensed MethylGene Rights related to the Field, free and clear of all liens, claims or other encumbrances and of any licenses, restrictions or limitations of any nature whatsoever (including obligations to pay Third Party royalties in respect thereto) (collectively, “Liens”), other than as specifically described on Schedule 13.3.1, (b) to its knowledge, the claims of the issued patents of the Licensed MethylGene Patent Rights are valid and enforceable within the Field, and no Licensed MethylGene Patent Rights have been declared invalid or unenforceable by any court of competent jurisdiction, (c) all of the Licensed MethylGene Patent Rights in the Field are listed on Schedule 1-C (specifying which, if any, of such rights are in-licensed or in-sublicensed), and all applications are still pending and issued patents are in good standing and have not been abandoned, (d) it shall maintain in full force and effect during the full terms thereof any agreements with Third Parties governing the in-licensing of any of the Licensed MethylGene Rights, shall not terminate nor give such Third Party any cause to terminate such agreements, and shall notify EVP in the event of any dispute between it and any such Third Party, (e) there are no actions, suits, claims, disputes or proceedings or governmental investigations pending or, to its knowledge, threatened against MethylGene or any of its Affiliates or licensees with respect to the Licensed MethylGene Rights or the use thereof by MethylGene, either at law or in equity, before any court or administrative agency or before any governmental department, commission, board, bureau, agency or instrumentality, or before any arbitration board or panel whether located in the United States or a foreign country, (f) it has made all material statutorily required filings, if any, to record its interests and taken reasonable actions to protect its rights in the Licensed MethylGene Rights, (g) it has good and valid title to all of the Compounds to be provided hereunder, free and clear of any Liens, other than as disclosed on Schedule 13.3.1, (h) except as set forth on Schedule 13.3.1, there are no Non-ND Partner Selected Compounds as of the Effective Date, and none of the Non-ND Partner Selected Compounds or MethylGene Non-ND Selected Compounds has the same chemical structure as any Qualified Hit Compound, (i) to its knowledge, the performance of the Research and Development Program, and the manufacture, use or sale of the Collaboration Products, as contemplated hereunder as of the Effective Date will not result in or constitute the infringement or misappropriation of the intellectual property rights of Third Parties in existence as of the Effective Date, except as set forth on Schedule 13.3.1, (j) no Third Party has claimed to MethylGene that any performance of similar obligations does or would result in the infringement or misappropriation of the intellectual property rights of such Third Party; (k) to its knowledge, no person or entity nor such person’s or entity’s business or products has infringed or misappropriated, or is currently infringing or misappropriating, the Licensed MethylGene Rights within the Field in a manner that would materially interfere with the rights or obligations of the Parties hereunder, and (l) no Third Party will have a right to claim any ownership interests whatsoever in the Collaboration Technology or Collaboration Patent Rights hereunder, or, except to the extent specifically provided under Sections 4.3.1 and 6.2.3 hereof, any other rights with respect thereto, and, without limiting the generality of the foregoing, (1) neither the Collaboration Technology nor the Collaboration Patent Rights shall constitute Joint Intellectual Property as such terms are defined under the Taiho Agreement (or similar definitions under other agreements between MethylGene and its other licensees or sublicensees, including under any Non-ND Partner Agreements) and (2) none of the activities assigned to MethylGene under a Research and Development Program shall be conducted by MethylGene medicinal chemists who are involved in research under the Taiho Agreement or research that is otherwise directed to the use of HDAC Inhibitors for the treatment or prevention of cancer.

13.3.2              EVP.  EVP hereby represents and warrants that (a) no Third Party royalties are due in respect of its EVP Screening Platform in the Field other than as disclosed in Schedule 13.3.2, (b) to its knowledge, the practice of the EVP Screening Platform by EVP as contemplated hereunder as of the Effective Date will not result in or constitute the infringement or misappropriation of the intellectual property rights of Third Parties in existence as of the Effective Date, except as set forth on Schedule 13.3.2, (c) to its knowledge, no person or entity nor such person’s or entity’s business or products has infringed or misappropriated, or is currently infringing or misappropriating, the EVP Screening Platform within the Field in a manner that would materially interfere with the rights or obligations of the Parties hereunder, and (d) no Third Party will have a right to claim any ownership interests whatsoever in the Collaboration Technology or Collaboration Patent Rights as a result of its practice of the EVP Screening Platform.

13.4                        Disclosure.  MethylGene has not (a) omitted to furnish EVP any information requested by EVP, (b) intentionally concealed from EVP any material information in its possession concerning the Licensed MethylGene Rights, Compounds, or the transactions contemplated by this Agreement, or (c) failed to disclose to EVP any information which makes the information disclosed misleading.  EVP has not (x) omitted to furnish MethylGene any information requested by MethylGene, (y) intentionally concealed from MethylGene any material information in its possession concerning the EVP Screening Platform or the transactions contemplated by this Agreement, or (z) failed to disclose to EVP any information which makes the information disclosed misleading.

13.5                        Warranties.  Each of the Parties warrants that (i) the Collaboration Products delivered by such Party pursuant to Section 8.2 hereof, if any, will conform in all material respects to the Specifications, the conditions of any applicable Regulatory Approvals regarding the manufacturing process and any applicable requirements of the Regulatory Scheme regarding the manufacturing process and (ii) the Collaboration Products sold by such Party pursuant to Sections 7.2 or 7.4 hereof will be marketed and sold in all material respects in accordance with the conditions of any applicable Regulatory Approvals and any applicable labeling claims.

13.6                        Disclaimer of Representations and Warranties.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER EVP NOR METHYLGENE MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND THE NON-INFRINGEMENT OF ANY THIRD-PARTY PATENTS OR PROPRIETARY RIGHTS.  ALL UNIFORM COMMERCIAL CODE WARRANTIES ARE EXPRESSLY DISCLAIMED BY THE PARTIES.

13.7                        Limitation of Liability.  EXCEPT AS SET FORTH IN ARTICLE XIV, IT IS AGREED BY THE PARTIES THAT NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR NET PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED

REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

ARTICLE XIV

INDEMNIFICATION

14.1                        Indemnification By MethylGene.  MethylGene shall indemnify and hold harmless EVP and its Affiliates and their respective directors, officers, employees and agents (collectively, the “EVP Indemnified Parties”), from, against and in respect of any and all actions, liabilities, losses, costs, damages, fines, penalties, government orders, taxes, expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts’ fees and expenses), involving a claim or action of a Third Party or governmental authority (collectively, “Losses”), incurred or suffered by the EVP Indemnified Parties or any of them as a result of, arising out of or directly or indirectly relating to: (i) any breach of any material representation or warranty, or failure to perform a material obligation or respect a material covenant, made by MethylGene in this Agreement, (ii) the gross negligence, intentional misconduct or violation of law by or of MethylGene, its Affiliates and their respective directors, officers, employees and agents or any of them, (iii) product liability or personal injury claims relating to any Collaboration Products used, sold or otherwise distributed, or the conduct of clinical trials, by MethylGene, its Affiliates, licensees or sublicensees, or by the supply by MethylGene to EVP of Compounds or Collaboration Products that fail to comply with applicable Specifications, or (iv) any infringement or alleged infringement by EVP of any intellectual property rights of any Third Party that results from EVP’s use or practice of the Licensed MethylGene Rights in accordance with the terms hereof, except in each case to the extent such claim is caused by the gross negligence, willful misconduct or violation of Law of or by EVP or any of the other EVP Indemnified Parties.

14.2                        Indemnification by EVP.  EVP shall indemnify and hold harmless MethylGene and its Affiliates and their respective directors, officers, employees and agents (collectively, the “MethylGene Indemnified Parties”), from, against and in respect of any and all Losses incurred or suffered by the MethylGene Indemnified Parties or any of them as a result of, arising out of or directly or indirectly relating to: (i) any breach of any material representation or warranty, or failure to perform a material obligation or respect a material covenant, made by EVP in this Agreement, (ii) the gross negligence, intentional misconduct or violation of law by or of EVP, its Affiliates and their respective directors, officers, employees and agents or any of them, (iii) product liability or personal injury claims relating to any Collaboration Products used, sold or otherwise distributed, or the conduct of clinical trials, by EVP, its Affiliates, licensees or sublicensees, or by the supply by EVP to MethylGene of Compounds or Collaboration Products that fail to comply with applicable Specifications, or (iv) any infringement or alleged infringement by MethylGene of any intellectual property rights of any Third Party that results from MethylGene’s use or practice of the Licensed EVP Rights in accordance with the terms hereof, except in each case to the extent such claim is caused by the gross negligence, willful misconduct or violation of Law of or by MethylGene or any of the other MethylGene Indemnified Parties.

14.3                        Contribution.

14.3.1              (A) For so long as neither EVP nor MethylGene is a Back-Out Party with respect to all of the Research and Development Programs hereunder, if either EVP or MethylGene, or both EVP and MethylGene, would be liable, respectively, under (1) Section 14.1(i) or 14.2(i) but for the exceptions set forth on Schedule 13.3.1(i) or Schedule 13.2.2(b), or (2) Section 14.1(iv) or 14.2(iv), in each case as indemnitors for the actual or alleged infringement of any claim issuing from the patent application identified in Schedule 13.3.1(i) and Schedule 13.3.2(b) where such claim covers the use of any HDAC inhibitor for the treatment of Alzheimer’s disease, Huntington’s disease, Parkinson’s disease or any Other Neurodegenerative Disease, then EVP and MethylGene shall share all Losses applicable thereto as Collaboration Costs (hereinafter “Section 14.3.1 Losses”) in accordance with their respective share of Net Profits and Losses aggregated across all Research and Development Programs and Commercialization Programs in the Collaboration.  As used in this Section 14.3.1, the phrase “patent application identified in Schedule 13.3.1(i) and Schedule 13.3.2(b)” includes all divisions, continuations, continuations-in-part (but only as to subject matter existing as of the Effective Date), reissues, reexaminations, extensions, supplementary protection certificates, and foreign counterparts, and any patents issuing therefrom, of the patent application identified on such schedules.  For clarity, the terms and conditions of this Section 14.3.1 shall not apply to, and the term “Section 14.3.1 Losses” shall not include Losses resulting from the actual or alleged infringement of, any claim issuing from the patent application identified in Schedule 13.3.1(i) and Schedule 13.3.2(b) that is limited to the use of one or more specific or generic HDAC inhibitor(s) for the treatment of Alzheimer’s disease, Huntington’s disease, Parkinson’s disease or any of the Other Neurodegenerative Diseases, the Losses for which MethylGene shall indemnify EVP pursuant to Section 14.1.  (B) If either EVP or MethylGene Backs-Out of all three Research and Development Programs hereunder, and the other Party continues as a Pursuing Party as to all three Research and Development Programs, then such Pursuing Party shall indemnify and hold harmless the Back-Out Party and its Affiliates, and their respective directors, officers, employees and agents, from and against and in respect of any and all such Section 14.3.1 Losses that accrue from and after the date of the aforementioned Back-Out, subject to the credits provided for in Section 15(2) of Appendix A.

14.3.2              Except as otherwise provided in Section 14.3.1, in the event that both EVP and MethylGene would be liable, respectively, under Section 14.1 and 14.2 as indemnitors for an actual or alleged injury, damage, death or other consequence occurring to any Person, then each Party’s indemnification obligation shall be deemed to be a contribution obligation to the other Party equal to its proportional share of the total of the MethylGene Losses plus the EVP Losses, based on each Party’s relative liability therefor, and Sections 14.1 and 14.2 shall be superseded by this Section 14.3.

14.4                        Claims for Indemnification.

14.4.1              A person entitled to indemnification under this Article 14 (an “Indemnified Party”) shall give prompt written notification to the person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a Third Party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third Party claim as provided in this Section 14.4 shall not relieve the Indemnifying Party of its indemnification obligation under this

Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice).

14.4.2              Within 30 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense.

14.4.3              The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith; provided further, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel in any one jurisdiction for all Indemnified Parties.

14.4.4              The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.

14.4.5              The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld.  The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party.

14.5                        Insurance.  EVP and MethylGene shall maintain insurance, including product liability insurance, with respect to its activities contemplated hereunder in amounts and subject to such deductibles as are customarily maintained by such Party for comparable activities; provided that MethylGene may, pursuant to its self-insurance program, elect to self-insure with respect to some or all of its activities contemplated hereunder.

ARTICLE XV

TERM AND TERMINATION

15.1                        Term.  The term of this Agreement (the “Term”) shall continue until no Compounds or Collaboration Products are being developed or commercialized by either Party in accordance with the terms hereof, unless terminated pursuant to Section 15.2 below.

15.2                        Termination.  This Agreement may be terminated in the following circumstances:

15.2.1              For Certain Material Breaches.  If either MethylGene or EVP (a) fails to perform any material duty imposed upon such Party under this Agreement, the R&D Plan, or

Commercialization Plan, (b) fails to make any reconciliation payment to the other Party when due under Sections 5.4.6(b) or 5.5.2(e), subject to the terms thereof, (c) fails to fund any Research and Development Costs pursuant to an agreed upon R&D Plan pursuant to Sections 5.4.2 and 5.4.4, or (d) fails to pay MethylGene for costs incurred in the synthesis of EVP Evaluation Compounds pursuant to Section 5.4.3(c), and such failure to perform is not cured within thirty (30) days of written notice thereof from the non-breaching Party, or, in the case of a failure to make a payment, within fifteen (15) Business Days, the non-breaching Party may elect, in its sole discretion, to (i) in the case of clause (c) above, waive the terms of Sections 5.4.2 and 5.4.3 with respect to the required funding and cause the respective Share of Net Profits and Losses of the Parties to be adjusted in accordance with Section 5.4.5(b), or (ii) terminate this Agreement with the consequences set forth in Section 15.3.1 below and, in either case, seek any and all remedies available to it at law and in equity.  Except in the case of a failure to make a payment, or cure a breach under Section 2.1, such thirty (30) day period shall be extended to ninety (90) days if the breaching Party has engaged in good faith efforts to remedy such default within such thirty (30) day period and indicated in writing to the non-breaching Party prior to the expiration of such thirty (30) day period that it believes that it will be able to remedy the default within such ninety (90) day period, but such extension shall apply only so long as the breaching Party is engaging in good faith efforts to remedy such default.

15.2.2              Upon Bankruptcy.  Either MethylGene or EVP may terminate this Agreement, with the consequences set forth in Section 15.3.2 below, if (A) the other Party fails to meet any material obligation hereunder and (i) applies for or consents to the appointment of a receiver, trustee, liquidator, sequestrator, custodian or similar official of itself or of all or a substantial part of its property, (ii) becomes unable, or admits in writing its inability, to pay its debts generally as they mature, (iii) makes a general assignment for the benefit of its or any of its creditors, (iv) is dissolved or liquidated in full or in part, (v) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to or fails to contest in a timely and appropriate manner, any petition or proceeding seeking any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or files an answer admitting the material allegations of a petition filed against it in any such proceeding, or (vi) takes any action for the purpose of effecting any of the foregoing; or (B) proceedings for the appointment of a receiver, trustee, liquidator, sequestrator, or custodian or similar official of the other Party or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the other Party or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect are commenced and an order for relief entered, or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement.

15.2.3              By Mutual Agreement.  EVP and MethylGene may, upon mutual written agreement, terminate this Agreement at any time with the consequences set forth in such mutual written agreement.

15.3                        Effects of Termination.

15.3.1              For Certain Material Breaches; Failure to Fund the Research and Development Program; Failure to Make a Reconciliation Payment.  In addition to the rights and duties set forth in Section 15.4, EVP and MethylGene shall have the following rights and duties upon the termination of this Agreement pursuant to Section 15.2.1:

(a)                                 the non-breaching Party shall, immediately upon written notice, be deemed a Pursuing Party and the breaching Party shall be deemed a Back-Out Party, as to all Selected Compounds and Collaboration Products within the Field for purposes of the license and sublicense rights granted under Section 4.5, and the terms and conditions on Appendix A shall thereafter apply as modified hereby,

(b)                                 All Compounds shall become Unilateral Products,

(c)                                  Except as set forth in Section 15.5, any and all licenses or sublicenses from the non-breaching Party to the breaching Party hereunder shall terminate, and the breaching Party shall cease conducting, directly or indirectly, independently or in collaboration with others, all research, development, manufacturing (except as set forth in clause (d) below), use, sales, or other exploitation of the Compounds, and shall grant no rights to any Third Parties to do any of the foregoing,

(d)                                 If the breaching Party is the Manufacturing Party, the non-breaching Party shall have the right to (A) assume all rights and obligations of the Manufacturing Party, or (B) require that the breaching Party continue as the Manufacturing Party in accordance with the terms of Section 8.2 until the earlier of (i) such time as the breaching Party ceases to manufacture any Compounds for any Person or (ii) five (5) years following termination, and

(e)                                  The breaching Party shall assign or cause to be assigned to the Non-Breaching Party (or if not so assignable, shall take all reasonable actions to make available to the non-Breaching Party) all regulatory filings and registrations (including Regulatory Approvals and applications therefor) with respect to each Unilateral Product for which an IND has been filed in the Territory by or on behalf of the breaching Party prior to the termination of this Agreement.  In each case such assignment (or availability) shall be made within thirty (30) days after such termination.

15.3.2              Upon Bankruptcy.  In addition to the rights and duties set forth in Section 15.4, EVP and MethylGene shall have the following rights and duties upon termination of this Agreement pursuant to Section 15.2.2:

(a)                                 the non-bankrupt Party shall, immediately upon written notice, be deemed a Pursuing Party and the breaching Party shall be deemed a Back-Out Party, as to all Selected Compounds and Collaboration Products within the Field for purposes of the license and sublicense rights granted under Section 4.5, and the terms and conditions on Appendix A shall thereafter apply as modified hereby

(b)                                 All Compounds shall become Unilateral Products,

(c)                                  Except as set forth in Section 15.5, any and all licenses or sublicenses from the non-bankrupt Party to the bankrupt Party hereunder shall terminate, and the bankrupt Party shall cease conducting, directly or indirectly, independently or in collaboration with others, all research, development, manufacturing (except as set forth in clause (d) below), use, sales, or other exploitation of the Compounds, and shall grant no rights to any Third Parties to do any of the foregoing,

(d)                                 If the bankrupt Party is the Manufacturing Party, the non-bankrupt Party shall have the right to (A) assume all rights and obligations of the Manufacturing Party, or (B) require that the bankrupt Party continue as the Manufacturing Party in accordance with the terms of Section 8.2 until the earlier of (i) such time as the bankrupt Party ceases to manufacture any Compounds for any Person or (ii) five (5) years following termination, and

(e)                                  The bankrupt Party shall assign or cause to be assigned to the Non-bankrupt Party (or if not so assignable, shall take all reasonable actions to make available to the non-Breaching Party) all regulatory filings and registrations (including Regulatory Approvals and applications therefor) with respect to each Unilateral Product for which an IND has been filed in the Territory by or on behalf of the bankrupt Party prior to the termination of this Agreement.  In each case such assignment (or availability) shall be made within thirty (30) days after such termination.

15.4                        Survival of Rights and Duties.  No termination of this Agreement shall eliminate any rights or duties of the Parties accrued prior to such termination.  Subject to Section 15.5, upon the early termination of this Agreement by EVP, the following provisions of this Agreement shall survive and be binding and for the benefit of each of the Parties in accordance with their terms with respect to such Unilateral Products and corresponding Compounds:  Article I, Sections 2.2, 2.3, 4.3.1, 4.3.3, 4.4, 4.5, 4.6, 5.1, 5.2, 5.6.1, 5.6.2, 6.2 (provided that EVP, as a Pursuing Party, shall assume the rights of the JSC to designate Selected Compounds and Protected Compounds under Sections 6.2.1 and 6.2.5), 6.3, Article IX, Article XI, Article XII (as modified by Appendix A), Article XIII, Article XIV, Article XV, Article XVI and Article XVII..  Subject to Section 15.5, upon the early termination of this Agreement by MethylGene, the following provisions of this Agreement shall survive and be binding and for the benefit of each of the Parties in accordance with their terms with respect to such Unilateral Products and corresponding Compounds:  Article I, Sections 2.2, 2.3, 4.3.1, the first sentence of 4.3.3, 4.4, 4.5, 4.6, 5.1, 5.2, 5.6.1, 5.6.2, Article IX, Article XI, Article XII (as modified by Appendix A), Article XIII, Article XIV, Article XV, Article XVI and Article XVII.  In addition, upon expiration (but not termination) of this Agreement, each of the Parties shall have a fully-paid up, royalty-free, perpetual, irrevocable license under Section 4.1 and 4.2, as applicable.

15.5                        Survival of Licenses to and from Non-ND Partners.  In the event of termination of this Agreement by either Party under Section 15.2.1, 15.2.2 or 15.2.3, Section 4.2, 4.3.1 and 4.3.2 shall survive only with respect to those Non-ND Partners and/or others to whom MethylGene has granted sublicenses thereunder prior to such termination, and only to the extent of such sublicenses.  Likewise, MethylGene shall ensure that in the event MethylGene’s agreement(s) with Non-ND Partners and/or others is terminated, any license or sublicense rights granted to EVP under Article 4 from such Non-ND Partners and others shall survive such termination.  In the event the licenses from MethylGene to EVP under Article IV are terminated, then any rights sublicensed to EVP thereunder from Non-ND Partners and others shall likewise terminate.

15.6                        Cooperation.  If the Agreement is terminated as provided above, the non-terminating Party (the “Defaulting Party”) shall promptly provide to the Pursuing Party (or any Third Party or Affiliate designated by the Pursuing Party) all Technology, including manufacturing know-how, licensed hereunder by the Defaulting Party to the Pursuing Party and access to regulatory filings sufficient to allow the Pursuing Party to perform the duties assumed.  The Defaulting Party shall further use its Commercially Reasonable and Diligent Efforts to provide all assistance required by the Pursuing Party with respect to such transfer so as to permit the Pursuing Party to begin to perform such duties as soon as possible to minimize any disruption in the continuity of supply or marketing of Collaboration Products.

ARTICLE XVI

DISPUTE RESOLUTION

16.1                        Arbitration.  Any Dispute or Deadlock that has not been resolved in accordance with the provisions of Section 3.3 hereof (if applicable) shall be settled by binding arbitration administered by the American Arbitration Association (AAA) under its Commercial Arbitration Rules.  Notwithstanding those rules, the following provisions shall apply to the arbitration hereunder:

16.1.1              Arbitrators.  The arbitration shall be conducted by a single arbitrator chosen by agreement of the Parties who satisfies the AAA requirements for impartiality and independence; provided, that, if the Parties are unable, within thirty (30) days of initiation of the arbitration to agree on the identity of a single arbitrator, the arbitration shall be conducted by a panel of three (3) arbitrators, with one (1) arbitrator chosen by each of EVP and MethylGene and the third appointed by the other two (2) arbitrators.  The arbitrator or arbitrators selected in accordance with this Section 16.1.1 are referred to herein as the “Panel” and shall be comprised of arbitrators who are familiar with worldwide research and business development in the biotechnology industry, unless otherwise agreed by the Parties.

16.1.2              Proceedings.  Except as otherwise provided herein, the Parties and the arbitrators shall use their best efforts to complete the arbitration (i) within three (3) months for Deadlocks and (ii) within six (6) months for Disputes, in each case after the appointment of the Panel under Section 16.1.1 above, unless a Party can demonstrate to the Panel that the complexity of the issues or other reasons warrant the extension of one or more of the time tables.  In such case, the Panel may extend such time table as reasonably required.  The Panel shall, in rendering its decision, apply the substantive law of the Commonwealth of Massachusetts, without regard to its conflicts of laws provisions, except that the interpretation of and enforcement of this Article XVI shall be governed by the U.S. Federal Arbitration Act.  The proceeding shall take place in New York, New York.  The decision and/or award rendered by the arbitrator(s) shall be written, final and non-appealable, and judgment on such decision and/or award may be entered in any court of competent jurisdiction.  The fees of the Panel shall be paid by the losing Party which Party shall be designated by the Panel.  If the Panel is unable to designate a losing Party, it shall so state and the fees shall be split equally between the Parties.

Each Party shall bear the costs of its own attorneys’ and experts’ fees; provided that the Panel may in its discretion award the prevailing Party all or part of the costs and expenses incurred by the prevailing Party in connection with the arbitration proceeding.

16.2                        Interim Relief.  Notwithstanding anything in this Article XVI or Section 3.3 to the contrary, EVP and MethylGene shall each have the right to apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other similar interim or conservatory relief, as necessary, pending resolution under the above described arbitration procedures.  Nothing in the preceding sentence shall be interpreted as limiting the powers of the arbitrators with respect to any dispute subject to arbitration under this Agreement.  The Panel may award injunctive relief.

ARTICLE XVII

MISCELLANEOUS

17.1                        Interpretation.

17.1.1              If an ambiguity or a question of intent or interpretation arises with respect to this Agreement, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

17.1.2              Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (A) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (B) any reference to any laws herein shall be construed as referring to such laws as from time to time enacted, repealed or amended, (C) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (D) the words “herein”, “hereof and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (E) any reference herein to the words “mutually agree” or “mutual written agreement” shall not impose any obligation on either Party to agree to any terms relating thereto or to engage in discussions relating to such terms except as such Party may determine in such Party’s sole discretion; (F) all references herein to Articles, Sections or Schedules shall be construed to refer to Articles, Sections and Schedules of this Agreement; and (g) all references to the “knowledge” of a Party shall refer to the actual knowledge of any of such Party’s officers or director level employees or members of its Board of Directors, or the knowledge which any such person would reasonably be expected to have assuming reasonable inquiry in light of such person’s position with such Party.

17.2                        Exchange Controls.  All payments due hereunder shall be paid in United States dollars.  If at any time legal restrictions prevent the prompt remittance of part or all payments with respect to any country in which Collaboration Products are sold, payment shall be made through such lawful means or methods as the Parties may determine in good faith.

17.3                        Withholding Taxes.  If applicable laws or regulations require that taxes be withheld from payments made hereunder, or from Net Profits, the Party making such payments or otherwise responsible for such withholding will (a) deduct such taxes from any payments to which they relate or in the case of taxes withheld on Net Profits account for such taxes as amounts actually distributed or paid in accordance with Section 5.5.2(d), (b) timely pay such taxes to the proper authority and (c) send written evidence of payment to the Party from whom such taxes were withheld within sixty (60) days after payment.  Each Party will assist the other Party or Parties in claiming tax refunds, deductions or credits at such other Party’s request and will cooperate to minimize the withholding tax, if available, under various treaties applicable to any payment made hereunder.

17.4                        Interest on Late Payments.  Any payments to be made hereunder that are not paid on or before the date such payments are due under this Agreement shall bear interest at a rate per annum equal to the lesser of […***…] percent ([…***…]%) per month or the highest rate permitted by applicable law, calculated on the number of days such payments are paid after the date such payments are due and compounded monthly.

17.5                        Force Majeure.  Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party; provided, however, that the Party so affected shall use Commercially Reasonable and Diligent Efforts to avoid or remove such causes of non-performance, and shall continue performance hereunder with reasonable dispatch wherever such causes are removed.  Each Party shall provide the other Parties with prompt written notice of any delay or failure to perform that occurs by reason of force majeure.  The Parties shall mutually seek a resolution of the delay or the failure to perform in good faith.

17.6                        Assignment.  This Agreement may not be assigned or otherwise transferred by any Party without the consent of the other Parties; provided, however, that, either MethylGene or EVP may, without such consent, assign all of its rights and obligations under this Agreement, together with all of its other business assets that are the subject of this Agreement, (a) to any Affiliate of such Party, or (b) in connection with a merger, consolidation or sale of substantially all of such Party’s assets to which this Agreement relates to an unrelated Third Party.  In the event of any assignment permitted hereunder, such assignee or successor in interest shall assume all of the assignor’s rights and obligations under this Agreement; accordingly, all references herein to the assigning Party shall thereafter be deemed references to the assignee to whom the Agreement is so assigned.  Any purported assignment in violation of this Section 17.6 shall be void.

17.7                        Severability.  Each Party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government

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agency or executive body thereof of any country or community or association of countries.  Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions.  In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.

17.8                        Notices.  Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery or courier), by a next day delivery service of a nationally recognized overnight courier service or by courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor in accordance with this Section 15.8 and shall be effective upon receipt by the addressee.

If to EVP:	EnVivo Pharmaceuticals, Inc.
480 Arsenal Street, Building 1
Watertown, MA 02472
	Attention:	Jason P. Rhodes,
Chief Business Officer
	Telephone:	(617) 225-4212
	Facsimile:	(617) 225-4266
and:
with a copy to	Palmer & Dodge LLP
111 Huntington Ave.
Boston, MA 02119
	Attention:	James T. Barrett
	Telephone:	(617) 239-0385
	Facsimile:	(617) 227-4420

If to MethylGene:	MethylGene Inc.
7220 Frederick-Banting, Suite 200
Montreal, Quebec H4S 2A1
	Attention:	Donald F. Corcoran,
President and CEO
	Telephone:	(514) 337-3333
	Facsimile:	(514) 337-4194

AND:

	Attention:	Klauss Kepper
Chief Financial Officer
	Telephone:	(514) 337-3333

	Facsimile:	(514) 337-4194

with a copy to	Davies Ward Phillips & Vineberg LLP
1501 McGill College Avenue, 26th Floor
Montreal, Quebec H3A 3N9
	Attention:	Elias Benhamou
	Telephone:	(514) 841-6427
	Facsimile:	(514) 841-6499

17.9                        Applicable Law and Waiver of Jury.  This Agreement shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Massachusetts notwithstanding the provisions governing conflict of laws under such Commonwealth of Massachusetts law to the contrary and without giving effect to the United Nations Convention on Contracts for the International Sale of Goods, the 1974 Convention on the Limitation Period in the International Sale of Goods (the “1974 Convention”) and the Protocol amending the 1974 Convention, done at Vienna April 11, 1980, except matters of intellectual property law which shall be determined in accordance with the national intellectual property laws relevant to the intellectual property in question.  The Parties hereby (i) consent to service of process by mailing or delivering such service to the Party at its respective principal business address; and (ii) waive any right to a trial by jury in any action or proceeding to enforce or defend any rights under this Agreement or under any amendment, instrument, document or agreement delivered in connection herewith or hereafter and agree that any such action or proceeding shall be tried before a court and not before a jury.

17.10                 Entire Agreement.  This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous oral or written agreements of the Parties with respect to the subject matter hereof, including, but not limited to the POC Agreement.  This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties hereto.

17.11                 Headings.  The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

17.12                 Independent Contractors.  It is expressly agreed that MethylGene and EVP shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency.  Neither MethylGene nor EVP shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party to do so.

17.13                 Agreement Not to Solicit Employees.  During the term of this Agreement and for a period of […***…] following the termination of this Agreement, EVP and MethylGene each agree not to hire as an employee (or retain as a consultant or contractor) any Person who within the previous […***…] was employed by (or a contractor or consultant to) the other Company and involved in Collaboration activities.

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17.14                 Waiver.  Except as expressly provided herein, the waiver by either Party hereto of any right hereunder or of any failure to perform or any breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other failure to perform or breach by said other Party, whether of a similar nature or otherwise, nor shall any singular or partial exercise of such right preclude any further exercise thereof or the exercise of any other such right.

17.15                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.16                 Benefit.  Nothing in this Agreement or the agreements referred to herein, expressed or implied, shall confer on any person other than the Parties hereto or thereto, or their respective permitted successors or assigns, any rights remedies, obligations or liabilities under or by reason of this Agreement, the agreements referred to herein, or the transactions contemplated herein or therein.

17.17                 Compliance.  Each Party shall provide information reasonably requested by another Party, and take such other action as is reasonably requested, to enable such other Party to comply, in connection with transactions contemplated herein, with regulatory requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Securities Act of 1933, the Securities Exchange Act of 1934 (in each case including regulations promulgated thereunder and as amended from time to time) and similar laws and regulations of other applicable jurisdictions.

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IN WITNESS WHEREOF, the Parties have executed this Collaboration Agreement as of the date first written above.

MethylGene Inc.

By:	/s/ Donald F. Corcoran
Donald F. Corcoran
President and Chief Executive Officer

EnVivo Pharmaceuticals, Inc.

By:	/s/ Stephen Knight
Stephen Knight
Chief Executive Officer

Schedule 1-A

EVP HDAC Patent Rights

P&D Ref. No.	Title	Serial No.
[…***…]	[…***…]	[…***…]

[…***…]	[…***…]	[…***…]

[…***…]	[…***…]	[…***…]

[…***…]	[…***…]	[…***…]

[…***…]	[…***…]	[…***…]

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1-A-1

Schedule 1-B

EVP Screening Platform

Models

Title	Publication Number	Inventors	Assignee Ref. No.
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]

Screening Systems

Title	Publication Number	Inventors	Assignee Ref. No
[…***…]	[…***…][…***…][…***…]	[…***…]	[…***…]
[…***…]	[…***…][…***…]	[…***…]	[…***…]
[…***…]	[…***…][…***…][…***…]	[…***…]	[…***…]

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1-B-1

Other

Title	Publication Number	Inventors	Assignee Ref. No
[…***…]	[…***…][…***…][…***…][…***…][…***…][…***…][…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]

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1-B-2

Schedule 1-C

Licensed MethylGene Patent Rights

Patent Application Title	Serial No.	Publication No.	Patent No.
[…***…]	[…***…]	[…***…]

[…***…]	[…***…][…***…][…***…][…***…][…***…][…***…][…***…][…***…][…***…][…***…][…***…]	[…***…]

[…***…]	[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

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1-C-1

Patent Application Title	Serial No.	Publication No.	Patent No.
[…***…]	[…***…][…***…][…***…][…***…][…***…][…***…]	[…***…]

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1-C-2

Patent Application Title	Serial No.	Publication No.	Patent No.
[…***…]	[…***…][…***…][…***…][…***…][…***…][…***…][…***…][…***…]	[…***…]

[…***…]	[…***…]		[…***…]

[…***…]	[…***…]

[…***…]	[…***…]	[…***…]

[…***…]	[…***…][…***…][…***…][…***…][…***…][…***…]	[…***…]

[…***…]	[…***…][…***…][…***…][…***…][…***…]	[…***…]

[…***…]	[…***…]	[…***…]

[…***…]	[…***…]

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1-C-3

Patent Application Title	Serial No.	Publication No.	Patent No.
[…***…]	[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

[…***…]	[…***…]

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1-C-4

Schedule 1-D

Manufacturing Data

The following, to the extent generated or available (certain data may only be available at site for access and/or review as set forth below).

1.                                      Manufacturing Data required for Drug Substance

(a)                                 Current drug substance manufacturing

(i)                                     Master formula and method

(ii)                                  Master production and control records

(iii)                               Master records (raw data and original report)

(iv)                              Report on the deviation in the drug substance manufacturing process.

(v)                                 All batch records (raw data and original report) and quality control record (raw data and original report) of drug substance used for preclinical and clinical tests and a process development report for the non-GMP preclinical material.

(vi)                              Development report (raw data and original report) on the solvate, polymorphism, and crystal habit of drug substance.

(vii)                           Development report (raw data and original report) on the particle size distribution of drug substance in the final purification step.

(b)                                 Process Development

(i)                                     Summary report (raw data and original report) describing the development history until today.

(ii)                                  The history of process scheme and report (raw data and original report) of the all reaction conditions tested.

(iii)                               The development report (raw data and original report) for the managing method of impurities in the drug substance.

(iv)                              Scale up development report (raw data and original report) including every manufacturing site.

(c)                                  Stability test of drug substance

(i)                                     Development report (raw data and original report) on the stability test of drug substance.

1-D-1

(ii)                                  List of the name of the each compound, storage conditions, storage container, shelf life, and the packed report (raw data and original report).

(iii)                               All information as to packaging materials of drug substance including the name of manufacturing corporations, specification and test results.

(d)                                 The specification and test method, and the acceptance test method of raw materials

(i)                                     List of the name of raw materials, the name of manufacturer and Certificates of Analysis for raw materials.

(e)                                  In-process testing

(i)                                     Development report (raw data and original report) on the in-process testing.

(f)                                   Safety

(i)                                     Development report (raw data and original report) on the thermal instability data, such as DSC, of raw drug substance and drug substance manufacturing.

(ii)                                  Report (raw data and original report) on the toxicity data of every raw materials and intermediates in the drug substance manufacturing.

(iii)                               Document on the assessment of the environmental control with regard to the drug substance manufacturing. The test results, and the list of the name of the each compounds, test items, date, results and its report.

(g)                                  Audit drug substance suppliers

(i)                                     List of audit reports (original report) which include the name of compound, the name of manufacture company, address, city name, State, Zip/Post Code, Country, date, and its report. (This may only be available for review at the manufacturing site.)

(h)                                 Manufacture of impurities

(i)                                     List of the compounds.

(ii)                                  Manufacturing report (raw data and original report) of each compound.

(i)                                     History of technical transfer

(i)                                     All technical transfer reports (raw data and original report) including the items such as drug manufacturing, specification and test method, the name of the compound, the name of the manufacturer, transfer date, and the final report.

1-D-2

(j)                                    Agreements

(i)                                     All agreements such as contract agreement, GMP agreement, quality agreement in order to implement proper manufacturing management and quality control in manufacturing the drug substance, intermediate and raw materials.

(k)                                 Price of raw material and intermediate

(i)                                     List of the name of every raw materials and intermediate used in the manufacturing of drug substance.

2.                                      Manufacturing Data required by Pharmaceutical Division

(a)                                 Drug Substance

(i)                                     Items

(1)                                 Solubility profiles

(2)                                 Chemical stability against heat, humidity, light and so on

(3)                                 Polymorphism (thermal analysis, powder X-ray diffraction, etc.)

(4)                                 IR and UV spectra

(5)                                 Melting point

(6)                                 Hygroscopic property

(7)                                 Impurity profile

(8)                                 Assay

(9)                                 Appearance (color, etc.)

(10)                          Particle size

(11)                          Test methods and specifications

(ii)                                  Reports and raw data

(1)                                 The raw data concerning the above items

(2)                                 The raw data concerning the development and validation of the test methods

(3)                                 The stability reports of the drug substance

1-D-3

(4)                                 The raw data concerning the stability of the drug substance

(b)                                 Formulation (Drug Product)

(i)                                     Items

(1)                                 Composition and components (including their compound names, trade names, grade, lots and manufacturing companies)

(2)                                 Manufacturing method, scale and machines

(3)                                 Chemical and physical stability against heat, humidity, light, oxygen and so on

(4)                                 Hygroscopic property

(5)                                 Impurity profile

(6)                                 Assay

(7)                                 Appearance (color, etc.)

(8)                                 Particle size distribution of the granules for capsulating/tableting

(9)                                 Bulk density of the granules for capsulating/tableting

(10)                          Hardness

(11)                          Disintegration property

(12)                          Drug dissolution property

(13)                          Test methods and specifications

(ii)                                  Reports and raw data

(1)                                 The raw data concerning the above items

(2)                                 The raw data concerning the development of formulations

(3)                                 The development and validation reports of the test methods

(4)                                 The raw data concerning the development and validation of the test methods

(5)                                 The stability reports of the prototype and clinical formulations

1-D-4

(6)                                 The raw data concerning the stability of the prototype and clinical oral formulations

(7)                                 The dissolution comparison data and report of different strengths of clinical formulation

(c)                                  Safety in Handling

(i)                                     Handling instruction and Worker’s safety data (e.g., MSDS report)

1-D-5

Schedule 1-E

MethylGene Program Compounds

Attached.

1-E-1

Schedule 1-F

Other Neurodegenerative Diseases

In addition to Alzheimer’s disease, Huntington’s disease, and Parkinson’s disease, the following neurodegenerative diseases shall be included within the definition of Field:

Age-related memory impairment

Amyotrophic lateral sclerosis

Ataxia-telangiectasia

Biswanger’s disease

Cerebral amyloid angiopathies

Creutzfeldt-Jacob disease including variant form

Corticobasal degeneration

Dementia—multi infarct

Dementia—subcortical

Dementia with Lewy Bodies

Dementia of human immunodeficiency virus (HIV)

Friedreich ataxia

Fronto-temporal dementia and Parkinsonism linked to chromosome 17 (FTDP-17)

Frontotemporal lobar degeneration

Frontal lobe dementia

Kennedy disease

Korsakoff’s syndrome

Mild Cognitive Impairment

Neurological manifestations of Aids including Aids dementia

Neurological conditions arising from polyglutamine expansions

Pick’s disease

Prion diseases including Creutzfeldt-Jakob disease, kuru, fatal familial insomnia, and

Gerstmann-Straussler-Scheinker disease, prion protein cerebral amyloid angiopathy

Postencephalitic Parkinsonism

Progressive supernuclear palsy

Rett syndrome

Transmissable spongiform encephalopathies

Vascular dementia

1-F-1

Schedule 1-G

Preclinical and Clinical Data

1.                                      IND document (copy of draft and submitted version): original and all updates and amendments including annual reports.

2.                                      DMF document (copy of draft and submitted version)

3.                                      All documents (files) comprising Sponsor’s essential documents as set forth in the ICH E6 guideline

4.                                      All material reports and correspondence between a Party and a CRO, including without limitation;

(a)                                 Regulatory, Data Management, Patient Enrollment, Monitoring Log, CRF status, and other periodic reports.

(b)                                 Patient Enrollment, Safety and Efficacy, and other periodic reports.

(c)                                  Monitoring Report

(d)                                 SAE report

1-G-1

Schedule 1-H

Qualified Hit Compounds

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

***Confidential Treatment Requested

1-H-1

Schedule 1-I

Research Data

Part A:                                                       Research Data from MethylGene Other than Pursuant to a Bona Fide Internal Research and Development Program.  The following to the extent generated or available:

1.                                      Chemistry and characterization of screening samples

(a)                                 Chemical structures of screening samples.

(b)                                 Methods of preparation of screening samples.

(c)                                  Analytical data of screening samples.

(d)                                 Physicochemical properties of screening samples (melting points, stability, solubility, etc.).

2.                                      In vitro (cell level) results

(a)                                 Cytotoxicity

(b)                                 Effects on differentiation (if performed or determined)

(c)                                  Effects on apoptosis

(d)                                 Effects on cell cycle

(e)                                  Effects on level of histone acetylation

(f)                                   Effects on morphology (if performed or determined)

(g)                                  Effects on enzyme induction (if performed or determined)

(h)                                 Data on combination with other agents (if performed or determined)

3.                                      In vitro (enzyme level) results

(a)                                 Enzyme inhibitory activity and selectivity (against any HDAC isotypes)

(b)                                 Other enzyme inhibitory activities (if performed or available)

4.                                      In vivo results

(a)                                 Efficacy, toxicity and safety data (including side effect data; e.g. body weight change, bone marrow toxicity, effect to organs, behavioral observation)

1-I-1

(b)                                 ADMET properties (including results from any in vitro ADMET prediction models)

(c)                                  Non-GLP toxicological data

(d)                                 Data on combination with other agents (if performed or determined)

(e)                                  Proof of concept

(f)                                   Expression profiles of HDACs (in vitro, in vivo, clinical samples)

(g)                                  Level of histone acetylation (in vitro, in vivo, clinical samples)

(h)                                 Studies on biological markers for HDAC inhibitor/inhibition (in vitro, in vivo, clinical samples; e.g. induction or inhibition of specific cellular components such as p21)

Part B                                                           Research Data from Non-ND Partners with respect to Compounds and from MethylGene with respect to Compounds first synthesized or acquired pursuant to a Bona-Fide Internal Research and Development Program.

1.                                      Chemical structures

2.                                      Enzyme inhibitory activity and selectivity (against isotypes of HDAC’s)

3.                                      PK properties and non-indication related ADMET to the extent determined or available

4.                                      Methods and procedures of synthesis.

1-I-2

Schedule 1-J

Taiho Hit Compounds

Attached.

1-J-1

Schedule 5.6.2

Taiho Program Compounds

Attached.

5.6.2-1

Schedule 13.3.1

Liens (MethylGene); Exceptions to Representations

Section 13.3.1(a).

Taiho Agreement.

Section 13.3.1(h).

Taiho Selected Compounds

1. […***…]

2. […***…]

3. […***…]

4. […***…]

5. […***…]

6. […***…]

7. […***…]

8. […***…]

9. […***…]

10. […***…]

11. […***…]

Section 13.3.1(i).

The patent application identified as […***…], having a priority date of […***…].

***Confidential Treatment Requested

13.3.1-1

Schedule 13.3.2

Liens (EnVivo); Exceptions to Representations

Section 13.3.2(a)

Pursuant to a First Amended and Restated License Agreement dated October 2, 2002 among EVP, Baylor College of Medicine (“Baylor”), and the Regents of the University of Minnesota, as amended on October 2, 2002, the Collaboration may owe Baylor (i) a […***…] percent ([…***…]%) royalty on the Net Sales (as defined in the First Amendment and Restated License Agreement) of certain Collaboration Products resulting from the use of the EVP Screening Platform, and (ii) the following milestone payments per any such Collaboration Product, and per indication up to a maximum of […***…] indications for such product:

[…***…]	US$	[…***…]
[…***…]	US$	[…***…]
[…***…]	US$	[…***…]
[…***…]	US$	[…***…]

Section 13.3.2(b).

The patent application identified as […***…], having a priority date of […***…].

***Confidential Treatment Requested

13.3.2-1

Appendix A

Terms and Conditions of License Grant for Unilateral Products

1.                                      Royalties.  The Pursuing Party shall pay the Back-Out Party royalties on the annual Net Sales by the Pursuing Party and its Affiliates of any Unilateral Products that are covered by at least one Valid Claim within the Licensed MethylGene Patent Rights, the Licensed EVP Patent Rights or the EVP HDAC Patent Rights (each, a “Royalty Bearing Product”) as set forth below and for the noted indication, and (where applicable) subject to the reductions provided for in Section 3 and Section 4:

A.                                    The Back-Out Date occurs prior to […***…].

Product Type	Rate:
HD Products	[…***…]	%
PD Products	[…***…]	%
Other ND Products	[…***…]	%
AD Products	[…***…]	%

B.                                    The Back-Out Date occurs after […***…] and prior to […***…].

Annual Net Sales	HD & Other ND Products		PD Products		AD Products

US$[…***…] - US$[…***…]	[…***…]	%	[…***…]	%	[…***…]	%
greater than US$[…***…] million	[…***…]	%	[…***…]	%	[…***…]	%

C.                                    The Back-Out Date occurs after […***…] and prior to […***…].

Annual Net Sales	HD & Other ND Products		PD Products		AD Products

US$[…***…] - US$[…***…]	[…***…]	%	[…***…]	%	[…***…]	%
>US$[…***…] - US$[…***…]	[…***…]	%	[…***…]	%	[…***…]	%
greater than US$[…***…]	[…***…]	%	[…***…]	%	[…***…]	%

D.                                    The Back-Out Date occurs after […***…] and prior to commencement of […***…].

Annual Net Sales	HD & Other ND Products		PD Products		AD Products

US$[…***…] - US$[…***…]	[…***…]	%	[…***…]	%	[…***…]	%
>US$[…***…]- US$[…***…]	[…***…]	%	[…***…]	%	[…***…]	%
greater than US$[…***…]	[…***…]	%	[…***…]	%	[…***…]	%

***Confidential Treatment Requested

E.                                     The Back-Out Date occurs after […***…] and prior to […***…].

Annual Net Sales	HD & Other ND Products		PD Products		AD Products

US$[…***…] - US$[…***…]	[…***…]	%	[…***…]	%	[…***…]	%
>US$[…***…] - US$[…***…]	[…***…]	%	[…***…]	%	[…***…]	%
>US$[…***…] - US$[…***…]	[…***…]	%	[…***…]	%	[…***…]	%
greater than US$[…***…]	[…***…]	%	[…***…]	%	[…***…]	%

F.                                      The Back-Out Date occurs after […***…].

Annual Net Sales	HD & Other ND Products		PD Products		AD Products

US$[…***…] - US$[…***…]	[…***…]	%	[…***…]	%	[…***…]	%
>US$[…***…] - US$[…***…]	[…***…]	%	[…***…]	%	[…***…]	%
>US$[…***…] - US$[…***…]	[…***…]	%	[…***…]	%	[…***…]	%
>US$[…***…] - US$[…***…]	[…***…]	%	[…***…]	%	[…***…]	%
greater than US$[…***…]	[…***…]	%	[…***…]	%	[…***…]	%

Royalties on Net Sales of each Royalty-Bearing Product in any calendar year shall be paid at the rate applicable to the portion of Net Sales within each of the Net Sales levels during such calendar year.  For example, if Net Sales in a given calendar year for a Royalty-Bearing Product which is an HD Product are US$[…***…], and the applicable Back-Out Date occurred after […***…] and prior to […***…], then (assuming that no adjustments or other reductions apply) the royalty rate for the first US$[…***…] of such Net Sales would be […***…]% and the royalty rate for the portion of such Net Sales in excess of US$[…***…] […***…] would be […***…]%.

2.                                      Share of Sublicense Income.  The Pursuing Party shall pay the Back-Out Party the percentage(s) of Royalty Sublicense Income (as hereinafter defined in Section 18(3)(A) and Other Sublicense Income (as hereinafter defined in Section 18(3)(B)) as set forth below, and subject to Section 4, within […***…] after the Pursuing Party receives the relevant payment from the sublicensee:

A.                                    The Back-Out Date occurs prior to […***…]:

[…***…]%                              Other Sublicense Income

[…***…]%                              Royalty Sublicense Income

B.                                    The Back-Out Date occurs after […***…] and prior to […***…].

[…***…]%                              Other Sublicense Income

[…***…]%                              Royalty Sublicense Income

***Confidential Treatment Requested

C.                                    The Back-Out Date occurs after […***…] and prior to […***…].

[…***…]%                              Other Sublicense Income

[…***…]%                              Royalty Sublicense Income

D.                                    The Back-Out Date occurs after […***…] and prior […***…].

[…***…]%                              Other Sublicense Income

[…***…]%                              Royalty Sublicense Income

E.                                     The Back-Out Date occurs after […***…] and prior to […***…].

[…***…]%                              Other Sublicense Income

[…***…]%                              Royalty Sublicense Income

F.                                      The Back-Out Date occurs after […***…].

[…***…]%                              Other Sublicense Income

[…***…]%                              Royalty Sublicense Income

As used in this Appendix A, the term “Back-Out Date” means the last day of the period for which a Back-Out Party is responsible for, and actually incurs, a portion of Research and Development Costs in accordance with Section 9.1.1.

As used in Sections 1 and 2 above, the phrase “[…***…]” means prior to […***…].

As used in Sections 1 and 2 above, the phrase “[…***…]” with respect to a […***…] means […***…].

As used in Sections 1 and 2 above, the phrase “[…***…]” with respect to […***…] means […***…].

3.                                      Related Third Party Payments.  The Pursuing Party shall be entitled to deduct, from the royalty payments made by it pursuant to Section 1, in a country, […***…]% of Related Third Party Payments paid by the Pursuing Party with respect to such Royalty Bearing Products in such country; provided that in no event shall a deduction under this Section 3 reduce any royalty payment otherwise due to the Back-Out Party in respect of Royalty Bearing Products in a country to less than […***…]%, as adjusted in accordance with Section 4.  Any deduction that is not usable pursuant to the final clause of the immediately preceding sentence may be carried forward for use in a future period.  The foregoing notwithstanding, Related Third Party Payments shall exclude (i) payment obligations under the Baylor Agreement (which royalty payments shall be the responsibility of the Pursuing Party), (ii) royalty payments to a Non-ND Partner, in

***Confidential Treatment Requested

accordance with Section 5.6.2, of up to […***…]percent ([…***…]%) of Net Sales of such Royalty-Bearing Product (which royalty payments shall be the responsibility of the Pursuing Party); and (iii) Related Third Party Payments paid by a Pursuing Party which constitute a Section 14.3.1 Loss, it being understood that any such Third Party Payments shall be subject to the credits provided for in Section 15(2) of this Appendix A.

4.                                      Adjustments.  The royalties and share of Sublicense Income set forth above shall be adjusted in the event the Back-Out Party funded less than […***…]% of the Research and Development Costs of both Parties as of the Back-Out Date.  The adjustment will be proportional to the ratio of the Research and Development Costs actually incurred by the Back-Out Party to […***…]% of the aggregate Research and Development Costs through the Back-Out Date, with respect to the Research and Development Program from which the applicable Royalty-Bearing Product originated.  The foregoing notwithstanding, if a Back-Out Party breaches its commitment to fund its portion of Research and Development Costs for the period required under Section 9.1.1 (the “Back-Out Funding Period”), and during such period a clinical development milestone is achieved, the Back-Out Party shall not have the right to receive the benefit of the higher royalty rate associated with the achievement of the applicable clinical development milestone.  Example calculations are set forth in Exhibit 1 to this Appendix A.

5.                                      Length of Payments.  The royalties payable hereunder shall be paid on a country-by-country basis on each Royalty Bearing Product until the expiration of the last-to-expire Valid Claim within the Licensed MethylGene Patent Rights, the Licensed EVP Patent Rights or the EVP HDAC Patent Rights.

6.                                      Diligence.  The Pursuing Party agrees to diligently develop Compounds and the Unilateral Products for use in the Field and to use Commercially Reasonable and Diligent Efforts to file for and obtain Regulatory Approvals for and bring to market such Unilateral Products for use in the Field and in the Territory as soon as reasonably practicable.  A Party shall be deemed to have met its obligation under this Section 6 for the entire Territory if such Party exercises Commercially Reasonable and Diligent Efforts with respect to the Major Market Countries.  The Pursuing Party shall provide the Back-Out Party with an annual written summary of its development efforts pursuant to this Section 6.

7.                                      Reports.  Following the First Commercial Sale of any Royalty Bearing Product, the Pursuing Party shall within 60 days after each Calendar Quarter furnish to the Back-Out Party a written quarterly report showing on a country-by-country basis: (a) the quantity of Royalty Bearing Products sold and the Net Sales, (b) the withholding taxes, if any, required by law to be deducted in respect to such royalties; (c) the dates of the First Commercial Sale of Royalty Bearing Products in any country during the reporting period; and (d) the exchange rates used in determining amounts payable hereunder.  If no royalties are due for any quarterly period hereunder, the Pursuing Party shall so report.  The Pursuing Party shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder, and the credits claimed hereunder, to be determined.  Royalties shown to have accrued in each royalty report shall be paid at the same time the report is provided.  The foregoing obligation by the Pursuing Party to maintain records shall be limited to five years following the date of the quarterly report to which they relate.

***Confidential Treatment Requested

8.                                      Examinations.  Upon the written request of the Back-Out Party, the Pursuing Party shall permit an independent certified public accountant selected by the Back-Out Party (but excluding the Back-Out Party’s own accountant) and acceptable to the Pursuing Party, which acceptance shall not be unreasonably withheld, to have access during normal business hours to such records of the Pursuing Party as may be reasonably necessary to verify the accuracy of the royalty reports described herein.  Any such certified public accountant shall first be required to enter into a confidentiality agreement in form reasonably acceptable to the Pursuing Party.  Both Parties shall use commercially reasonable efforts to schedule all such verifications within 60 days after the Back-Out Party makes its written request.  All such verifications shall be conducted not more than once in each calendar year.  If the Back-Out Party’s independent certified public accountant concludes that additional fees were owed to the Back-Out Party during such period, the additional fees shall be paid by the Pursuing Party within 30 days after the date the Back-Out Party delivers to the Pursuing Party such independent certified public accountant’s written report so concluding.  In the event the Back-Out Party’s independent certified public accountant concludes that there was an overpayment of fees to the Back-Out Party during such period, the overpayment shall be repaid by the Back-Out Party within 30 days of the date the Back-Out Party received such independent certified public accountant’s written report so concluding.  The fees charged by such independent certified public accountant shall be paid by the Back-Out Party unless the audit discloses an underpayment of the fees payable by the Pursuing Party for the audited period of more than 5%, in which case the Pursuing Party shall pay the reasonable fees and expenses charged by such accountant.

9.                                      Sublicensees.  The Pursuing Party shall include in each agreement with each sublicensee a provision requiring the sublicensee to make reports to the Pursuing Party, to keep and maintain records of sales made pursuant to such agreement and to grant access to such records by the Back-Out Party’s independent certified public accountant, and to comply with the terms of the Collaboration Agreement that are intended to protect the Non-ND Partners, to the same extent required of the Pursuing Party under this Agreement.

10.                               Confidentiality.  The Back-Out Party agrees that all information subject to review hereunder, including any agreement with a sublicensee of the Pursuing Party, is confidential and that the Back-Out Party shall cause its independent certified accountant to retain all such information in confidence pursuant to Section 11.2 of the Collaboration Agreement.

11.                               Withholding Taxes.  The Pursuing Party shall deduct withholding taxes from payments made under this Agreement and pay them to the proper tax authorities only to the extent required by applicable laws.  The Pursuing Party shall maintain official receipts of payment of any withholding taxes and forward these receipts to the Back-Out Party within 60 days.  The Parties will exercise diligent efforts to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of any treaties applicable to any payment made thereunder.

12.                               Currency Exchange.  Net Sales shall be expressed in its United States dollar equivalent, calculated using the applicable conversion rate for buying United States dollars published by The Wall Street Journal on the last Business Day of the Calendar Quarter to which the royalty report relates.

13.                               Manner of Payment.  Payments to be made by the Pursuing Party to the Back-Out Party under this Agreement shall be payable in United States dollars and shall be paid by bank wire transfer in immediately available funds to such bank account as is designated in writing by the Back-Out Party from time to time.

14.                               Patent Prosecution and Maintenance.  The Parties’ rights to Prosecute any Patent Rights licensed hereunder shall continue to be subject to the terms and conditions of Section 12.3 of the Collaboration Agreement, subject to the following:

(1)                                 The Pursuing Party shall control, and agrees to use Commercially Reasonable and Diligent Efforts to undertake, the Prosecution of the Method of Use Joint Collaboration Patent Rights that include at least one claim covering the use of a Compound in the Applicable Field (the “Subject Patent Rights”) throughout the Territory, using counsel of its choice, in such countries as it deems appropriate, provided that unless otherwise expressly agreed by the Back-Out Party, the Pursing Party shall seek patent protection for the Subject Patent Rights in all of the Major Market Countries except China and India.

(2)                                 The Pursuing Party shall keep the Back-Out Party informed as to such Prosecution, including providing the Back-Out Party drafts of patent applications, responses and other filings in advance of their submission to the respective patent offices, and providing the Back-Out Party copies of any material correspondence with or notices from the patent offices.  The Pursuing Party shall duly consider and follow any reasonable comments provided by the Back-Out Party with respect to Prosecution of any Subject Patent Rights with respect to any claims outside of the Field (if any); provided, that (where applicable) such comments are provided as to any particular draft application, response or other filing, material correspondence or notice within thirty (30) days of receiving such information from the Pursuing Party.

(3)                                 The Pursuing Party shall be responsible for all costs and expenses associated with the Prosecution of the Subject Patent Rights throughout the Territory and may credit up to […***…] percent ([…***…]%) of such costs and expenses against any royalties or Sublicense Income payments due under Sections 1 or 2, provided that such payments shall not be reduced by such credit to less than […***…] percent ([…***…]%) of what they would otherwise be in any one year; and provided, further, the Pursuing Party shall use commercially reasonable efforts to require the sublicensee to assume such Prosecution costs.  Any amounts not able to be credited due to the foregoing proviso may be carried forward to succeeding reporting periods.  Any Prosecution costs to be credited with respect to Prosecution of the Subject Patent Rights in a Major Market Country may be credited against royalties attributable to any Major Market Country and to any Sublicense Income payment not specifically attributable to a country other than a Major Market Country.  Any Prosecution costs to be credited with respect to Prosecution of the Subject Patent Rights in a country other than a Major Market Country shall be credited against royalties attributable to the applicable non-Major Market Country and to any Sublicense Income payment not specifically attributable to any country other than such non-Major Market Country.

***Confidential Treatment Requested

15.                               Actions for Infringement of Rights; Credits for Section 14.3.1 Losses.

(1)                                 The Parties’ rights to defend any Third Party infringement claims shall continue to be subject to the terms and conditions of Section 12.4 of the Collaboration Agreement, except as follows:

(a)                                 If either EVP or MethylGene is a Pursuing Party as to all three Research and Development Programs, and such Pursuing Party is liable under Section 14.3.1(B) as an indemnitor for a Section 14.3.1 Loss, then such Pursuing Party shall have the right to credit up to […***…]percent ([…***…]%) of any payments made pursuant to Section 14.3.1(B), including any Related Third Party Payments made with respect to the settlement of a Section 14.3.1 Loss or to obtain a license to the patent application identified on Schedule 13.3.1(i) and Schedule 13.3.2(b), against any royalties or Sublicense Income payments due to the other Party under Sections 1 or 2 of this Appendix A; provided, that such payments shall not be reduced by more than […***…] percent ([…***…]%) of what they would otherwise be in any one year.  Any amounts not able to be credited due to the foregoing proviso may be carried forward to succeeding reporting periods.

(b)                                 In no event shall the credits provided for in Sections 14(3) and 15(2) of this Appendix A reduce the amount of any royalties or Sublicense Income payments due to the other Party under Sections 1 or 2 of this Appendix A to less than […***…] percent ([…***…]%) of what they would otherwise be in any one year.

(2)                                 The Parties’ rights to defend and enforce any Patent Rights licensed hereunder shall continue to be subject to the terms and conditions of Sections 12.5 of the Collaboration Agreement, except as follows:

For so long as either EVP or MethylGene is a Pursuing Party as to all of the Research and Development Programs, such Pursuing Party shall have the right, but not the obligation, to bring an Enforcement Action (as defined in Section 12.5).  All costs and expenses (including attorneys’ and experts’ fees ) incurred by the Pursuing Party with respect to such Enforcement Action shall be borne by the Pursuing Party.  All recoveries and damages (if any) received as a result of such Enforcement Action shall first be used to reimburse the Pursuing Party for its costs and expenses (including attorneys’ and experts’ fees) resulting from the Enforcement Action, and any remaining recoveries shall be deemed to be Net Sales of a Royalty-Bearing Product hereunder, and shall be subject to the royalty rate applicable to the particular Royalty-Bearing Product the market share of which was being negatively effected by the Third Party infringer.  In the event the Pursuing Party grants a license to an infringing Third Party in connection with the settlement of such Enforcement Action, the Pursuing Party shall have the right to credit […***…]% of the Pursuing Party’s unreimbursed costs and expenses (including attorneys’ fees and experts’ fees) from any applicable Sublicense Income payments received by such Pursuing Party in connection with such license agreement, prior to determining the portion of Sublicense Income owed to the Back-Out Party pursuant to this Appendix A.

16.                               Term and Termination.

16.1                        Term.  The term shall be determined on a country-by-country and Unilateral Product-by-Unilateral Product basis.  The term shall commence (i) with respect to a Pursuing

***Confidential Treatment Requested

Party, on the date of an Election Notice provided pursuant to Section 9.1.2, or (ii) with respect to a Second Pursuing Party, on the date of a Second Election Notice provided pursuant to Section 9.1.2, and unless earlier terminated pursuant to Section 16.2 of this Appendix A, shall expire on the expiration of the last to expire Valid Claim of the Licensed EVP Patent Rights, the Licensed MethylGene Patent Rights or the EVP HDAC Patent Rights.  Upon expiration (but not termination) of this Agreement, the Pursuing Party shall have a fully-paid up, royalty-free, perpetual, irrevocable license under Section 4.5 with respect to the applicable Unilateral Products; provided, that, from and after the effective date of expiration of this Agreement, the Pursuing Party shall no longer have the right to access or select Compounds which the Pursuing Party had not designated as Selected Compounds prior to the effective date of the expiration of this Agreement.

16.2                        Termination.  The rights of the Pursuing Party contemplated hereby, and in Section 4.5, may be terminated in the following circumstances:

(a)                                 For Certain Material Breaches.  If the Pursuing Party fails to perform any material duty imposed upon such Pursuing Party under this Appendix A or the surviving provisions of the Collaboration Agreement under Section 9.1.5, and such failure to perform is not cured within thirty (30) days of written notice thereof from the non-breaching Party, or, in the case of a failure to make a payment, within fifteen (15) Business Days, the non-breaching Party may elect, in its sole discretion, to terminate the license under Section 4.5 to all applicable Unilateral Products with the consequences set forth in Section 16.3(a) below, and, in either case, seek any and all remedies available to it at law and in equity.  Except in the case of a failure to make a payment, such thirty (30) day period shall be extended to ninety (90) days if the breaching Party has engaged in good faith efforts to remedy such default within such thirty (30) day period and indicated in writing to the non-breaching Party prior to the expiration of such thirty (30) day period that it believes that it will be able to remedy the default within such ninety (90) day period, but such extension shall apply only so long as the breaching Party is engaging in good faith efforts to remedy such default.

(b)                                 For Bankruptcy.  The Back-Out Party may terminate this Agreement, with the consequences set forth in Section 16.3(b) below, if (A) the Pursuing Party fails to meet any material obligation under this Appendix A and (i) applies for or consents to the appointment of a receiver, trustee, liquidator, sequestrator, custodian or similar official of itself or of all or a substantial part of its property, (ii) becomes unable, or admits in writing its inability, to pay its debts generally as they mature, (iii) makes a general assignment for the benefit of its or any of its creditors, (iv) is dissolved or liquidated in full or in part, (v) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to or fails to contest in a timely and appropriate manner, any petition or proceeding seeking any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or files an answer admitting the material allegations of a petition filed against it in any such proceeding, or (vi) takes any action for the purpose of effecting any of the foregoing; or (B) proceedings for the appointment of a receiver, trustee, liquidator, sequestrator, or custodian or similar official of the Pursuing Party or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Pursuing

Party or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect are commenced and an order for relief entered, or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement.

(c)                                  By Mutual Agreement.  The Pursuing Party and the Back-Out Party may, upon mutual written agreement, terminate this Agreement at any time with the consequences set forth in such mutual written agreement.

16.3                        Consequences of Termination.

(a)                                 Upon Material Breach.  In addition to the rights and duties set forth in Section 16.4 of this Appendix A, MethylGene and EVP shall have the following rights and duties upon the termination of a Pursuing Party’s rights to exploit a Unilateral Product in the Applicable Field pursuant to Section 16.2(a) of this Appendix A:

(i)                                     the non-breaching Party shall, immediately upon written notice, be deemed a Pursuing Party and the breaching Party a Back-Out Party as to all Unilateral Products within the relevant Applicable Field for purposes of the license and sublicense rights granted under Section 4.5 of the Agreement, and the terms and conditions of this Appendix A and the surviving obligations of Section 9.1.5 shall thereafter apply as modified hereby.

(ii)                                  Except as set forth in Section 16.5 of this Appendix A, any and all licenses or sublicenses from the Back-Out Party to the breaching Party with respect to the relevant Unilateral Product(s) in the Applicable Field shall terminate, and the breaching Party shall cease conducting, directly or indirectly, independently or in collaboration with others, all research, development, manufacturing (except as set forth in clause (iii) below), use, sales, or other exploitation of the relevant Unilateral Product(s), and shall grant no rights to any Third Parties to do any of the foregoing,

(iii)                               the diligence obligations set forth in Section 6 of this Appendix A shall not apply to the non-breaching Party with respect to such Unilateral Products;

(iv)                              If the breaching Party is then responsible for the manufacture of the Unilateral Product(s), then the Back-Out Party shall have the right to (A) assume all rights and obligations of the breaching Party with respect to the Manufacture of the Unilateral Product, or (B) require that the breaching Party continue to manufacture the Unilateral Product until the earlier of (i) such time as the breaching Party ceases to manufacture any Compounds for any Person or (ii) five (5) years following termination,

(v)                                 The breaching Party shall assign or cause to be assigned to the non-breaching Party (or if not so assignable, shall take all reasonable actions to make available to the non-Breaching Party) all regulatory filings and registrations (including Regulatory Approvals and applications therefor) with respect to each such Unilateral Product(s) for which an IND has been filed in the Territory by or on behalf of the breaching Party prior to the termination of the rights of the Pursuing Party pursuant to this Appendix A.  In each case such assignment (or availability) shall be made within thirty (30) days after such termination, and

(vi)                              The royalty rate to be paid by the non-breaching Party shall be recalculated in accordance with this Appendix A based on the stage of development of the applicable Unilateral Product(s) as of the date of the non-breaching Party’s election to terminate the rights of the Pursuing Party pursuant to Section 16.2(a) of this Appendix A.

(b)                                 Upon Bankruptcy.  In addition to the rights and duties set forth in Section 16.4 of this Appendix A, MethylGene and EVP shall have the following rights and duties upon termination of the rights of the Pursuing Party pursuant to Section 16.2(b) of this Appendix A:

(i)                                     the non-bankrupt Party shall, immediately upon written notice, be deemed a Pursuing Party and the breaching Party shall be deemed a Back-Out Party as to the Unilateral Product(s) within the Applicable Field for purposes of the license and sublicense rights granted under Section 4.5 of the Agreement, and the terms and conditions on Appendix A shall thereafter apply as modified hereby.

(ii)                                  Except as set forth in Section 16.5 of this Appendix A, any and all licenses or sublicenses from the non-bankrupt Party to the bankrupt Party hereunder shall terminate, and the bankrupt Party shall cease conducting, directly or indirectly, independently or in collaboration with others, all research, development, manufacturing (except as set forth in clause (iii) below), use, sales, or other exploitation of the Unilateral Product(s), and shall grant no rights to any Third Parties to do any of the foregoing,

(iii)                               the diligence obligations set forth in Section 6 of this Appendix A shall not apply to the non-bankrupt Party with respect to such Unilateral Products;

(iv)                              If the bankrupt Party is then responsible for the manufacture of the Unilateral Product(s), then the non-bankrupt Party shall have the right to (A) assume all rights and obligations of the bankrupt Party with respect to the manufacture of the Unilateral Product(s), or (B) require that the bankrupt Party continue to manufacture the Unilateral Product(s) until the earlier of (i) such time as the bankrupt Party ceases to manufacture any Compounds for any Person or (ii) five (5) years following termination,

(v)                                 The bankrupt Party shall assign or cause to be assigned to the non-bankrupt Party (or if not so assignable, shall take all reasonable actions to make available to the non-Breaching Party) all regulatory filings and registrations (including Regulatory Approvals and applications therefor) with respect to the applicable Unilateral Product(s) if an IND therefore has been filed in the Territory by or on behalf of the bankrupt Party prior to the termination of the rights of the Pursuing Party hereunder.  In each case such assignment (or availability) shall be made within thirty (30) days after the effective date of the termination of such rights, and

(vi)                              The royalty rate to be paid by the non-bankrupt Party shall be recalculated in accordance with this Appendix A based on the stage of development of the applicable Unilateral Product(s) as of the date of the non-breaching Party’s election to terminate this Agreement pursuant to Section 16.2(b) of this Appendix A.

16.4                        Survival of Rights and Duties.  No termination of the rights granted to the Pursuing Party as set forth above shall eliminate any rights or duties of the Parties accrued prior to such termination.  Subject to Section 16.5, upon the early termination of the foregoing rights of the Pursuing Party by EVP, the following provisions of this Agreement shall survive and be binding and for the benefit of each of the Parties in accordance with their terms with respect to such Unilateral Products and corresponding Compounds: Article I, Sections 2.2, 2.3, 4.3.1, 4.3.3, 4.4, 4.5, 4.6, 5.1, 5.2, 5.6.1, 5.6.2, 6.2 (provided that EVP, as a Pursuing Party, shall assume the rights of the JSC to designate Selected Compounds and Protected Compounds under Sections 6.2.1 and 6.2.5), 6.3, Article IX, Article XI, Article XII (as modified by Appendix A), Article XIII, Article XIV, Article XV, Article XVI and Article XVII..  Subject to Section 16.5, upon the early termination of the foregoing rights of the Pursuing Party by MethylGene, the following provisions of this Agreement shall survive and be binding and for the benefit of each of the Parties in accordance with their terms with respect to such Unilateral Products and corresponding Compounds: Article I, Sections 2.2, 2.3, 4.3.1, the first sentence of 4.3.3 (and the rest of Section 4.3.3 for so long as EVP has not Backed-Out as to all Research and Development Programs), 4.4, 4.5, 4.6, 5.1, 5.2, 5.6.1, 5.6.2, 6.2 (for so long as EVP has not Backed-Out as to all Research and Development Programs, and provided that MethylGene, as a Pursuing Party, shall assume the rights of the JSC to designate Selected Compounds and Protected Compounds under Sections 6.2.1 and 6.2.5), 6.3 (for so long as EVP has not Backed-Out as to all Research and Development Programs), Article IX, Article XI, Article XII (as modified by Appendix A), Article XIII, Article XIV, Article XV, Article XVI and Article XVII.  In addition, upon expiration (but not termination) of this Agreement, each of the Parties shall have a fully-paid up, royalty-free, perpetual, irrevocable license under Section 4.1 and 4.2, as applicable.

16.5                        Survival of Licenses to and from Non-ND Partners.  In the event of termination of the rights of a Pursuing Party pursuant to Section 16.2(a), 16.2(b) or 16.2(c) of this Appendix A, Sections 4.2 and 4.3.1 of the Agreement shall survive only with respect to those Non-ND Partners and/or others to whom MethylGene has granted sublicenses thereunder prior to such termination, and only to the extent of such sublicenses.  Likewise, MethylGene shall ensure that in the event MethylGene’s agreement(s) with Non-ND Partners and/or others is terminated, any license or sublicense rights granted to EVP under Article 4 of the Agreement from such Non-ND Partners and others shall survive such termination.  In the event the licenses from MethylGene to EVP under Article IV of the Agreement are terminated, then any rights sublicensed to EVP thereunder from Non-ND Partners and others shall likewise terminate.

16.6                        Cooperation.  If the rights of a Pursuing Party are terminated pursuant to Section 16.2(a), 16.2(b), or 16.2(c) of this Appendix A (the “Defaulting Party”), the Defaulting Party shall promptly return to the other Party (or any Third Party or Affiliate designated by the other Party) all Technology, including manufacturing know-how, licensed hereunder by the Defaulting Party to the other Party and access to regulatory filings sufficient to allow the other Party to perform the duties assumed.  The Defaulting Party shall further use its Commercially Reasonable and Diligent Efforts to provide all assistance required by the other Party with respect to such transfer so as to permit the other Party to begin to perform such duties as soon as possible to minimize any disruption in the continuity of supply or marketing of the applicable Unilateral Products.

17.                               Equitable Adjustments.

(1)                                 If an inequitable hardship having a material influence on a Pursuing Party’s activities and payment and other obligations hereunder arises for such Pursuing Party as a result of developments in the legal, regulatory or commercial environment, the Pursuing Party shall provide the Back-Out Party with written notice specifying in reasonable detail such events or developments, and the material implications they have on the Pursuing Party’s activities and payment and other obligations hereunder.  The Pursuing Party shall demonstrate such events or developments, including by submitting to the Back-Out Party copies of any relevant portions of license or sublicense agreements (or term sheets or letters of intent therefor) or other relevant documentation.  The Parties shall then engage in good faith discussions regarding a reasonable and equitable way to provide the Pursuing Party with relief with respect to the royalty and Sublicense Income payments and other terms and conditions set forth in this Appendix A, it being understood that no modifications to the obligations set forth in this Appendix A shall be made unless agreed to in writing by both Parties.

(2)                                 In the event the provisions of this Agreement would contradict or violate the provisions of the Taiho Agreement, the Parties shall engage in good faith discussions regarding a reasonable and equitable way to address such contradiction or violation, it being understood that no modifications to the provisions of this Agreement shall be made unless agreed to in writing by both Parties and that no such discussions or modifications shall in any way prejudice any of the rights and recourses which the Parties would otherwise have under this Agreement, or release either Party from any of its representations, covenants or agreements hereunder.

18.                               Defined Terms.  The following terms used herein shall have the following meanings:

(1)                                 “Net Sales” means the […***…] less […***…] (i) […***…]; (ii) […***…]; (iii) […***…] (including […***…], including, without limitation, […***…]) […***…]; (iv) […***…]; (v) […***…]; provided that a[…***…] and (vi) […***…], which amount shall not exceed […***…].  Such amounts shall be determined from the books and records of the Pursuing Party and its Affiliates maintained in accordance with GAAP consistently applied, and such amounts shall be calculated using the same accounting principles used for other products of the Pursuing Party.  Sales between or among the Pursuing Party and its Affiliates shall be excluded from the computation of Net Sales if such Affiliates are not end-users, but Net Sales shall include the subsequent final sales to non-Affiliate Third Parties by any such Affiliates.  Where (a) Royalty Bearing Products are sold by the

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Pursuing Party or its Affiliates other than in an arms-length sale or as one of a number of items without a separate invoiced price; or (b) consideration for Royalty Bearing Products shall include any non-cash element, the Net Sales applicable to any such transaction shall be deemed to be the Pursuing Party’s average Net Sales for the applicable quantity of the Royalty Bearing Product at that time.

For purposes of this Agreement, “sale” means any transfer or other distribution or disposition, but shall not include transfers or other distributions or dispositions of reasonable quantities of Royalty Bearing Products, at no charge, for pre-clinical, clinical or regulatory purposes or in connection with patient assistance programs or other charitable purposes, but not in connection with price volume discounts.

In the event that a Royalty Bearing Product is sold in the form of a product which includes one or more active ingredients or active components in combination with a Royalty Bearing Product (a “Combination Product”), then Net Sales for the Combination Product shall be determined by multiplying […***…] by the fraction […***…] where […***…] is […***…] and […***…] is […***…] […***…]d.  Where the other active ingredients and components of the Combination Product are sold separately in finished form but the Royalty Bearing Product is not, Net Sales for the Combination Product shall be determined by multiplying […***…] by […***…].

(2)                                 “Related Third Party Payments” means payments to a Third Party to license or sublicense patents or patent applications required to make, have made, use, sell or import the Royalty Bearing Products if, in the absence of such license, the manufacture, use, sale or importation of such Royalty Bearing Product would, in the reasonable judgment of the Pursuing Party, infringe such patents (including patents that would issue from any such patent applications).

(3)                                 “Sublicense Income” means any payments that the Pursuing Party receives from a Third Party sublicensee or any of such sublicensee’s Affiliates directly or indirectly in consideration for the sublicense of the rights granted to the Pursuing Party under Section 4.5 (whether paid in cash, equity, debt securities or otherwise) including but not limited to: (A) royalties received by the Pursuing Party on the Net Sales of Royalty-Bearing Products by a Third Party sublicensee (“Royalty Sublicense Income”), and (B) license

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fees, milestone payments, commercialization payments, technology access fees, tech transfer fees, reimbursement for past expenditures (including costs and expenses of patent Prosecution), profit sharing payments, co-promotion fees except to the extent such fees represent reimbursement of the Pursuing Party’s reasonable costs at fair market value, the net fair market value of product swaps; but excluding: (1) payments at fair market value for future research and development  by Pursuing Party for Compounds or Royalty Bearing Products or for other services to be provided by the Pursuing Party; (2) payments or reimbursements of manufacturing costs, at fair market value, for Compounds or Royalty Bearing Products; and (3) […***…]percent ([…***…]%) of the fair market value of equity investments in the Pursuing Party (“Other Sublicense Income”).]  For the avoidance of doubt, no Sublicense Income shall be deemed received by the Pursuing Party in connection with the sublicensing of the rights under Section 4.5 to a Third Party in exchange for a license under such Third Party’s technology which is necessary for the manufacture or sale of Unilateral Products of equivalent value, provided that no additional consideration (other than the license under such Third Party’s technology) is paid by such Third Party for such sublicense.

(4)                                 Valid Claim shall mean either (a) a claim of a pending patent application which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of said patent application or (b) a claim of an issued and unexpired patent which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal.  Notwithstanding the foregoing, if a claim of a patent application has not issued as a claim of an issued patent within seven years after the filing date from which such claim takes priority, such pending claim shall cease to be a valid claim for purposes of this Agreement unless and until such claim becomes an issued claim of an issued patent.

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Exhibit 1 to Appendix A

Sample Calculation #1

In accordance with Section 9.1.1, on […***…] Party B provides notice to Party A, exercising its right to Back-Out of the PD Research and Development Program.

As of […***…], Party B is committed to fund[…***…]of the Research and Development Costs of the PD Research and Development Program through[…***…], and Party B actually incurs such costs.

A calculation as of […***…] demonstrates that effective as of […***…], Party B has incurred […***…] of the aggregate Research and Development Costs of the PD Research and Development Program during the period commencing on the Effective Date and expiring […***…][…***…]At such time as Party A commercializes a PD Product, assuming the annual sales of such Product are […***…], Party B will receive a royalty equal to[…***…] of the Net Sales of the PD Product.

If Party A also receives both Royalty Sublicense Income and Other Sublicense Income, Party B will have the right to receive […***…] of Other Sublicense Income and […***…]of Royalty Sublicense Income.

Sample Calculation #2.

In accordance with Section 9.1.1, on […***…] Party B provides notice to Party A, exercising its right to Back-Out of the PD Research and Development Program.

As of […***…], Party B is committed to fund […***…] of the Research and Development Costs of the PD Research and Development Program through […***…], but Party B fails to keep this commitment and does not incur such costs.

A calculation as of […***…] demonstrates that as of […***…] Party B has incurred […***…] of the aggregate Research and Development Costs of the PD Research and Development Program during the period commencing on the Effective Date and expiring […***…]

[…***…]

At such time as Party A commercializes a PD Product, Party B will receive a royalty equal to […***…] of the Net Sales of the PD Product.

If Party A also receives both Royalty Sublicense Income and Other Sublicense Income, Party B will receive […***…] of Other Sublicense Income and […***…] of Royalty Sublicense Income.

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Appendix B

AD R&D Plan, HD R&D Plan and PD R&D Plan

Please see attached excel spreadsheet.

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Appendix C

Taiho Agreement and First Amendment to Taiho Agreement

D-1